Exhibit 10.1

PURCHASE AGREEMENT

Dated as of the 15th day of March, 2008,

Between

WEYERHAEUSER COMPANY

and

INTERNATIONAL PAPER COMPANY

i

TABLE OF CONTENTS

		Page
ARTICLE VII

Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligations	57
SECTION 7.02.	Conditions to Obligations of Seller	58
SECTION 7.03.	Conditions to Obligations of Purchaser	59
SECTION 7.04.	Frustration of Closing Conditions	59

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.	Termination	60
SECTION 8.02.	Effect of Termination	60
SECTION 8.03.	Amendment	61
SECTION 8.04.	Extension; Waiver	61
SECTION 8.05.	Procedure for Termination, Amendment, Extension or Waiver	61

ARTICLE IX

Tax Matters

SECTION 9.01.	Purchase Price Allocations	61
SECTION 9.02.	Research and Development	64
SECTION 9.03.	Tax Abatement	64

ARTICLE X

Indemnification

SECTION 10.01.	Indemnification by Seller	64
SECTION 10.02.	Indemnification by Purchaser	65
SECTION 10.03.	Indemnification Procedures	66
SECTION 10.04.	Indemnification as Sole and Exclusive Remedy	69
SECTION 10.05.	Calculation of Indemnity Payments	69
SECTION 10.06.	Additional Matters	69
SECTION 10.07.	Environmental Access, Control and Cooperation	70

ARTICLE XI

General Provisions

SECTION 11.01.	Survival of Representations and Warranties and Agreements	71
SECTION 11.02.	Notices	72
SECTION 11.03.	Definitions	73

TABLE OF CONTENTS

		Page
SECTION 11.04.	Interpretation; Disclosure Letters	80
SECTION 11.05.	Severability	80
SECTION 11.06.	Counterparts	81
SECTION 11.07.	Entire Agreement; No Third-Party Beneficiaries	81
SECTION 11.08.	Governing Law	81
SECTION 11.09.	Assignment	81
SECTION 11.10.	Enforcement	81

Annex 1	Index of Defined Terms

Exhibit A	Form of Intellectual Property License Agreement

Exhibit B	Knowledge of Purchaser

Exhibit C	Knowledge of Seller

Exhibit D	Form of Site Services Agreement

Exhibit E-1	Form of Taxable IDB Lease Assignment and Assumption Agreement

Exhibit E-2	Form of Tax-Exempt IDB Lease Assignment and Assumption Agreement

Exhibit F	Form of Transition Services Agreement

Exhibit G-1	Form of Pulpwood Supply Agreement

Exhibit G-2	Form of Residual Chip Purchase Agreement

THIS PURCHASE AGREEMENT, dated this 15th day of March, 2008, between WEYERHAEUSER COMPANY, a Washington corporation (“Seller”), and INTERNATIONAL PAPER COMPANY, a New York corporation (“Purchaser”).

WHEREAS, Purchaser wishes to purchase from Seller or the other applicable members of the Seller Group, and Seller wishes to sell, or cause the other applicable members of the Seller Group to sell, to Purchaser, the Transferred Assets, upon the terms and subject to the conditions of this Agreement;

WHEREAS, Purchaser wishes to purchase, or to cause one or more of its subsidiaries designated by Purchaser (each, a “Purchaser Sub”) to purchase, from Seller or the other applicable members of the Seller Group, and Seller wishes to sell, or cause the other applicable members of the Seller Group to sell, to Purchaser or one or more Purchaser Subs the Transferred Equity Interests, upon the terms and subject to the conditions of this Agreement; and

WHEREAS capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 11.03.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Transferred Equity Interests and Transferred Assets

SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Seller shall, and shall cause all other applicable members of the Seller Group to, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and any such member of the Seller Group, all of Seller’s and such member’s right, title and interest in, to and under all of the Transferred Assets (other than the assets of the Transferred Entity) and (b) Seller shall, and shall cause all other applicable members of the Seller Group to, sell, transfer, assign and deliver to Purchaser or, if requested by Purchaser, one or more Purchaser Subs, and Purchaser shall, or shall cause one or more Purchaser Subs to, purchase, acquire and accept from Seller and any such member of the Seller Group, all of Seller’s and such member’s right, title and interest in, to and under all of the Transferred Equity Interests, together for (i) an aggregate purchase price of $6,000,000,000 in cash (the “Purchase Price”), payable as set forth in Section 2.02(b) and subject to adjustments as set forth in Section 2.03, and (ii) the assumption (including through the Transferred Entity) of the Assumed Liabilities. The purchase and sale of the Transferred Assets and the Transferred Equity Interests and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

SECTION 1.02. Transferred Assets and Excluded Assets. (a) For purposes of this Agreement, “Transferred Assets” means all of the properties, assets, goodwill and rights (including lease, license and other contractual rights) of whatever kind and nature, real or personal, tangible or intangible, that are owned by Seller or any other member of the Seller Group immediately prior to the Closing and used or held for use primarily in, or arise primarily out of or relate primarily to, the Business or the operation or conduct of the Business (except that, with respect to accounts receivable, Intellectual Property, Technology and Records that are owned by Seller or any other member of the Seller Group, such assets shall constitute Transferred Assets only to the extent specified in clauses (iv), (v), (vi) and (xii) of this Section 1.02(a), as applicable), other than the Excluded Assets, including (in each case, other than the Excluded Assets):

(i) all owned real property, leaseholds and other interests in real property of Seller or any other member of the Seller Group used or held for use primarily in the operation or conduct of the Business, including the owned real property, leaseholds and other interests in real property set forth in Sections 1.02(a)(i)(A) and 1.02(a)(i)(B) of the Seller Disclosure Letter, in each case together with Seller’s and any other member of the Seller Group’s right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon, all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Transferred Real Property”);

(ii) all raw materials, works-in-process, finished goods and products, supplies, parts and other inventories owned by Seller or any other member of the Seller Group (“Inventory”) that as of the close of business on the Closing Date are located at the Transferred Real Property and all other Inventory as of the close of business on the Closing Date, in each case that are used or held for use primarily in the operation or conduct of the Business or produced by the Business for use in or sale by the Business (the “Transferred Inventory”);

(iii) all other tangible personal property and interests therein owned by Seller or any other member of the Seller Group (including all machinery, equipment, furniture, furnishings, tools and vehicles owned by Seller or any other member of the Seller Group) that are used or held for use primarily in the operation or conduct of the Business, including all personal property used primarily by Business Employees and all decommissioned machinery and equipment that, immediately prior to decommission, were used in the operation or conduct of the Business and located on the Transferred Real Property (the “Transferred Equipment”);

(iv) all accounts receivable of Seller or any other member of the Seller Group to the extent arising out of the operation or conduct of the Business;

(v) all patents (including all provisionals, reissues, divisions, continuations, continuations-in-part and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, domain names, trade dress, logos, copyright registrations, designs, design registrations, all applications, registrations and renewals in connection therewith, and all rights to any of the foregoing (collectively, “Intellectual Property”), in each case, that are owned by Seller or any other member of the Seller Group and used or held for use solely in the operation or conduct of the Business, including the Intellectual Property set forth in Section 1.02(a)(v) of the Seller Disclosure Letter (the “Transferred Intellectual Property”);

(vi) all trade secrets, patent disclosures, unregistered copyrights, inventions (whether patentable or not and whether or not reduced to practice), improvements, copyrightable works, software (including the underlying source code), confidential business information, processes, procedures, compositions, technical data and know-how (“Technology”), in each case that are owned by Seller or any other member of the Seller Group and used or held for use solely in the operation or conduct of the Business (the “Transferred Technology”);

(vii) all permits, licenses, franchises, approvals, consents, authorizations, waivers, grants, concessions, exemptions or orders of, or registrations, certificates or declarations with, any Governmental Entity (“Permits”) set forth in Section 1.02(a)(vii) of the Seller Disclosure Letter, and all other Permits (including any pending applications therefor) that are held by Seller or any other member of the Seller Group and used or held for use primarily in the operation or conduct of the Business, in each case to the extent such Permits are transferable (the “Transferred Permits”);

(viii) all contracts, leases, subleases, licenses, notes, bonds, debentures, indentures, guarantees, agreements, commitments and all other legally binding instruments, arrangements and understandings, whether or not in writing (“Contracts”), to which Seller or any other member of the Seller Group is a party or by which Seller or any other member of the Seller Group is bound and which are set forth as Business Material Agreements in Section 1.02(a)(viii) of the Seller Disclosure Letter, and all other Contracts to which Seller or any other member of the Seller Group is a party or by which Seller or any other member of the Seller Group is bound that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Business (the foregoing collectively, the “Transferred Contracts”);

(ix) all rights of Seller or any other member of the Seller Group in and to products sold or leased (including products returned after the Closing and rights of Seller or any other member of the Seller Group of rescission, replevin, set-off and reclamation) primarily in the operation or conduct of the Business;

(x) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items (except for those related to Taxes for the Pre-Closing Tax Period, but specifically including those related to Taxes for the Post-Closing Tax Period) that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Business or that are otherwise allocable to any Transferred Asset or any Assumed Liability;

(xi) all rights, claims, causes of action and credits owned by Seller or any other member of the Seller Group to the extent relating to any Transferred Asset or any Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of Seller or any other member of the Seller Group in respect of any Transferred Asset or any Assumed Liability;

(xii) all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, Tax Returns and other Tax records related to the Transferred Entity (including work papers and supporting documentation), files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) (“Records”) of Seller or any other member of the Seller Group that (A) are located on the Transferred Real Property on the Closing Date or (B) are used or held for use solely in, relate solely to or arise solely out of, the conduct or operation of the Business (collectively, the “Transferred Records”);

(xiii) all nondisclosure, confidentiality or similar agreements entered into with bidders or other third parties in connection with the disposition of the Business;

(xiv) all goodwill of Seller or any other member of the Seller Group generated by or associated with the Business or the Transferred Assets;

(xv) all assets of Seller or any other member of the Seller Group set forth in Section 1.02(a)(xv) of the Seller Disclosure Letter (the “Benefit Plan Assets”);

(xvi) all rights to make claims under “occurrence based” insurance policies issued by third-party insurers in respect of any of the Transferred Assets or the Assumed Liabilities and all proceeds thereof, other than any rights to make claims in respect of any Retained Liabilities;

(xvii) all cash and cash equivalents (x) of the Transferred Entity or (y) generated since January 1, 2008 from the sale of any asset that, if held by Seller or any other member of the Seller Group on the Closing Date, would constitute a Transferred Asset, other than (1) dispositions of Inventory or obsolete assets in the ordinary course of business consistent with past practice, (2) sales of assets located at Seller’s Honolulu, Hawaii and Baltimore, Maryland facilities and (3) sales of notes receivable; and

(xviii) all other assets, properties, goodwill and rights of Seller or any other member of the Seller Group reflected on the Balance Sheet, other than such assets, properties, goodwill and rights that have been sold, disposed or otherwise transferred after the date of the Balance Sheet.

(b) For the purposes of this Agreement, “Excluded Assets” shall mean the following assets owned by Seller or any other member of the Seller Group:

(i) all assets set forth in Section 1.02(b)(i) of the Seller Disclosure Letter;

(ii) all cash and cash equivalents (other than the cash and cash equivalents described in Section 1.02(a)(xvii));

(iii) subject to Section 6.18, all insurance policies and all rights and claims thereunder (other than Benefit Plan Assets and the rights to make claims under “occurrence based” insurance policies as described in Section 1.02(a)(xvi)) and any proceeds thereof;

(iv) all rights, claims and credits to the extent relating to any Excluded Asset or any Retained Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of Seller or any other member of the Seller Group in respect of any Excluded Asset or any Retained Liability;

(v) all shares of capital stock of, or other equity interests in, any affiliate of Seller or any other Person (in each case, other than the Transferred Entity);

(vi) all assets (other than the Benefit Plan Assets) reserved to pay the obligations under any employee benefit plan in which any employee of Seller or any of its affiliates participates and the Liabilities of which are not assumed by Purchaser hereunder;

(vii) all financial and Tax records relating to the Business (other than Tax records of the Transferred Entity) that form part of Seller’s or any other member of the Seller Group’s general ledger;

(viii) except as provided in Section 1.02(a)(xiii), all Records prepared in connection with the sale or transfer of the Business, including bids received from third parties and analyses relating to the Business;

(ix) all rights of Seller or any other member of the Seller Group (other than any of the Transferred Entity) under this Agreement or any other Transaction Document;

(x) the names and marks set forth in Section 1.02(b)(x) of the Seller Disclosure Letter and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design) (collectively, the “Retained Names”);

(xi) all owned real property, leaseholds and other interests in real property set forth in Section 1.02(b)(xi) of the Seller Disclosure Letter, in each case together with all right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon, all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto;

(xii) all Permits set forth in Section 1.02(b)(xii) of the Seller Disclosure Letter;

(xiii) all Contracts set forth in Section 1.02(b)(xiii) of the Seller Disclosure Letter and all Rejected Contracts;

(xiv) all accounts receivable accrued prior to the Closing pursuant to which a payment is owed (A) by any member of the Seller Group to any other member of the Seller Group or (B) by the Seller Business to the Business;

(xv) except as provided pursuant to the Site Services Agreements and the Transition Services Agreement, all rights to receive, and all rights with respect to the delivery of, corporate-level services of the type provided as of the date of this Agreement to the Business by Seller or any of its affiliates, including assets used or held for use by Seller in connection with such corporate-level services (other than assets that are used solely by Business Employees);

(xvi) any refund or credit of Taxes attributable to any Retained Tax Liability; and

(xvii) all tangible personal property and interests therein set forth in Section 1.02(b)(xvii) of the Seller Disclosure Letter.

(c) For purposes of this Agreement other than with respect to the Excluded Assets, whether any property, asset, goodwill or right owned by Seller or any other member of the Seller Group meets a standard of “used or held for use primarily in, or arising primarily out of or relating primarily to” the Business (or any similar standard), for purposes of establishing whether it constitutes a Transferred Asset, shall be determined by considering the six-month period immediately prior to the Closing, and not merely the Closing Date.

SECTION 1.03. Consents to Certain Assignments. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent of a third party or Governmental Approval, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Entity or of applicable Law, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or any other member of the Seller Group or, upon transfer, Purchaser or the Transferred Entity under such asset, claim or right. If any direct or indirect transfer or assignment by Seller to Purchaser, or any direct or indirect acquisition or assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party or Governmental Approval, then such transfer or assignment or assumption shall be made subject to such consent or Governmental Approval being obtained.

(b) If any third party consent or Governmental Approval referred to in Section 1.03(a) is not obtained prior to the Closing, the Closing shall, subject to the satisfaction of the conditions set forth in Article VII and unless this Agreement is terminated in accordance with Article VIII, nonetheless take place on the terms set forth herein and, thereafter, Purchaser and Seller shall cooperate in any lawful and commercially reasonable arrangement proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or Governmental Entity or violating any applicable Law) the economic claims, rights and benefits under the asset, claim or right with respect to which the third party consent or Governmental Approval has not been obtained in accordance with this Agreement and (ii) Purchaser shall assume the economic burden with respect to the asset, claim or right with respect to which the third party consent or Governmental Approval has not been obtained in accordance with this Agreement.

(c) If and when any such third party consent or Governmental Approval referred to in Section 1.03(a) is obtained after the Closing, the assignment of the asset, claim or right to which such third party consent or Governmental Approval relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration. Seller and Purchaser shall, and shall cause their respective subsidiaries to, use commercially reasonable efforts to obtain such third party consents and/or Governmental Approvals as promptly as practicable. Seller and Purchaser shall share equally any and all third-party fees and out-of-pocket expenses (including attorneys’ fees) that may be reasonably required in connection with obtaining, whether before or after the Closing, any third party consents (other than Governmental Approvals) referred to in Section 1.03(a). Seller shall be responsible for any and all fees and out-of-pocket expenses that may be reasonably required in connection with (i) obtaining, whether before or after the Closing, any Governmental Approval referred to in Section 1.03(a) (other than (x) the filing fees required under the HSR Act and the other applicable Review Laws, which are the subject of Section 6.07(a), (y) Transfer Taxes, which are the subject of Section 9.01(c) and (z) any fees and out-of-pocket expenses incurred in connection with obtaining any Governmental Approvals required to implement the site separation at the Pine Hill Facility, which are the subject of Section 6.09(c)) and (ii) making any arrangements referred to in Section 1.03(b). The parties shall cooperate in minimizing all such fees and expenses. On the Closing Date, Seller shall deliver to Purchaser a schedule setting forth all material assets, claims or rights the transfer or assignment of which by Seller or the acquisition or assumption of which by Purchaser is subject to any third party consent or Governmental Approval.

(d) Subject to Section 1.03(a), if after the Closing (i) Purchaser or any of its subsidiaries holds any Excluded Assets or Retained Liabilities or (ii) Seller or any of its subsidiaries holds any Transferred Assets, Transferred Equity Interests or Assumed Liabilities, Purchaser or Seller, as applicable, shall promptly transfer (or cause to be transferred) such assets or Liabilities to the other party. Prior to any such transfer, the Person receiving or possessing any such asset shall hold it in trust for such other Person.

(e) With respect to (i) any Transferred Contract under which the Seller Business has enjoyed any material claims, rights or benefits prior to the Closing and (ii) any Contract, other than Transferred Contracts, under which the Business has enjoyed any material claims, rights or benefits prior to the Closing, Purchaser and Seller shall cooperate in any lawful and commercially reasonable arrangement under which the Seller Business or the Business, as applicable, shall continue to enjoy its material claims, rights or benefits under the applicable Contract after the Closing, subject to the burdens of such Contract to the extent attributable to the Seller Business or the Business, as applicable.

(f) Notwithstanding Section 1.03(e), with respect to any Contract (other than a Transferred Contract) to which Seller or any other member of the Seller Group is a party and that constitutes a supply contract under which the Business purchases sulfuric acid or caustic soda prior to the Closing (a “Specified Supply Contract”), Seller shall use commercially reasonable efforts to obtain as promptly as practicable all third party consents and Governmental Approvals required to divide such Specified Supply Contract between the Business and the Seller Business such that the Business, after the Closing, will be able to continue to purchase the relevant products under such Specified Supply Contract on substantially the same terms and conditions as are applicable to the Business immediately prior to the Closing. In the event any third party consent or Governmental Approval referred to in the preceding sentence of this Section 1.03(f) is not obtained prior to the Closing, the Closing shall, subject to the satisfaction of the conditions set forth in Article VII and unless this Agreement is terminated in accordance with Article VIII, nonetheless take place on the terms set forth herein and, thereafter, Purchaser shall continue to seek such consents or Governmental Approvals or, at Purchaser’s election, Purchaser and Seller shall cooperate in any lawful and commercially reasonable arrangement proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or Governmental Entity or violating any applicable Law) the economic claims, rights and benefits under, and (ii) Purchaser shall assume the economic burden with respect to such Contract. Notwithstanding anything to the contrary in this Agreement, Seller shall be responsible for any and all fees and out-of-pocket expenses (including attorneys’ fees) that may be reasonably required in connection with obtaining any third party consent or Governmental Approval, or making any arrangement, referred to in this Section 1.03(f). The parties shall cooperate in minimizing all such fees and expenses.

(g) During the ten-Business Day period commencing on the date hereof (the “Inspection Period”), Seller shall ensure that a true and complete copy of each Confidential Contract has been made available to Purchaser. By written notice given to Seller during the ten-Business Day period commencing on the Business Day following the last Business Day of the Inspection Period, Purchaser may reject and cause Seller to retain after the Closing any Confidential Contract (other than any Confidential Contract that is a customer Contract or that is not required to be set forth in Section 1.02(a)(viii) of the Seller Disclosure Letter) that, if not rejected by Purchaser pursuant to this Section 1.03(g), would constitute a Transferred Contract, and that contains terms and conditions that, taken as a whole, are not commercially reasonable, judged at the time of execution of such Contract (any such Contract, a “Rejected Contract”). As used in this Section 1.03(g), a “Confidential Contract” means any Contract identified on the Seller Disclosure Letter with a “(confidential)” notation.

SECTION 1.04. Assumption of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, including the indemnification provisions of Section 10.01 and the provisions of Section 1.04(b), Purchaser shall, effective as of the Closing, (1) agree to cause the Transferred Entity to pay, perform and discharge when due, all of its obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (“Liabilities”), and (2) assume, and shall pay, perform and discharge when due, all Liabilities of Seller or any other member of the Seller Group (other than the Transferred Entity), in each case to the extent such Liabilities arise out of or relate to the Transferred Assets, the Business or the operation or conduct of the Business prior to, on or after the Closing Date, other than the Retained Liabilities (clauses (1) and (2) collectively and other than the Retained Liabilities, the “Assumed Liabilities”), which Assumed Liabilities shall include (in each case, other than the Retained Liabilities):

(i) all Liabilities to the extent included on the Closing Date Statement, as finally determined after resolution of all disputes in accordance with Section 2.03(b);

(ii) all ordinary course Liabilities to the extent arising out of, or relating to, the operation or conduct of the Business or the ownership of the Transferred Assets prior to the Closing, that are not required to be reflected on the Closing Date Statement;

(iii) all Liabilities of Seller or any other member of the Seller Group under the Transferred Contracts and the Transferred Permits;

(iv) all accounts payable and accrued liabilities to the extent such Liabilities arise out of or relate to the operation or conduct of the Business;

(v) all Liabilities of Seller or any other member of the Seller Group to the extent arising out of or relating to products manufactured or sold by the Business at any time, including obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims to the extent relating to such products;

(vi) all Environmental Liabilities to the extent at any time arising out of or relating to the Business, the Transferred Real Property, the ownership, operation or conduct of the Business or the ownership or operation of, or activities conducted at, the Transferred Real Property;

(vii) all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, to the extent at any time arising out of or relating to the operation or conduct of the Business;

(viii) solely to the extent such Liabilities are expressly assumed by Purchaser pursuant to Section 6.06, (A) employment and employee benefit-related Liabilities with respect to Transferred Employees and their dependents and beneficiaries (regardless of when or whether such Liabilities arose, arise, were or are incurred) arising out of or relating to any Business Benefit Plan or Business Benefit Agreement other than the Retained Benefit Liabilities (the “Benefit Plan Liabilities”) and (B) all employment and employee Liabilities arising out of or relating to the operation or conduct of the Business;

(ix) all Liabilities for (A) Taxes arising out of or relating to or in respect of the Business, the Transferred Assets or the Transferred Entity for any Post-Closing Tax Period, including the Post-Closing Tax Period of a Straddle Period and (B) one-half of any Transfer Taxes (collectively, the “Assumed Tax Liabilities”); and

(x) all Liabilities reflected on the Balance Sheet other than (A) reserves for any other Liabilities with respect to which Purchaser is otherwise indemnified hereunder and (B) Liabilities discharged after the date of the Balance Sheet.

(b) Notwithstanding any other provision of this Agreement to the contrary, (1) Purchaser shall not assume or have any liability in respect of any Retained Liability, each of which shall be retained and shall be paid, performed and discharged when due by Seller or the other applicable member of the Seller Group and (2) as between the parties to this Agreement, the Transferred Entity shall not be obliged to pay, perform and discharge any Liability that is a Retained Liability (and Seller shall indemnify the Purchaser Indemnitees in accordance with Article X from and against any Liability of the Transferred Entity that is a Retained Liability but continues to be a Liability of the Transferred Entity after the Closing by operation of Law). For the purposes of this Agreement, “Retained Liabilities” shall mean the following Liabilities of Seller or any other member of the Seller Group:

(i) all Liabilities to the extent not arising out of or relating to the Business, the Transferred Assets or the ownership, operation or conduct thereof, and all Liabilities not constituting Assumed Liabilities;

(ii) all Liabilities to the extent arising out of or relating to Excluded Assets;

(iii) all Liabilities incurred prior to the Closing Date under or with respect to any Business Benefit Plan or any Business Benefit Agreement that are not expressly assumed by Purchaser pursuant to Section 6.06 (such Liabilities referred to in this Section 1.04(b)(iii), collectively, the “Retained Benefit Liabilities”);

(iv) all Liabilities for (A) Taxes arising out of or relating to or in respect of (1) the Business, the Transferred Assets and the Transferred Entity for any Pre-Closing Tax Period, including the Pre-Closing Tax Period of a Straddle Period, and (2) any other business, asset, property or operation of Seller or the Seller Group or otherwise imposed on or relating to Seller, the Seller Group or their affiliates for any taxable period, other than Assumed Tax Liabilities, and (B) one-half of any Transfer Taxes (collectively, the “Retained Tax Liabilities”);

(v) all Liabilities incurred or arising prior to the Closing under any Transferred Contract or Transferred Permit, to the extent such Liabilities do not arise out of or relate to the Business or the operation or conduct thereof;

(vi) any Indebtedness outstanding prior to the Closing (A) of any member of the Seller Group or arising out of or relating to the Business or (B) relating to any of the Transferred Assets;

(vii) all accounts payable incurred prior to the Closing pursuant to which a payment is owed (A) by any member of the Seller Group to any other member of the Seller Group or (B) by the Business to the Seller Business;

(viii) all Retained Environmental Liabilities;

(ix) all Liabilities and obligations of Seller or any other member of the Seller Group under this Agreement or any of the Ancillary Agreements;

(x) all accounting, transactional, legal, brokerage or other fees or expenses of Seller or any other member of the Seller Group relating to the negotiation and consummation of the transactions contemplated by this Agreement and any of the Ancillary Agreements; and

(xi) all Other Retained Liabilities.

SECTION 1.05. Risk of Loss. Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller. As of the time of Closing, title to all Transferred Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Transferred Assets and be solely responsible for procuring adequate insurance to protect the Transferred Assets against any such loss.

SECTION 1.06. Disclaimer of Representations and Warranties. (a) EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, (A) NONE OF SELLER OR ANY MEMBER OF THE SELLER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ENTITY, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE TRANSFERRED ENTITY, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS AND (B) ALL OF THE TRANSFERRED ASSETS TO BE TRANSFERRED OR THE ASSUMED LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) Notwithstanding anything to the contrary in Article IV, Seller is not making any representation or warranty of any kind with respect to the items described in Section 1.02(a)(xvi), including Seller’s ability to make such claims, the existence or validity of any such policies, the effectiveness or validity of Section 1.02(a)(xvi) or whether Purchaser will be able to make claims under such insurance policies.

SECTION 1.07. Employees. (a) Subject to compliance with applicable Law and in accordance with the provisions of this Section 1.07, Purchaser shall make offers of employment to be effective as of the Closing Date to each Business Employee. Each offer of employment to such a Business Employee shall be consistent with the pertinent provisions of Section 6.06.

(b) Subject to the terms of any relevant CBA, any Business Employee accepting an offer of employment who is not actively at work on the Closing Date by reason of (i) long-term disability leave or (ii) short-term disability or other authorized leave of absence if such short-term disability or authorized leave is expected to extend more than thirty days beyond the Closing Date (each of clause (i) and clause (ii), “Extended Leave”) shall be eligible to become an employee of Purchaser only if such Business Employee returns from such Extended Leave within six months following the Closing Date or thereafter if there is a legal obligation on the part of Seller or Purchaser to employ such Business Employee upon his or her return from any such Extended Leave, in which case such Business Employee shall be eligible to commence employment with Purchaser as of the date the Business Employee returns from such Extended Leave, rather than the Closing Date, and Seller shall retain financial responsibility (x) for each such Business Employee on such an Extended Leave at the Closing Date until the date such employee becomes an employee of Purchaser in accordance with the foregoing provisions of this Section 1.07(b) and (y) for long-term disability coverage, in accordance with the methodology set forth in Section 1.07(b) of the Seller Disclosure Letter, for each Business Employee who (A) becomes a Transferred Employee as of the Closing Date but is on short-term disability leave at such time, (B) seeks long-term disability coverage and (C) has not reported to work with Buyer prior to seeking long-term disability coverage.

(c) If any Transferred Employee requires a work permit or employment pass or other approval for his or her employment to continue with Purchaser following the Closing, Purchaser and Seller shall use commercially reasonable efforts to ensure that any necessary applications are promptly made and to secure the necessary permit, pass or other approval. Purchaser and Seller shall comply with all applicable Laws relating to notification of works councils, unions and relevant governmental bodies and negotiations with works councils and/or unions in respect of the Transactions; provided, however, that Purchaser shall bear all expenses of any compensation resulting from negotiations with works councils and/or unions. Subject to compliance with applicable Law, Seller shall and shall cause the other members of the Seller Group to, use commercially reasonable efforts and cooperate with Purchaser to cause each Business Employee to accept Purchaser’s offer of employment. Nothing herein shall be construed as a representation or guarantee by Seller or any other member of the Seller Group that any particular Business Employee or Business Employees will accept the offer of employment from Purchaser or will continue in employment with Purchaser following the Closing. Nothing herein shall interfere with or in any way limit the right of Purchaser to terminate any Transferred Employee’s employment at any time and for any reason after the Closing, nor confer upon any Transferred Employee any right after the Closing to continue in the employ of Purchaser.

(d) The parties intend that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller, Purchaser or any of their respective subsidiaries or affiliates, the Transactions shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the Transactions. Under no circumstances shall Purchaser bear any liability for severance payments or termination benefits with respect to (i) a Business Employee to whom an offer of employment that complies with the pertinent provisions of Section 6.06 is made but who declines to accept such offer or (ii) a Business Employee to whom an offer of employment that complies with the pertinent provisions of Section 6.06 is made and who accepts such offer but who is nevertheless entitled to severance payments or termination benefits under an employee benefit plan of Seller or any of its affiliates.

(e) At all times prior to the Closing, Seller shall provide Purchaser information and access to Records with respect to the employment terms and conditions of Business Employees that are reasonably requested by Purchaser, in accordance with Section 6.02. For purposes of making offers of employment pursuant to Section 1.07(a), Purchaser shall be entitled to rely on information provided to it by Seller under this Section 1.07(e).

(f) For purposes of this Agreement:

(i) The term “Business Employee” means (A) each employee of Seller or any other member of the Seller Group who is solely engaged in the Business, other than any such employee whose principal place of employment is Seller’s corporate headquarters in Federal Way, Washington, and (B) each employee of Seller or any other member of the Seller Group set forth in Section 1.07(f)(i)(B) of the Seller Disclosure Letter, including, in the case of each of clauses (A) and (B), such individuals who are not actively at work due to an authorized leave of absence for vacation, holiday, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other authorized leave of absence.

(ii) The term “Transferred Employee” means each Business Employee who (i) (A) accepts employment with Purchaser as of the Closing Date (or such later date on which such Business Employee becomes an employee of Purchaser in accordance with Section 1.07(b) if such Business Employee is not actively at work by reason of long-term disability leave or Extended Leave on the Closing Date) or (B) whose employment transfers from Seller or any other member of the Seller Group to Purchaser by operation of Law (including through the Transferred Entity) as of the Closing Date and (ii) satisfies Purchaser’s reasonable and ordinary course pre-employment processes applicable to prospective employees of a type or classification similar to those of such Business Employee.

ARTICLE II

Closing and Post-Closing Purchase Price Adjustments

SECTION 2.01. Closing. Unless this Agreement is terminated in accordance with Article VIII, the closing (the “Closing”) of the Acquisition shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Seller and Purchaser; provided, however, that (x) the Closing shall not occur until the earlier of (A) August 3, 2008 and (B) the date on which Seller notifies Purchaser in writing that Seller is ready to perform its obligations under the Transition Services Agreement, and (y) notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Purchaser shall not be required to effect the Closing until the fifth day following the last day of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing:

(a) Seller shall deliver or cause to be delivered (i) to Purchaser or, if requested by Purchaser, one or more Purchaser Subs, a certificate or certificates representing the Transferred Equity Interests, duly endorsed by Seller for transfer to Purchaser or the applicable Purchaser Subs, as applicable, in each case with any required stock transfer stamps affixed thereto, free and clear of all Liens (other than Liens created by Purchaser), and (ii) to Purchaser (A) duly executed deeds (in recordable form) for each Owned Real Property, together with owner’s affidavits and customary gap indemnities executed and delivered by Seller or the other applicable member of the Seller Group in favor of the Title Company in such form as may be reasonably required by the Title Company to delete from Purchaser’s title insurance policies such general exceptions to title as are customarily omitted on the basis of an owner’s affidavit and customary gap indemnity, and bills of sale, assignments and other instruments of transfer relating to the other Transferred Assets (other than the assets of the Transferred Entity), in each case transferring such Transferred Asset to Purchaser free and clear of any Liens (other than Permitted Liens and Liens created by Purchaser), (B) counterparts of the Intellectual Property License Agreement, the Site Services Agreements, the Transition Services Agreement, the Fiber Supply Agreements and each of the IDB Lease Assignment and Assumption Agreements duly executed by Seller or the relevant member of the Seller Group, (C) a complete and correct copy (recorded on a DVD or similar medium) of the electronic data room created and maintained by or on behalf of Seller in connection with the contemplated sale of the Business and (D) all such other certificates and documents required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement (the documents in clauses (i), (ii)(A) and (ii)(D) above, collectively, the “Asset Conveyance Documents”) (it being understood that the certificates, deeds, bills of sale, assignments, instruments of transfer, agreements and other documents referred to in clauses (i), (ii)(A) and (ii)(D) above shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or the Ancillary Agreements; provided, however, that the deeds for the Owned Real Property shall be bargain and sale deeds with covenants against grantor’s acts (also known as “special warranty” deeds) or the equivalent in the jurisdiction where the Owned Real Property is located); and

(b) Purchaser shall deliver to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least five Business Days prior to the Closing Date), in an amount equal to (A) the Purchase Price, plus or minus, as applicable, (B) estimates, prepared by Seller and delivered to Purchaser at least five Business Days prior to the Closing Date, of each adjustment to the Purchase Price under Section 2.03 (the amount of the Purchase Price plus or minus, as the case may be, such estimates of adjustments under Section 2.03 being hereinafter called the “Closing Date Payment”), (ii) duly executed counterparts of the Asset Conveyance Documents, and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities (other than the Liabilities of the Transferred Entity), (iii) counterparts of the Intellectual Property License Agreement, the Site Services Agreements, the Transition Services Agreement, the Fiber Supply Agreements and each of the IDB Lease Assignment and

Assumption Agreements duly executed by Purchaser and (iv) all such other certificates and documents required to be delivered to Seller at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement (the documents in clauses (ii) and (iv), collectively, the “Liabilities Assumption Documents”) (it being understood that the deeds, bills of sale, assignments, instruments of transfer and other documents referred to in clauses (ii) and (iv) above shall not require Purchaser to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or the Ancillary Agreements). Seller shall prepare the estimates contemplated by clause (i)(B) of this Section 2.02(b) in good faith based upon available information and shall provide Purchaser with reasonable supporting documentation for the calculation of such estimates and reasonable access to the personnel of Seller and the other members of the Seller Group responsible for preparing such estimates. Seller shall consider in good faith any proposed revisions to such estimates asserted by Purchaser prior to the Closing. No position taken by Purchaser or Seller prior to the Closing with respect to such estimates nor any failure of Purchaser to object to such estimates shall prejudice the rights of the parties with respect to the post-Closing adjustments provided in Section 2.03 or delay or postpone the Closing Date.

SECTION 2.03. Post-Closing Purchase Price Adjustments. (a) The Closing Date Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Date Statement”), setting forth (i) the Net Working Capital of the Business as of the close of business on the Closing Date (the “Closing Net Working Capital”) and (ii) the Eligible Capital Expenditures of the Business from and including December 31, 2007 to the close of business on the Closing Date (the “Closing Eligible Capital Expenditures”). Seller shall provide reasonable assistance to Purchaser in the preparation of the Closing Date Statement and shall provide Purchaser reasonable access at all reasonable times to the personnel, properties, books and records of Seller and the other members of the Seller Group (in each case, to the extent such personnel, properties, books and records relate to the Business) for such purpose.

(b) Objections; Resolution of Disputes. The Closing Date Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Date Statement (a “Notice of Disagreement”) to Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on the Closing Net Working Capital, the Closing Eligible Capital Expenditures and/or any proposed adjustment to Target Net Working Capital described in Section 2.03(f) not being calculated in accordance with this Section 2.03 and (iii) be accompanied by a certificate of Seller certifying that matters specified in the Notice of Disagreement are consistent with the requirements of Section 2.03(d) (and/or Section 2.03(f), if applicable). If a Notice of Disagreement is received by Purchaser in a timely manner, then the Closing Date Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Seller and Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission. Neither Seller nor Purchaser shall have any ex parte communications with the Accounting Firm without the prior written consent of the other party. The determination of the Accounting Firm shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.03 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Seller’s independent auditors shall be borne by Seller and the fees and disbursements of Purchaser’s independent auditors shall be borne by Purchaser.

(c) Adjustment Payment. If the Closing Net Working Capital exceeds $690,000,000 (the “Target Net Working Capital”), the Purchase Price shall be increased by the amount by which Closing Net Working Capital exceeds the Target Net Working Capital, and if the Closing Net Working Capital is less than the Target Net Working Capital, the Purchase Price shall be decreased by the amount by which Closing Net Working Capital is less than the Target Net Working Capital. If the Closing Eligible Capital Expenditures exceeds the applicable Target Eligible Capital Expenditures, the Purchase Price shall be increased by the amount by which Closing Eligible Capital Expenditures exceeds such applicable Target Eligible Capital Expenditures, and if the Closing Eligible Capital Expenditures is less than the applicable Target Eligible Capital Expenditures, the Purchase Price shall be decreased by the amount by which Closing Eligible Capital Expenditures is less than such applicable Target Eligible Capital Expenditures. The Purchase Price as so increased or decreased under this Section 2.03(c) shall hereinafter be referred to as the “Adjusted Purchase Price”. If the Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Payment is more than the Adjusted Purchase Price, Seller shall, in each case within 10 Business Days after the Closing Date Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the party entitled to receive such payment, plus interest thereon at a rate of interest equal to 6% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(d) Certain Definitions. The term “Net Working Capital” means (x) the sum of trade accounts receivable (net of reserves), inventory (net of reserves) and pre-paid expenses (other than Taxes), in each case to the extent such item constitutes a Transferred Asset, minus (y) the sum of trade accounts payable, accrued payroll (including accrued but unused vacation leave) and accrued current liabilities (other than Taxes), in each case to the extent such item constitutes an Assumed Liability, calculated (i) using the methods, policies, principles and methodologies set forth in Section 2.03(d) of the Seller Disclosure Letter, whether or not doing so is in accordance with (A) the methods, policies, principles and methodologies as were used by Seller in the preparation of the Balance Sheet or (B) GAAP, and (ii) otherwise, calculated in accordance with GAAP applied in a manner consistent with Seller’s historical methods, policies, principles and methodologies, excluding any effects of the Transactions. The foregoing principles are referred to in this Agreement as the “Applicable Accounting Principles”. The Closing Net Working Capital is to be calculated as of close of business on the Closing Date in accordance with the Applicable Accounting Principles. The Closing Net Working Capital shall exclude any items for amounts with respect to Taxes (whether deferred, accrued or current). The scope of the disputes with respect to Closing Net Working Capital to be resolved by the Accounting Firm as provided in Section 2.03(b) shall be solely limited to whether such calculation was determined in accordance with the Applicable Accounting Principles, and whether there were mathematical errors in the calculation of Closing Net Working Capital in the Closing Date Statement. Without limiting the generality of the foregoing, no determination of the Accounting Firm shall be conclusive as to the determination of the accuracy of any representation or warranty in this Agreement or as to compliance by Seller or Purchaser with any of its covenants in this Agreement (other than (A) whether the Closing Date Statement calculation of Closing Net Working Capital was done in accordance with the Applicable Accounting Principles and (B) whether there were any mathematical errors in the calculation of Closing Net Working Capital in the Closing Date Statement).

The term “Eligible Capital Expenditures” means the total of (a) all capital expenditures (other than capital expenditures to replace or repair plant, property or equipment that suffers a casualty or similar loss after December 31, 2007) incurred on or after December 31, 2007 made by Seller or any other member of the Seller Group with respect to the Business to the extent such capital expenditures are paid in cash on or prior to the Closing Date or reflected as accounts payable or accrued liabilities in Closing Net Working Capital (in each case, excluding capitalized interest) and (b) either (i) if the amount of net long term receivables of the Business as of the close of business on the Closing Date exceeds $9,159,342, plus the amount of such excess or (ii) if the amount of net long term receivables of the Business as of the close of business on the Closing Date is less than $9,159,342, minus the amount of such deficit, in each case calculated in a manner consistent with Seller’s historical methods, policies, principles and methodologies (except for the exclusion of capitalized interest from capital expenditures), excluding any effects of the Transactions.

The term “Target Eligible Capital Expenditures” means (i) on March 30, 2008, $36,548,500; (ii) on May 4, 2008, $47,951,900; (iii) on June 1, 2008, $59,529,300; (iv) on June 29, 2008, $70,980,700; (v) on August 3, 2008, $81,212,100; (vi) on August 31, 2008, $91,612,500; (vii) on September 28, 2008, $101,570,800; (viii) on November 2, 2008, $111,302,200; (ix) on November 30, 2008, $120,683,600; (x) on December 28, 2008, $129,662,000; (xi) on February 1, 2009, $136,804,700; (xii) on March 1, 2009, $143,518,400; (xiii) on March 31, 2009 $149,407,000 (each of the dates specified in clauses (i) through (xiii), a “Fiscal Month End Date” and each of the amounts specified in clauses (i) through (xiii), a “Fiscal Month End ECE Target”); and (xiv) on any date prior to March 31, 2009 that is not a Fiscal Month End Date, an amount between the Fiscal Month End ECE Target for the Fiscal Month End Date immediately prior to such date and the Fiscal Month End ECE Target for the

Fiscal Month End Date immediately following such date, calculated for such date using a linear interpolation based on the two Fiscal Month End ECE Targets described in this clause (xiv) and the number of days elapsed. The Closing Eligible Capital Expenditures is to be calculated as of close of business on the Closing Date in accordance with this Section 2.03(d). The scope of the disputes with respect to Closing Eligible Capital Expenditures to be resolved by the Accounting Firm as provided in Section 2.03(b) shall be solely limited to whether such calculation was done in accordance with this Section 2.03(d), and whether there were mathematical errors in the calculation of Closing Eligible Capital Expenditures in the Closing Date Statement. Without limiting the generality of the foregoing, no determination of the Accounting Firm shall be conclusive as to the determination of the accuracy of any representation or warranty in this Agreement or as to compliance by Seller or Purchaser with any of its covenants in this Agreement (other than (A) whether the Closing Date Statement calculation of Closing Eligible Capital Expenditures was done in accordance with this Section 2.03(d) and (B) whether there were any mathematical errors in the calculation of Closing Eligible Capital Expenditures in the Closing Date Statement).

(e) Post-Closing Books and Records. Following the Closing, Purchaser shall not take any actions with respect to the accounting books and records of the Business on which the Closing Date Statement is to be based that would affect the Closing Date Statement. During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.03, Purchaser shall afford to Seller and any accountants and counsel retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 2.03 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustments contemplated by this Section 2.03.

(f) Adjustment to Target Net Working Capital. If, in preparing the Closing Date Statement, Purchaser determines that one or more of the line items set forth on the net working capital trend schedule contained in Section 2.03(d) of the Seller Disclosure Letter (the “NWC Schedule”) is not calculated using the principles set forth in Section 2.03(d) of the Seller Disclosure Letter (other than any deviation from those principles of the types set forth under the heading “specified trend schedule exceptions” in Section 2.03(d) of the Seller Disclosure Letter (the “Specified NWC Exceptions”)), Purchaser may, in the Closing Date Statement, (i) include a description of the items on the NWC Schedule that, in Purchaser’s determination, are not calculated in accordance with the principles set forth in Section 2.03(d) of the Seller Disclosure Letter (other than any deviation that is a Specified NWC Exception), (ii) set forth Purchaser’s calculations of the amounts for the items specified in clause (i) above using the principles set forth in Section 2.03(d) of the Seller Disclosure Letter (other than any deviation that is a Specified NWC Exception) and (iii) set forth the appropriate adjusted Target Net Working Capital based on the information provided in clauses (i) and (ii) above and in accordance with the adjustment rule in the NWC Schedule. Subject to the provisions of Section 2.03(b), the adjusted Target Net Working Capital specified in clause (iii) above, as finally determined, shall become the Target Net Working Capital for purposes of determining the Adjusted Purchase Price under this Section 2.03. In all cases, Closing Net Working Capital shall be determined in accordance with the Applicable Accounting Principles.

ARTICLE III

Representations and Warranties of Purchaser

As of the date hereof and (unless otherwise stated in this Article III) as of the Closing Date, Purchaser represents and warrants to Seller that:

SECTION 3.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of New York. Purchaser has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties, assets and rights and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. (a) Purchaser has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of each Transaction Document to which it is or is contemplated to be a party and the consummation by Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of Purchaser. Purchaser has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). At or prior to the Closing, Purchaser will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) The Board of Directors of Purchaser, at a meeting duly called and held, duly adopted resolutions approving the entry into of this Agreement and the other Transaction Documents to which Purchaser or any Purchaser Sub is or is contemplated to be a party, the Acquisition and the other Transactions. No vote or consent of the holders of any class or series of Purchaser capital stock is necessary to consummate any of the Transactions.

SECTION 3.03. No Conflicts; Governmental Approvals. (a) The execution and delivery by Purchaser of each Transaction Document to which it is a party do not, the execution and delivery by Purchaser of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate or articles of incorporation and the bylaws (or comparable charter or organizational documents) of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 3.03(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Governmental Approval”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Review Laws (including compliance with and filings and notifications under Mexico’s Federal Economic Competition Law (LFCE)), (ii) those that may be required solely by reason of the participation of Seller or any other member of the Seller Group (as opposed to any third party) in the Acquisition and the other Transactions, (iii) compliance with and filings by Purchaser with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iv) such other Governmental Approvals, registrations, declarations, filings or permits the failure to obtain or make which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 3.04. Financing. (a) Purchaser has received and accepted an executed commitment letter dated as of the date of this Agreement (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitments of the Lenders to provide Purchaser with term loan credit facilities in an aggregate amount equal to the Purchase Price (the “Credit Facilities” and, together with any issuance of securities on or prior to the Closing as described in the Debt Commitment Letter and the Fee Letter, the “Financing”). A complete and correct copy of the Debt Commitment Letter has been provided to Seller. Except as set forth or described in the Debt Commitment Letter and except for the payment of certain fees and expenses as set forth in a fee letter that has been executed by Purchaser and the Lenders (the “Fee Letter”), there are no conditions precedent to the obligations of the Lenders to provide the Credit Facilities or any express contractual contingencies that would permit the Lenders to reduce the total amount of the Credit Facilities (other than a reduction equal to the aggregate principal amount of any securities issued on or prior to the Closing as a part of the Financing, as described in the Debt Commitment Letter and the Fee Letter). Subject to the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter, the Financing, if

obtained, will provide Purchaser with acquisition financing on the Closing Date that, together with other sources of liquidity available to Purchaser, represents an amount sufficient to pay the Purchase Price on the terms set forth in this Agreement and to pay the related fees and expenses that are to be paid at the Closing.

(b) As of the date hereof, to the knowledge of Purchaser, (i) the Debt Commitment Letter is valid and binding and in full force and effect and (ii) subject to the accuracy of the representations and warranties of Seller contained in Article IV, no event has occurred that, without or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Purchaser under the terms and conditions of the Debt Commitment Letter. Purchaser has paid in full any and all commitment fees or other fees required to be paid on or prior to the date of this Agreement pursuant to the terms of the Debt Commitment Letter and the Fee Letter .

ARTICLE IV

Representations and Warranties of Seller

As of the date hereof and (unless otherwise stated in this Article IV) as of the Closing Date, Seller represents and warrants to Purchaser that, except as disclosed in the manner contemplated in Section 11.04, in the letter, dated as of the date of this Agreement, from Seller to Purchaser (the “Seller Disclosure Letter”):

SECTION 4.01. Organization, Standing and Power; Capital Structure of the Transferred Entity. (a) Each of Seller and the Transferred Entity is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized and has full power and authority, and the Seller Group possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties, assets and rights which constitute Transferred Assets and to conduct the Business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Each of Seller and the Transferred Entity is duly qualified to do business in each jurisdiction where the nature of the Business or the ownership or leasing of the Transferred Assets makes such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Business Material Adverse Effect. Immediately prior to the Closing, the Transferred Entity will not own, lease or otherwise hold any material asset that does not constitute a Transferred Asset. Seller has delivered to Purchaser true and complete copies of Seller’s and the Transferred Entity’s organizational documents, in each case, as amended to the date of this Agreement.

(b) As of the date of this Agreement, the authorized capital stock of the Transferred Entity consists solely of (i) 50,151 shares of Series B nominative ordinary shares as to the fixed capital, all of which are outstanding and (ii) 1,031,217,173 shares of Series B nominative ordinary shares as to the variable capital, all of which are outstanding. All the outstanding shares of capital stock or other equity interests of the Transferred Entity have been duly authorized, validly issued and (to the extent representing capital stock) are fully paid and non-assessable and are indirectly owned by Seller, free and clear of all Liens. All of the outstanding shares of capital stock of the Transferred Entity is indirectly owned by Seller, free and clear of all Liens. At the Closing, Seller will cause to be transferred and delivered to Purchaser or one or more Purchaser Subs good and valid title to the Transferred Equity Interests, free and clear of all Liens.

(c) Except as provided in Section 4.01(b), there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Seller or the Transferred Entity is a party or by which any of them is bound (A) obligating Seller or the Transferred Entity to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired additional shares of capital stock or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interest in, the Transferred Entity, (B) obligating Seller or the Transferred Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of capital stock of or other equity or voting interests in the Transferred Entity.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. (a) Seller has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of each Transaction Document to which it is or is contemplated to be a party and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action on the part of Seller. Seller has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Seller in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). At or prior to the Closing, Seller will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) The Board of Directors of Seller, at a meeting duly called and held, duly adopted resolutions approving the entry into of this Agreement and the other Transaction Documents to which Seller is or is contemplated to be a party, the Acquisition and the other Transactions. No vote or consent of the holders of any class or series of capital stock of Seller is necessary to consummate the Transactions.

SECTION 4.03. No Conflicts; Governmental Approvals. (a) The execution and delivery by Seller of each Transaction Document to which it is a party do not, the execution and delivery by Seller of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the Transferred Equity Interests or upon any of the Transferred Assets, Assumed Liabilities or the Business under, any provision of (i) the articles of incorporation or the bylaws (or comparable charter or organizational documents) of Seller or any other member of the Seller Group, (ii) any Transferred Contract or any other Contract to which Seller or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Seller or any other member of the Seller Group, the Business, the Transferred Equity Interests or the Transferred Assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.

(b) No Governmental Approval of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Seller or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which Seller is a party or the consummation of the Transactions, other than (i) compliance with and filings and notifications under the HSR Act and any other Review Laws (including compliance with and filings and notifications under Mexico’s Federal Economic Competition Law (LFCE)), (ii) those that may be required solely by reason of the participation of Purchaser or any Purchaser Sub (as opposed to any third party) in the Acquisition and the other Transactions, (iii) compliance with and filings by Seller with the SEC under the Exchange Act and (iv) such other Governmental Approvals, registrations, declarations, filings or permits the failure to obtain or make which, individually or in the aggregate, has not had and would not reasonably be expected to have Business Material Adverse Effect.

SECTION 4.04. SEC Documents; Financial Statements; Undisclosed Liabilities. (a) Seller has not filed any documents with the SEC since December 31, 2006 under Section 13(a) or 15(d) of the Exchange Act which, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), with respect to the Business only, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Section 4.04(b) of the Seller Disclosure Letter sets forth (i) an unaudited combined balance sheet with respect to the Business at December 30, 2007 (together with the notes thereto, the “Balance Sheet”) and the related unaudited combined statements of operations, business unit equity and cash flows for the 52-week period ended December 30, 2007 (together with the notes thereto and the Balance Sheet, the “2007 Business Financial Statements”) and (ii) audited combined balance sheets with respect to the Business at December 31, 2006 and December 25, 2005 (together with the notes thereto, the “Historical Balance Sheets”) and the related audited combined statements of operations, business unit equity and cash flows for the two-year period ended December 31, 2006 (together with the notes thereto and the Historical Balance Sheets, the “Historical Business Financial Statements”). The 2007 Business Financial Statements and the Historical Business Financial Statements (collectively, the “Business Financial Statements”) and, when delivered in accordance with Section 6.13, the Audited Business Financial Statements, (A) were (and, in the case of the Audited Business Financial Statements, shall have been) prepared in accordance with the books of account and other financial records of Seller and its subsidiaries, (B) present fairly (and, in the case of the Audited Business Financial Statements, shall present fairly), in all material respects, the financial position of the Business and the results of its operations and changes in cash flows as of the dates thereof and for the periods covered thereby, (C) have been (and, in the case of the Audited Business Financial Statements, shall have been) prepared in accordance with GAAP, in a manner and using accounting principles consistent with Seller’s historical financial statements (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to normal year-end adjustments), and (D) meet (and, in the case of the Audited Business Financial Statements, shall meet) the requirements of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act (“Regulations S-X”).

(c) Neither Seller nor any other member of the Seller Group has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise) related to the Business, the Transferred Equity Interests or the Transferred Assets other than (i) liabilities or obligations incurred in the ordinary course of business in a manner consistent with past practice and not in violation of this Agreement since December 30, 2007, (ii) liabilities or obligations disclosed, reflected or reserved against on the Balance Sheet, (iii) Retained Liabilities, (iv) liabilities or obligations pursuant to Contracts that are not required to be set forth in Section 1.02(a)(viii) of the Seller Disclosure Letter, (v) Environmental Liabilities, (vi) liabilities, obligations or commitments pursuant to any Business Benefit Plan or Business Benefit Agreement that is assumed by Purchaser under this Agreement (other than (x) under or with respect to any Benefit Plan Assets or (y) pursuant to any Business Benefit Plan or Business Benefit Agreement of the Transferred Entity) or (vii) liabilities or obligations that, individually or in the aggregate, are not material.

SECTION 4.05. Absence of Certain Changes or Events. From December 30, 2007, the Business has been conducted only in the ordinary course consistent with past practice, and there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect. During the period from December 30, 2007 through the date of this Agreement, there has not been any action by Seller or any other member of the Seller Group that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of paragraph (a), clause (ii) of paragraph (b), paragraphs (c) through (e), clauses (ii) and (iii) of paragraph (f), paragraph (g), paragraph (h), clause (2) of paragraph (i), paragraph (j), paragraph (k) or paragraphs (m) through (p) of Section 5.01.

SECTION 4.06. Taxes. (a) With respect to the Transferred Assets, for all periods through and including the Closing Date, (i) Seller has (A) duly and timely filed each Tax Return required to be filed (taking into account extensions), and all such Tax Returns were true, complete and correct in all material respects, (B) timely paid all material Taxes other than Taxes being contested in good faith and which have been properly reserved for and (C) complied in all material respects with all legal requirements relating to the withholding and payment of Taxes, including Taxes required to be withheld and paid with respect to amounts owed by the Business (excluding the Transferred Entity) to any employee, creditor, independent contractor or other third party, (ii) no material Lien for Taxes exists due to a failure to pay any Tax, and no outstanding claims for material Taxes have been asserted in writing, and (iii) none of the Transferred Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b) For all periods through and including the Closing Date, (i) each Tax Return required to be filed (taking into account extensions) by or on behalf of or including the Transferred Entity has been duly and timely filed, and all such Tax Returns were true, complete and correct in all material respects, (ii) all material Taxes owed by the Transferred Entity have been timely paid, other than Taxes being contested in good faith and which have been properly reserved for and (iii) the Transferred Entity has complied in all material respects with all legal requirements relating to the withholding and payment of Taxes, including Taxes required to be withheld and paid with respect to amounts owed to any employee, creditor, independent contractor or other third party.

(c) Neither the Transferred Entity nor Seller (with respect to the Transferred Assets or the Business) has participated in any (i) reportable transaction (as such term is defined in Treasury Regulation Section 1.6011-4) or (ii) transaction, understanding or arrangement that is the same as or substantially similar to any type of transaction that a Taxing Authority in any jurisdiction in which the Transferred Entity is subject to Tax has determined to be a “tax shelter” or “tax avoidance” transaction and identified as such by notice, regulation or other form of published guidance.

(d) No material Taxes with respect to the Transferred Assets, the Business or the Transferred Entity are currently under audit, examination or investigation by any Taxing Authority or the subject of any ongoing judicial or administrative proceeding, contest or litigation. No Taxing Authority has asserted or threatened in writing to assert any deficiency, claim or issue with respect to material Taxes or any adjustment to material Taxes with respect to the Transferred Assets or the Business or the Transferred Entity with respect to any taxable period for which the period of assessment or collection remains open, and no extension or waiver of any period of assessment or collection that remains open has been executed by or on behalf of the Transferred Entity. No adjustment that would materially increase the Tax liability of the Transferred Entity has been made in writing by a Taxing Authority during any audit of any taxable period which would reasonably be expected to be made in an audit of any subsequent Tax period. Except as provided in Section 4.06(d) of the Seller Disclosure Letter, no entity classification elections for U.S. federal income Tax purposes have been made with respect to the Transferred Entity.

(e) The Transferred Entity (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Transferred Entity after the Closing Date, (ii) is not and has not been a member of any affiliated, consolidated, combined or unitary group or other fiscal unity for purposes of filing Tax Returns or paying Taxes or (iii) does not have any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, pursuant to any tax sharing or indemnity agreement or other contractual agreements, or otherwise). As of the Closing Date, any (i) intercompany debt and (ii) tax sharing or similar agreements or arrangements between the Transferred Entity, on the one hand, and Seller or any of its Affiliates, on the other hand (excluding, for the avoidance of doubt, this Agreement) will be terminated such that, after the Closing, the Transferred Entity shall not have any right, obligation or liability thereunder.

(f) To the knowledge of Seller, the Transferred Entity is not subject to net income taxation by a national jurisdiction other than the national jurisdiction in which it is organized. As of the date of the Agreement, the Transferred Entity has not received notice in writing of any claim made by a Taxing Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by such jurisdiction. The Transferred Entity was not a “passive foreign investment company” within the meaning of Section 1297 of the Code with respect to the tax year ended December 30, 2007.

SECTION 4.07. Employment Agreements; ERISA Compliance; Excess Parachute Payments. (a) Section 4.07(a) of the Seller Disclosure Letter contains a list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“Welfare Plans”) (whether or not such Pension Plans or Welfare Plans are subject to ERISA) and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States) maintained, contributed to or required to be maintained or contributed to by Seller or any of its subsidiaries, providing benefits to any current or former Business Employee and/or employee of the Transferred Entity (collectively, “Business Benefit Plans”); provided, however, that Business Benefit Plans mandated by applicable Law or with respect to which Purchaser is not assuming any liability under Section 6.06 are not required to be listed. Section 4.07(a) of the Seller Disclosure Letter contains a list of each material employment, consulting, indemnification, severance, termination, change in control, retention, bonus or similar agreement or arrangement between Seller or any of its subsidiaries, on the one hand, and any individual Business Employee and/or employee of the Transferred Entity, on the other hand (collectively, “Business Benefit Agreements”); provided, however, that Business Benefit Agreements with respect to which Purchaser is not assuming any liability under Section 6.06 are not required to be listed. Seller has delivered or made available to Purchaser true, complete and correct copies of (A) each Business Benefit Plan and each Business Benefit Agreement required to be listed in Section 4.07(a) of the Seller Disclosure Letter (or, in the case of any unwritten Business Benefit Plan or Business Benefit Agreement required to be listed in Section 4.07(a) of the Seller Disclosure Letter, a written description thereof), (B) the most recent summary plan description for each such Business Benefit Plan for which such summary plan description is required and (C) the most recent annual report or such other annual information return of each such Business Benefit Plan that is required to be filed with a governmental entity.

(b) Each Business Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that the trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status. All contributions required to have been made by Seller and any person or entity that would be or, over the past six years, would have been treated as a single employer with Seller for purposes of Section 414(b), (c), (m) or (o) of the Code (the “Related Persons”) to each Business Benefit Plan under the terms of such plan or pursuant to any applicable collective bargaining agreement or applicable Law have been made within the time prescribed by such plan, agreements and applicable Law. Each Business Benefit Plan (other than any MEPP) has been administered in accordance with its terms and is in compliance with all applicable Laws except for such failures or instances of possible noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.

(c) None of Seller or any Related Person would reasonably be expected to incur any Controlled Group Liability in an amount that would reasonably be expected to result in a material liability to Purchaser. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.

(d) The Seller has not incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any MEPP for which any Liability remains outstanding and, to the knowledge of Seller, no event has occurred and no condition or circumstance exists, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such MEPP.

SECTION 4.08. Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Seller, threatened against or affecting Seller or any other member of the Seller Group that relates to the Business, the Transferred Equity Interests or the Transferred Assets that, individually or in the aggregate, is or is reasonably expected to be material, nor is there any Judgment outstanding against Seller or any other member of the Seller Group that relates to the Business, the Transferred Equity Interests or the Transferred Assets that is or is reasonably expected to be material. Section 4.08 of the Seller Disclosure Letter lists, as of the date of this Agreement, each material pending Action initiated by Seller or any other member of the Seller Group that relates to the Business, the Transferred Assets or the Transferred Equity Interests. This Section 4.08 does not relate to environmental matters, which are the subject of Section 4.10, or Intellectual Property matters, which are the subject of Section 4.12.

SECTION 4.09. Compliance with Applicable Laws. (a) With respect to the Business, the Transferred Equity Interests and the Transferred Assets only, (i) Seller and all other members of the Seller Group are, and during the past two years have been, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect, and (ii) to the knowledge of Seller, neither Seller nor any other member of the Seller Group has received any communication during the past two years from a Governmental Entity that alleges that Seller or any other member of the Seller Group is not in compliance in any material respect with any applicable Law.

(b) This Section 4.09 does not relate to matters with respect to Taxes, which are the subject of Section 4.06, matters with respect to compliance with ERISA, which are the subject of Section 4.07, or environmental matters, which are the subject of Section 4.10.

SECTION 4.10. Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect:

(i) with respect to the Business and the Transferred Assets only, Seller and its subsidiaries are, and during the past three years have been, in compliance with all Environmental Laws;

(ii) during the past three years, neither Seller nor any of its subsidiaries has received any written notice (the substance of which has not been materially resolved) that alleges that the Business or any of the Transferred Assets is in violation of, or has liability under, any Environmental Law;

(iii) (A) Seller and its subsidiaries have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Laws (collectively, “Environmental Permits”) necessary for the operations of the Business as currently conducted and the use of the Transferred Assets, (B) all such Environmental Permits are valid and in good standing and (C) neither Seller nor any of its subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit;

(iv) as of the date of this Agreement, there are no Actions pursuant to any Environmental Law (“Environmental Proceedings”) pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its subsidiaries relating to the Business or the Transferred Assets;

(v) as of the date of this Agreement, there have been no Releases of any Hazardous Material by the Business or at, on, under or from the Transferred Real Property that have formed the basis of any Environmental Proceeding against Seller or any of its subsidiaries or that have formed the basis of any investigation or remediation pursuant to Environmental Laws by Seller or any of its subsidiaries; and

(vi) as of the date of this Agreement, to the knowledge of Seller, neither Seller nor any of its subsidiaries has assumed, either contractually or by operation of Law, any liabilities or obligations that have formed the basis of any Environmental Proceeding against Seller or any of its subsidiaries or that have formed the basis of any investigation or remediation pursuant to Environmental Laws by Seller or any of its subsidiaries, in each case relating to the Business or the Transferred Assets.

(b) Seller has provided Purchaser with copies of the Phase I environmental site assessments (“Phase I Reports”) identified in Section 4.10(b) of the Seller Disclosure Letter and all other material environmental investigation reports and environmental risk assessments that, to the knowledge of Seller, are in its possession, relate to the Business or the Transferred Real Property and were conducted in the past three years.

(c) Notwithstanding any provision to the contrary, the representations and warranties in this Section 4.10 (and Section 4.16) constitute the sole representations and warranties by Seller with respect to environmental matters.

SECTION 4.11. Real Property; Other Assets. (a) Section 1.02(a)(i)(A) of the Seller Disclosure Letter lists all Transferred Real Property that is owned by Seller or any other member of the Seller Group and that is material in the operation or conduct of the Business, by the address by which it is commonly known or its tax block and lot number or other description (together with the interests of Seller or such other member of the Seller Group in any structures or improvements thereon and easements or other similar rights appurtenant thereto, the “Owned Real Property”). There is no Transferred Real Property set forth in Section 1.02(a)(i)(A) of the Seller Disclosure Letter that is not used or held for use primarily in the operation or conduct of the Business.

(b) Section 1.02(a)(i)(B) of the Seller Disclosure Letter lists all Transferred Real Property in which Seller or any other member of the Seller Group holds a leasehold interest and that is material in the operation or conduct of the Business (together with the interests of Seller or such other member of the Seller Group in any structures or improvements thereon and easements or other similar rights appurtenant thereto, the “Leased Real Property”). Seller has made available to Purchaser a true and complete copy of each lease agreement under which the Leased Real Property is held. Each such material lease agreement is valid, binding and in full force and effect in all material respects, and there is no material default under any such lease agreement by Seller or any other member of the Seller Group or, to the knowledge of Seller, by any other party thereto. There is no Transferred Real Property set forth in Section 1.02(a)(i)(B) of the Seller Disclosure Letter that is not used or held for use primarily in the operation or conduct of the Business.

(c) Seller or another applicable member of the Seller Group has (x) good and valid fee simple title to the Owned Real Property, (y) valid leasehold interests in the Leased Real Property and (z) other than with respect to Intellectual Property (which is the subject of Section 4.12), valid title to all other material Transferred Assets, in each case free of any Liens, except for (i) Liens consisting of zoning or planning restrictions, permits, easements, covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in title thereto (excluding monetary Liens) that do not materially impair the use of such property in the current conduct or operation of the Business, (ii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iii) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business or by operation of Law with respect to which any amount that is past due is not material or for which appropriate reserves have been taken in accordance with GAAP, (iv) Liens that have been placed by any developer, landlord or other third party on any Leased Real Property and subordination or similar agreements relating thereto, (v) in the case of any Transferred Asset that represents the right to use property of a third party, Liens created by such third party or that encumber such third party’s interest in such property or created in the instrument establishing Seller’s right to use such property, (vi) in the case of a Transferred Contract or Transferred Permit, Liens created by the terms of such Transferred Contract or Transferred Permit, (vii) UCC-1 financing statements filed by lessors of equipment, (viii) other non-monetary Liens that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the current conduct of the Business (the Liens described in clauses (i)-(viii), “Permitted Liens”), and (ix) with respect to Owned Real Property and IDB Leased Property, monetary Liens that will be discharged at or prior to the Closing except as otherwise provided in Section 6.03(d). For the avoidance of doubt, the term “Permitted Lien” does not include any item listed in Section 4.11(c) of the Seller Disclosure Letter or Section 6.03(d) of the Seller Disclosure Letter unless such item is also referred to in one of clauses (i)-(viii) of the preceding sentence.

(d) Section 4.11(d) of the Seller Disclosure Letter lists (i) all leases with respect to any IDB Leased Property relating to tax-exempt industrial development revenue bonds used or held for use in the Business (each, a “Tax-Exempt IDB Lease”), (ii) all leases with respect to any IDB Leased Property relating to taxable industrial development revenue bonds used or held for use in the Business (each, a “Taxable IDB Lease”) and (iii) all Contracts pursuant to which a state or local tax abatement or other tax benefit has been granted to Seller or any other member of the Seller Group by any Governmental Entity in connection with the conduct or operation of the Business (each, a “Tax Abatement Agreement”).

SECTION 4.12. Intellectual Property. (a) Section 4.12(a) of the Seller Disclosure Letter sets forth the material Intellectual Property and Technology included in the Transferred Intellectual Property and Transferred Technology. Except for the patents, trademarks, trade names, service marks, copyrights, domain names, trade secrets, know-how and all other Intellectual Property and Technology rights (collectively, the “Intellectual Property Rights”) that are the subject of claims set forth in Section 4.12(b) of the Seller Disclosure Letter (to the extent of such claims), all Intellectual Property Rights, including the Transferred Intellectual Property and Transferred Technology, that are material to the Business as currently conducted will be, (x) to the extent owned by or licensed to Seller or any other member of the Seller Group, owned by, licensed to or sublicensed to Purchaser or the Transferred Entity after giving effect to the Intellectual Property License Agreement and the other Transactions and will be free of any Liens other than (A) Permitted Liens, (B) Liens created by Purchaser and (C) Liens created by the Intellectual Property License Agreement and (y) to the extent constituting Transferred Intellectual Property or Transferred Technology, available for use by Purchaser on substantially the same terms as those in effect immediately prior to the Closing. Except for the Intellectual Property Rights that are the subject of claims set forth in Section 4.12(b) of the Seller Disclosure Letter (to the extent of such claims), as of the date of this Agreement (i) Seller or another member of the Seller Group is the sole and exclusive owner of, and has valid title to, the Transferred Intellectual Property, the Transferred Technology and the Intellectual Property Rights to be licensed under the Intellectual Property License Agreement

(collectively, the “Seller Intellectual Property Rights”) free and clear of all Liens other than Permitted Liens, (ii) neither Seller nor any other member of the Seller Group has granted an exclusive license, other than the Intellectual Property License Agreement, to any Seller Intellectual Property Rights and (iii) no material license fees of any kind are currently required for the use by Seller or any other member of the Seller Group of any Seller Intellectual Property Rights. Notwithstanding any other representations in this Section 4.12(a), Seller makes no representation with respect to whether patent applications set forth in Section 1.02(a)(v) of the Seller Disclosure Letter will be issued by the applicable governmental authority or if issued, whether practicing any of the claims in any such patents infringes or will infringe any claims of any third party’s patents.

(b) Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business, no Actions are pending or, to the knowledge of Seller, threatened against or affecting Seller or any other member of the Seller Group by any Person (i) claiming that Seller or any other member of the Seller Group has infringed or misappropriated any Intellectual Property Right in the operation or conduct of the Business or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use by Seller or any other member of the Seller Group of any Seller Intellectual Property Right. Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business, to the knowledge of Seller, no Person is infringing or misappropriating the rights of Seller or any of its subsidiaries with respect to any Seller Intellectual Property Right. As of the date of this Agreement, there are no cancellations, oppositions, interferences, re-examinations or other contested proceedings, either pending or, to the knowledge of Seller, threatened in the United State Copyright Office, the United States Patent and Trademark Office, or any Governmental Entity relating to any Transferred Intellectual Property or Transferred Technology.

(c) With respect to the Transferred Intellectual Property, all due and owed maintenance fees and renewal filings with respect to each registration, issuance and application have been paid or filed, as the case may be, except for failures to pay or file that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. Except as part of the Intellectual Property License Agreement, neither Seller nor any other member of the Seller Group has granted any license or assigned any rights to a third party with respect to any Transferred Intellectual Property or Transferred Technology.

(d) To the knowledge of Seller, none of the Transferred Intellectual Property or Transferred Technology that is material to the Business has been or is being used by Seller or any other member of the Seller Group in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Transferred Intellectual Property or Transferred Technology.

SECTION 4.13. Material Agreements. Section 1.02(a)(viii) of the Seller Disclosure Letter sets forth all the Business Material Agreements as of the date of this Agreement, except for the Contracts set forth in Section 1.02(b)(xiii) of the Seller Disclosure Letter. For the purpose of this Agreement, the term “Business Material Agreements” means any of the following Contracts, to which Seller or any other member of the Seller Group is a party and that is used or held for use primarily in, or that arises primarily out of, the operation or conduct of the Business:

(a) any written employment Contract that has an aggregate future liability in excess of $100,000 or any collective bargaining agreement or other Contract with any labor union;

(b) any covenant not to compete or restricting the development, marketing or distribution of the products of the Business that materially limits the conduct of the Business as currently conducted;

(c) any Contract for the purchase or sale of materials, supplies, equipment, raw materials, packaging or commodities (other than spot purchase or sales orders for Inventory in the ordinary course of business) which has an aggregate future liability to any Person in excess of $5,000,000 and is not terminable by notice of not more than 90 days for a cost of less than $75,000;

(d) any management, service, consulting or other similar Contract (other than Contracts for services in the ordinary course of business, including transportation and warehousing Contracts) which has an aggregate future liability to any Person in excess of $1,000,000 and is not terminable by notice of not more than 90 days for a cost of less than $75,000;

(e) any Contract under which Seller or any other member of the Seller Group has incurred any Indebtedness to any Person (other than Seller or any other member of the Seller Group) that, individually, is in excess of $1,000,000;

(f) any Contract (including any so-called take-or-pay or keep well agreement) under which (i) any Person (other than Seller or any other member of the Seller Group) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Seller or any other member of the Seller Group or (ii) Seller or any other member of the Seller Group has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, other than Seller or any of its subsidiaries (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $1,000,000;

(g) any material Contract granting a Lien upon any of the Transferred Assets, which Lien is not a Permitted Lien, or any of the Transferred Equity Interests;

(h) any Contract with (i) Seller or any of its affiliates or any entity in which Seller or one of its affiliates owns more than 25% of the voting or economic interests thereof or (ii) any officer, director or employee of Seller or any of its affiliates (in each case, other than Contracts (x) that shall be terminated as of the Closing or (y) relating to the employment of such officer, director or employee by Seller or any of its affiliates);

(i) any lease, sublease or similar Contract with any Person (other than Seller or any other member of the Seller Group) under which Seller or any other member of the Seller Group is a lessor or sublessor of, or makes available for use to any Person (other than Seller or any other member of the Seller Group), (i) any Owned Real Property and specifies annual payments in excess of $500,000, (ii) any Leased Real Property and specifies annual payments in excess of $500,000, (iii) any portion of any premises otherwise occupied by Seller or any other member of the Seller Group and specifies annual payments in excess of $500,000 or (iv) any tangible personal property owned by Seller or any other member of the Seller Group and specifies annual payments in excess of $50,000;

(j) any lease or similar Contract with any Person (other than Seller or any other member of the Seller Group) under which Seller or any other member of the Seller Group is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, which lease or similar Contract has an aggregate future liability in excess of $500,000 and is not terminable by notice of not more than 90 days for a cost of less than $75,000;

(k) any Contract with any Person (other than Seller or any other member of the Seller Group) with respect to any partnership or joint venture material to the Business;

(l) any Contract with any Person (other than Seller or any other member of the Seller Group) providing for indemnification of any Person with respect to liabilities relating to the Business, the Transferred Equity Interests or the Transferred Assets, other than the constitutive documents of Seller or any other member of the Seller Group, and marketing agreements, property leases and other commercial agreements entered into in the ordinary course of business;

(m) any material Contract granting or restricting the right to use any of the Seller Intellectual Property Rights;

(n) any Contract that requires Seller or any other member of the Seller Group to use any supplier or third party for all or substantially all of Seller’s or such member’s requirements or needs or requires Seller or any other member of the Seller Group to provide to other parties “most favored nation” pricing;

(o) any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement, including any agreement relating to the acquisition, sale, lease or disposal of any material asset constituting part of the Business or Transferred Assets (other than capital expenditures and purchases or sales of Inventory in the ordinary course of business) involving (i) a purchase price in excess of $1,000,000 or (ii) continuing indemnity or other obligations (A) of the Business or (B) that will constitute obligations of Purchaser or any of its subsidiaries (including the Transferred Entity) after the Closing; or

(p) any other Contract that has an aggregate future liability to any Person (other than Seller or any other member of the Seller Group) in excess of $1,000,000 and is not terminable by notice of not more than 180 days for a cost of less than $100,000, other than (i) purchase orders or sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement, (ii) leases for Leased Real Property and (iii) licenses for licensed Transferred Intellectual Property.

To the knowledge of Seller, each of the Business Material Agreements set forth or required to be set forth in Section 1.02(a)(viii) of the Seller Disclosure Letter or entered into after the date of this Agreement in accordance with Section 5.01 is or will be valid, binding and in full force and effect (except to the extent any of them expires in accordance with its terms). Neither Seller nor any other member of the Seller Group, nor, to the knowledge of Seller, any other party to any Business Material Agreement, has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Business Material Agreement, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. Neither Seller nor any other member of the Seller Group has received any written notice of the intention of any party to terminate any Business Material Agreement. True, correct and complete copies of each written Business Material Agreement (and a summary of each oral Business Material Agreement) set forth or required to be set forth in Section 1.02(a)(viii) of the Seller Disclosure Letter (including all written modifications and amendments thereto and waivers thereunder), other than customer Contracts, have been made available to Purchaser. True, correct and complete copies of each written Business Material Agreement (and a summary of each oral Business Material Agreement) entered into after the date of this Agreement (including all written modifications and amendments thereto and waivers thereunder), other than customer Contracts, will have been made available to Purchaser prior to the Closing.

SECTION 4.14. Sufficiency of Assets; Transfers. (a) The Transferred Assets, together with the rights being conveyed pursuant to the Intellectual Property License Agreement, the Site Services Agreements, each of the IDB Lease Assignment and Assumption Agreements and the Fiber Supply Agreements, constitute the assets and rights reasonably required to permit the Business to be conducted immediately following the Closing in all material respects as it is currently being conducted, other than any inability to conduct the Business in all material respects as it is currently being conducted arising out of the absence of any service contained in Section 4.14(a) of the Seller Disclosure Letter; provided, however, that Seller makes no representation or warranty with respect to the effect of Rejected Contracts. The Transferred Assets, taken as a whole, are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

(b) Except for (i) transfers of employees or assets in the ordinary course of business, (ii) transfers of assets that are not material to the Business or the conduct or operation of the Business or (iii) transfers of employees or assets set forth in Section 4.14(b) of the Seller Disclosure Letter, from January 1, 2007 to the date of this Agreement there have not been any transfers of employees or assets between the Business and the Seller Business.

SECTION 4.15. Labor Matters. Except for the Contracts set forth in Section 4.15 of the Seller Disclosure Letter and any collective bargaining agreements entered into after the date of this Agreement in accordance with Section 5.01, neither Seller nor any other member of the Seller Group is a party to or bound by any collective bargaining agreement with respect to any Business Employees, and as of the date of this Agreement there are no labor unions or other similar organizations representing, purporting to represent or publicly declaring their intention (including through pending representation petitions) to represent any Business Employee. From January 1, 2007 to the date of this Agreement, there has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Business Employee. Seller and each other member of the Seller Group have complied in all material respects with all provisions of applicable Law pertaining to the employment of the Business Employees, including all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, workers’ compensation or other similar employment practices or acts. Section 4.15 of the Seller Disclosure Letter sets forth Seller’s estimate of the total workers’ compensation liability of the Business as of December 30, 2007. The component identified as “incurred but not reported” was based on a Seller-wide third party estimate, a portion of which was allocated to the Business based on the ratio of the amount of reserves for specifically identified claims against the Business to the amount of reserves for specifically identified claims against the Seller Group as a whole.

SECTION 4.16. Permits. Seller and the other members of the Seller Group hold all Permits material to the operation of the Business as currently conducted and the use of the Transferred Assets as currently used. All such Permits are validly held by Seller or such member of the Seller Group and, during the three years immediately preceding the date of this Agreement, Seller and each other member of the Seller Group have complied in all material respects with the terms and conditions of each such Permit. During the twelve months immediately preceding the date of this Agreement, neither Seller nor any other member of the Seller Group has received written notice of any Action against Seller or any other member of the Seller Group seeking any revocation or material modification of any such Permits. All such Permits that are held by Seller and the other members of the Seller Group as of the date of this Agreement are listed in Section 1.02(a)(vii) of the Seller Disclosure Letter.

SECTION 4.17. Shared Business Arrangements. Section 4.17 of the Seller Disclosure Letter lists any arrangements, understandings or Contracts (other than the Transferred Contracts) between or among Seller or any other member of the Seller Group and any third parties as of the date of this Agreement under which the Business purchases materials, supplies, equipment, raw materials, packaging or commodities and has an annual payment obligation (with respect to such materials, supplies, equipment, raw materials, packaging or commodities purchased by the Business) in excess of $5,000,000 per annum.

SECTION 4.18. Asbestos. Neither Seller nor any its subsidiaries nor, to the knowledge of Seller, any of its or their predecessors, has manufactured, produced or sold any products containing asbestos or asbestos-containing materials in connection with the operations of the Business or use of the Transferred Assets. Since January 1, 2003, there have been no Actions pending or, to the knowledge of Seller, threatened against Seller, any of its subsidiaries or its or their predecessors in connection with, arising out of or relating to the alleged or actual presence or Release of, or exposure to, asbestos or asbestos-containing materials in any form in or at any of the Transferred Assets or in connection with the operations of the Business.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. Except for matters set forth in Section 5.01 of the Seller Disclosure Letter, otherwise expressly permitted by this Agreement and the other Transaction Documents, required by applicable Law or consented to in writing by Purchaser, from the date of this Agreement to the Closing Date, Seller shall, and shall cause all other members of the Seller Group to, conduct the Business in all material respects in the ordinary course of business in a manner consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve the current business organization of the Business, maintain the material rights, licenses and permits of the Business, keep available the services of the Business Employees and preserve the material business relationships of the Business with customers, suppliers, distributors and others with whom the Business deals in the ordinary course of business. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Seller Disclosure Letter or otherwise expressly permitted by this Agreement or required by applicable Law, from the date of this Agreement to the Closing Date, Seller shall not, and shall not permit any other member of the Seller Group to, do any of the following with respect to the Business, the Transferred Equity Interests or the Transferred Assets without the prior written consent of Purchaser:

(a) acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person, if any of the foregoing is material, individually or in the aggregate, to the Business (solely to the extent a substantial portion of the assets acquired constitutes Transferred Assets), except for capital expenditures and acquisitions of Inventory, in each case in the ordinary course of business consistent with past practice that result in the purchase of a substantial portion of the assets of such Person;

(b) (i) with respect to the Business Employees, adopt, enter into, terminate, amend, extend or renew any (A) collective bargaining agreement, other than as required by applicable Law or immaterial amendments in connection with resolving a grievance claim, or (B) Business Benefit Plan or Business Benefit Agreement, other than, for any item in this clause (i), if such action (x) is of general applicability to Seller’s employees and is not directed at Business Employees and (y) does not result in any material Liability to Purchaser or the Business, or (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any Business Employee, other than increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Business Benefit Plan or Business Benefit Agreement in effect on the date of this Agreement, except in the case of each clause (i) and (ii) above, (1) as required to ensure that any Business Benefit Plan or Business Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law, (2) as specifically required pursuant to this Agreement or the terms of any Business Benefit Plan or Business Benefit Agreement in effect on the date of this Agreement and (3) for the payment of any bonus for which Purchaser will not be responsible;

(c) make any change in the Business’s financial accounting principles, policies and practices in effect at December 30, 2007, except insofar as may have been required by any applicable Law or a change in GAAP (solely to the extent such change would be binding on Purchaser or any of its affiliates);

(d) make any or change any Tax election, change any annual Tax accounting period or method of Tax accounting (unless required by applicable Law), file any amended Tax Return or claim for Tax refunds, enter into any closing agreement, settle or compromise any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability (in each case, solely to the extent such change would be binding on the Transferred Entity or, with respect to the Transferred Assets, Purchaser or any of its affiliates);

(e) sell, lease (as lessor), license or otherwise dispose of or make subject to any Lien (i) any equity interest that, if held on the Closing Date, would constitute an interest in the Transferred Entity or (ii) any asset that, if held on the Closing Date, would constitute a Transferred Asset, except dispositions of Inventory and obsolete assets in the ordinary course of business consistent with past practice;

(f) (i) enter into or amend any lease (whether such lease is an operating or capital lease) other than (A) renewals of existing leases in the ordinary course of business consistent with past practice or (B) leases entered into in the ordinary course of business consistent with past practice with annual lease payments not in excess of $500,000 or (ii) authorize or make any capital expenditure other than (A) as provided in the capital expenditures budget set forth in Section 5.01(f) of the Seller Disclosure Letter, (B) capital expenditures in the ordinary course of business consistent with past practice and related to the Campti project and (C) other capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $5,000,000;

(g) waive or amend any confidentiality agreement between Seller or any other member of the Seller Group and any Person (other than Seller or any other member of the Seller Group) to the extent such waiver or amendment adversely affects the confidentiality of material information related to the Business;

(h) enter into any agreement or arrangement that would, after the Closing Date, limit or restrict Purchaser and its subsidiaries (including the Transferred Entity) from engaging in any business in any geographic area;

(i) (1) except in the ordinary course of business consistent with past practice, modify, amend, enter into or terminate any Business Material Agreement or (2) waive, release or assign any material rights or claims of Seller or any other member of the Seller Group primarily relating to the Business, the Transferred Equity Interests or the Transferred Assets, other than waivers or releases thereof in the ordinary course of business consistent with past practice;

(j) settle any Action that would have been an Assumed Liability if such settlement would require any payment of an amount in excess of $200,000 individually or $1,000,000 in the aggregate by Purchaser or the Transferred Entity, or would obligate Purchaser or the Transferred Entity to take any material action, or restrict Purchaser or any Transferred Entity in any material respect from taking any action, in each case at or after the Closing Date;

(k) (i) incur, assume or guarantee any Indebtedness, other than short-term borrowings incurred in the ordinary course of business consistent with past practice and except for any Indebtedness or guarantees for which Seller and the other members of the Seller Group shall be solely obligated from and after the Closing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than, in the case of this clause (ii), such items in an amount not to exceed $350,000 individually or $2,000,000 in the aggregate;

(l) (i) transfer the employment of any Business Employee from the Business to the Seller Business, (ii) transfer any assets or Liabilities between the Business, on the one hand, and the Seller Business, on the other hand, other than (x) any transfer of Inventory, raw materials, supplies and spare parts in the ordinary course of business consistent with past practice or (y) any transfer of Excluded Assets or Retained Liabilities by the Transferred Entity, or (iii) enter into or amend any agreement or arrangement among any of the members of the Seller Group that would bind the Transferred Entity or affect the Business after the Closing;

(m) consummate any “spin-off” of all or any portion of the Transferred Assets or the Transferred Entity;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Transactions;

(o) amend the organizational documents of the Transferred Entity;

(p) issue, deliver, sell, grant, pledge or otherwise encumber any shares of capital stock or other equity interests, options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, equity-based performance units or any other equity or equity-based interests in the Transferred Entity or make any changes (by merger, combination, reorganization or otherwise) in the capital structure of the Transferred Entity;

(q) transfer or relocate any equipment or machinery of Seller or any other member of the Seller Group that is related to the Business and has a book value in excess of $5,000,000, regardless of whether such transfer or relocation is in the ordinary course of business consistent with past practice; or

(r) take any action if, as a result of such action, any representation or warranty of the Seller hereunder would become untrue or inaccurate in any respect at, or as of any time prior to, the Closing;

(s) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 5.02. Notice of Certain Events. Seller shall promptly advise Purchaser orally and in writing of any Effect that has had or would reasonably be expected to have a Business Material Adverse Effect.

ARTICLE VI

Additional Agreements

SECTION 6.01. No Use of Certain Retained Names. Purchaser shall, and shall cause its affiliates (including, after the Closing, the Transferred Entity) to, promptly, and in any event within 90 days after the Closing Date, (a) make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) change signage and stationery and otherwise discontinue use of the Retained Names. Purchaser shall, and shall cause its affiliates (including after the Closing, the Transferred Entity) to, cease manufacturing products bearing the Retained Names within 30 days after the Closing Date. In no event shall Purchaser or any of its affiliates (including, after the Closing, the Transferred Entity) use any Retained Names more than 90 days after the Closing in any manner or after the Closing for any purpose different from the use of such Retained Names by any member of the Seller Group during the 90-day period preceding the Closing Date. With respect to the Transferred Inventory and Inventory produced in accordance with the foregoing provisions of this Section 6.01, Purchaser may continue to sell such Inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for a period of time after the Closing not to exceed twelve months, provided that Purchaser will use commercially reasonable efforts to sell any such Inventory bearing one or more of the Retained Names before selling similar Inventory that does not bear any of the Retained Names. None of the foregoing provisions of this Section 6.01 shall be construed to obligate Purchaser or any of its affiliates (including, after the Closing, the Transferred Entity) to require any wholesaler, retailer or other merchant or customer of the Business to conduct itself in accordance therewith. After the Closing Date, Purchaser and its affiliates (including, after the Closing, the Transferred Entity) shall file applications to amend or terminate any certificate of assumed name or d/b/a filings, within 30 days after Purchaser or any of its affiliates (including, after the Closing, the Transferred Entity) shall have become aware of such assumed name or d/b/a filing so as to eliminate the right of Purchaser and its affiliates (including, after the Closing, the Transferred Entity) to use the Retained Names in such assumed name or d/b/a filing.

SECTION 6.02. Access to Information; Confidentiality. (a) Upon reasonable written notice, Seller and, following the Closing Date, Purchaser shall, and shall cause their respective subsidiaries to, with respect to the Business only and to the extent permitted by Law, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours to all their respective properties, plants, books, systems, Contracts, commitments, personnel and Records relating to the Business (including financial Records, but excluding Tax Returns that are included in Section 1.02(b)(vii) (provided that work papers (or the relevant portions thereof) related thereto shall be made available to Purchaser upon its reasonable request) and Records that are included in Section 1.02(b)(viii)) for so long as such information is retained by a party or any of its subsidiaries under the relevant retention policies of such party then in effect (but in any event for a period of not less than four years following the Closing Date) and, during such period, with respect to the Business only, Seller and, following the Closing Date, Purchaser shall, and shall cause their respective subsidiaries to, furnish promptly to the requesting party, to the extent permitted by Law, all other information concerning the Business as such requesting party may request; provided, however, that any party may withhold (i) any documents (or portions thereof) or information that such party is obligated to keep confidential from the requesting party pursuant to the terms of a confidentiality agreement with a third party, (ii) any document (or portions thereof) or information that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege (except that, after the Closing, Seller shall not withhold under this clause (ii) any such document or information relating to an Assumed Liability) and (iii) any document (or portion thereof) or information relating to pricing or other matters that are highly competitively sensitive if the exchange of such document (or portion thereof) or information, as reasonably determined by such party’s counsel, might reasonably result in a violation of antitrust Laws by such party or any of its affiliates. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld, and the parties shall use reasonable best efforts to obtain any consents necessary, or restructure the form of access, so as to permit the access requested. In respect of any request after the Closing Date, the party requesting such access agrees to reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred in connection with any such request; provided, however, that such other party shall first consult with the requesting party with respect to costs and expenses of third-party service providers that are expected to be incurred in connection with the request before incurring such costs and expenses and shall not, without the consent of the requesting party, incur such third-party service provider costs and expenses if it would not have incurred such costs and expenses in response to its own need for comparable information arising in its other businesses. Upon Purchaser’s execution of a work paper access letter in customary form, Purchaser shall be afforded reasonable access by Seller to all information used by Seller and the other members of the Seller Group in the preparation of the Business Financial Statements. Subject to Section 6.02(d), all information provided to Purchaser pursuant to this Section 6.02 that would constitute Evaluation Material (as defined in the Confidentiality Agreement, dated as of July 9, 2007, between Seller and Purchaser (the “Confidentiality Agreement”)) if provided prior to the date hereof shall be held by Purchaser as such and shall be subject to the Confidentiality Agreement.

(b) After the Closing Date, except in the case of an Action by one party against another party, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of members of the Business as witnesses, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(c) Seller shall keep confidential, and shall cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, including any information provided by Purchaser to Seller or Seller’s representatives pursuant to Section 2.03(e), except as required by applicable Law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.02(c). The covenant set forth in this Section 6.02(c) shall terminate four years after the Closing Date.

(d) The Confidentiality Agreement shall terminate at the Closing, except that the Confidentiality Agreement shall remain in effect after the Closing with respect to information relating to the Seller Business; provided, however, that if Purchaser has complied with its obligations under the last sentence of this Section 6.02(d), neither Purchaser nor any of its affiliates (other than any Transferred Employee), nor any of their respective directors, officers, agents and representatives (other than any Transferred Employee), shall have any liability for any unauthorized disclosure of information relating solely to the Seller Business by any Transferred Employee. Prior to the Closing, Seller shall, and shall cause its affiliates (including the Transferred Entity) to, take such steps as it may deem necessary to remove, erase, delete or otherwise destroy all Seller information (whether in print, electronic or other forms) that does not constitute a Transferred Asset and that is in the possession of any Business Employee who will become a Transferred Employee after the Closing. After the Closing, Purchaser shall, and shall cause its affiliates (including the Transferred Entity) to, instruct all Transferred Employees to promptly remove, erase, delete or otherwise destroy all Seller information (whether in print, electronic or other forms) in the possession of any Transferred Employee that does not constitute a Transferred Asset.

SECTION 6.03. Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, and except as expressly provided in Section 6.04, each of Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the Closing to occur, in the most expeditious manner practicable, including (i) obtaining all necessary or advisable actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary or advisable consents, approvals or waivers from third parties, (iii) defending against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents. Seller and Purchaser shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

(b) Except as expressly provided in Section 6.04(c), Purchaser shall use commercially reasonable efforts to have any restraint or prohibition of the type described in Section 7.01(b) terminated as promptly as practicable.

(c) Without limiting Section 6.03(a), Seller shall use commercially reasonable efforts to assist Purchaser in obtaining, or causing to be obtained, an additional Permit for Purchaser with respect to each Permit currently used by Seller or another member of the Seller Group in connection with the Business that is not a Transferred Permit pursuant to Section 1.02(a)(vii).

(d) Seller shall discharge and satisfy, at or prior to the Closing, at Seller’s sole cost and expense, all monetary Liens encumbering the Transferred Assets other than Permitted Liens, Liens created by Purchaser and Liens securing bonds issued in connection with IDB Leased Property and that will be defeased in full by Seller at or prior to the Closing. With respect to any non-monetary Liens encumbering the Transferred Assets that are not Permitted Liens, Seller shall use commercially reasonable efforts to discharge and satisfy such Liens, at or prior to the Closing, at Seller’s sole cost and expense, and if Purchaser obtains a title insurance policy for any Owned Real Property or IDB Leased Property that is encumbered by any such Lien, such obligation may be satisfied by Seller causing the title company to omit such Lien from the title insurance policy by Seller’s payment of an escrow deposit or by Seller’s indemnification of the title company’s losses, claims and damages in respect of any such Lien. Without limiting Seller’s obligations with respect to non-monetary Liens that are not Permitted Liens, Seller shall use commercially reasonable efforts to satisfy, perform or complete, as applicable, at or prior to the Closing, at Seller’s sole cost and expense, the matters set forth in Section 6.03(d) of the Seller Disclosure Letter, and with respect to all oil, gas and mineral rights leases and/or reservations affecting any Transferred Real Property and held by Seller or a member of the Seller Group, Seller shall cause such rights, leases and/or reservations to be conveyed to Purchaser by the deeds transferring the Owned Real Property to the extent permitted by applicable Law.

SECTION 6.04. Antitrust Notification and Other Regulatory Filings. (a) Each of Seller and Purchaser shall (i) file or cause to be filed as promptly as practicable (and, with respect to initial filings under U.S. Review Laws, no later than 15 Business Days following the execution and delivery of this Agreement) with the United States Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any other applicable Governmental Entities all notifications, reports, forms, applications and other filings that may be required or advisable, in the reasonable opinion of Purchaser, for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act or any other Review Law and (ii) include in each such notification, report, form, application or filing a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Review Laws. Any such notification, report, form, application or filing and supplemental information shall be in substantial compliance with the applicable requirements of the HSR Act and other Review Laws. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary or advisable under the HSR Act and other Review Laws. Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply with any such inquiry or request as promptly as practicable. Each party shall use reasonable best efforts to obtain clearance required or advisable under the HSR Act and other Review Laws for the consummation of the Transactions as promptly as practicable.

(b) Seller and Purchaser shall use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Review Law as soon as practicable. Seller and Purchaser agree not to extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Entity to delay or not to consummate the Transactions to be consummated on the Closing Date, except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Seller and Purchaser agree not to have any substantive contact with any Governmental Entity in respect of any filing or proceeding contemplated by this Section 6.04 unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to participate. If any Antitrust Proceeding is instituted (or threatened to be instituted) challenging any of the Transactions under any Review Law, Seller and Purchaser shall use their reasonable best efforts to resolve (and to avoid the institution of) any such Antitrust Proceeding. If, notwithstanding such reasonable best efforts, any such Antitrust Proceeding is instituted, Seller and Purchaser shall further use their reasonable best efforts to contest such Antitrust Proceeding until each such Antitrust Proceeding is resolved pursuant to a settlement or a final nonappealable court order.

(c) Nothing in this Section 6.04 shall require any of the parties or any of their respective affiliates to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of any assets or limits on its freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, or take any other action in order to obtain any clearance or to remove any impediments to the Transactions relating the HSR Act or any other Review Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Antitrust Proceeding, other than dispositions, limitations, consents, commitments or other actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on (i) the Business, (ii) the other businesses of Purchaser, taken as a whole, assuming for purposes of this clause (ii) of Section 6.04(c) that the other businesses of Purchaser, taken as a whole, are the same size as the Business or (iii) the Business and the other businesses of Purchaser, collectively taken as a whole, assuming for purposes of this clause (iii) of Section 6.04(c) that the Business and the other businesses of Purchaser, collectively taken as a whole, are the same size as the Business; provided, however, that in no event shall Seller or any of its affiliates be required to take any actions under this Section 6.04(c) with respect to the Seller Business.

(d) Purchaser and Seller agree that Seller’s rights to (i) terminate this Agreement pursuant to Section 8.01(b) and (ii) receive the payment specified in Section 6.10 upon a termination pursuant to Section 8.01(b), do not, in any manner, reduce, lessen, alter, modify, or otherwise change Purchaser’s obligations under this Section 6.04 to use its reasonable best efforts, prior to a termination of this Agreement by Seller or Purchaser pursuant to Section 8.01(b) and the receipt by Seller of the payment specified in Section 6.10 upon such termination, to obtain the clearance required under the HSR Act and other Review Laws for the consummation of the Transactions.

SECTION 6.05. Notices. Between the date of this Agreement and the Closing, (a) Purchaser shall give prompt notice to Seller, and Seller shall give prompt notice to Purchaser, of (i) any representation or warranty made by it contained in any Transaction Document that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document, and (b) Seller shall give prompt notice to Purchaser of the occurrence of (or, to the knowledge of Seller, the threat of) any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Business Employee; provided, however, that in either case, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Documents.

SECTION 6.06. Benefit Plans. (a) Prior Service Credit. From and after the Closing Date, Purchaser shall give or cause the appropriate subsidiary of Purchaser (including the Transferred Entity) to give to each Transferred Employee full credit for purposes of eligibility to participate and vesting under any employee benefit plan or arrangement provided, maintained or contributed to by Purchaser or any of its subsidiaries (including the Transferred Entity) for such Transferred Employee’s service with Seller and its subsidiaries, and with any predecessor employer, to the same extent recognized by Seller and its subsidiaries and affiliates immediately prior to the Closing Date. In addition, such service shall also be credited for purposes of crediting (i) the accrual of vacation under the applicable vacation policy of Purchaser or any applicable affiliate of Purchaser and (ii) the calculation of severance pay under the applicable severance policy of Purchaser or any applicable affiliate of Purchaser.

(b) Assumption of Liabilities. Except as otherwise provided in this Agreement or in Section 6.06(b) of the Seller Disclosure Letter, Seller shall remain solely responsible for all employment and employee benefit-related matters, obligations, liabilities and commitments with respect to all Transferred Employees and their dependents and beneficiaries (regardless of when or where such matters, obligations, liabilities and commitments arose or arise or were or are incurred) under or with respect to any Business Benefit Plan or Business Benefit Agreement, including any required notice of termination, termination or severance pay (contractual, statutory or at common law) together with all wages, bonuses, vacations, vacation pay (including days in lieu), benefits, source deductions and other remuneration accrued prior to the Closing.

(c) Establishment of Purchaser Benefit Plans; Terms and Conditions of Employment with Purchaser. Effective as of the Closing, each Transferred Employee shall cease to participate in any Business Benefit Plan (other than as a former employee of Seller or any of its affiliates to the extent, if any, permitted by the terms of such Business Benefit Plan). Effective not later than the Closing Date, Purchaser shall establish or have in effect compensation and benefit plans, programs and arrangements for the benefit of the Transferred

Employees (collectively, “Purchaser Benefit Plans”) in accordance with this Section 6.06. Purchaser shall at its own cost be responsible to promptly perform the tasks required to obtain any required approval from a Governmental Entity in connection with the establishment and registration and qualification of any Purchaser Benefit Plan. Without limiting the generality of Section 1.07, for the one-year period commencing on the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause its affiliates to, provide each Transferred Employee with the following: (i) base salary at a rate not less than that provided to such Transferred Employee immediately prior to the Closing; and (ii) subject to any obligations of Purchaser pursuant to Section 6.06(b) of the Seller Disclosure Letter, other compensation and employee benefits under the Purchaser Benefit Plans that are no less favorable in the aggregate than those provided to other similarly situated employees of Purchaser and its affiliates (except as otherwise provided in this Section 6.06(c) or in Section 6.06(c) of the Seller Disclosure Letter).

(d) Certain Welfare Benefits Matters. (i) With respect to each Purchaser Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (collectively, “Purchaser Welfare Plans”), Purchaser shall (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Business Benefit Plan immediately prior to the Closing Date and (B) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under Purchaser Welfare Plans for any co-payments and deductibles paid under corresponding Business Benefit Plans prior to the Closing Date in the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any Purchaser Welfare Plan in which such Transferred Employee participates.

(ii) Effective as of the Closing Date, Purchaser shall assume all future obligations, liabilities and commitments of Seller and its subsidiaries to Transferred Employees and their eligible dependents in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar Laws.

(e) Tax-Qualified Savings/401(k) Plan. (i) With respect to each Purchaser Benefit Plan, effective not later than the Closing Date, Purchaser or its affiliates shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Purchaser 401(k) Plan”). Prior to the Closing Date, Seller shall amend each Business Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Business 401(k) Plan”) to provide that Transferring Employees who are participants in the Business 401(k) Plan shall be fully vested in their account balances under the Business 401(k) Plan. Each Transferred Employee who is eligible to participate in the Business 401(k) Plan immediately prior to the Closing Date shall be eligible to participate in the corresponding Purchaser 401(k) Plan as of the Closing Date.

(ii) Purchaser shall cause the Purchaser 401(k) Plan to accept a “direct rollover” to such Purchaser 401(k) Plan of the account balances of each Transferred Employee under the Business 401(k) Plan in which such Transferred Employee participates, if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.

(f) No Benefit Plan Transfers. Notwithstanding anything herein to the contrary, other than as a result of (i) direct rollovers from the Business 401(k) Plan to the Purchaser 401(k) plan or (ii) transfers from the Flexible Spending Account Plan to the Purchaser’s or one of its affiliates’ flexible spending account plans (which plans shall be administered by Seller or a member of the Seller Group in accordance with the Transition Services Agreement), there shall be no transfer of assets or liabilities from any Business Benefit Plan to any Purchaser Benefit Plan.

(g) Vesting of Accrued Benefits Under Each Benefit Plan. Prior to the Closing Date, Seller shall amend each Business Benefit Plan that is a defined benefit pension plan (a “Business Pension Plan”) to provide that Transferring Employees who are participants in the Business Pension Plan shall be fully vested in their accrued benefit under the Business Pension Plan.

(h) Accrued Vacation. Purchaser shall assume and honor all 2008 Accrued Vacation Days. For purposes of this Agreement, “2008 Accrued Vacation Days” means (i) in the case of a Transferred Employee who is an hourly employee, such Transferred Employee’s accrued but unused vacation as of the Closing Date, and (ii) in the case of a Transferred Employee who is a salaried employee, such Transferred Employee’s annual allotment of vacation days (determined as of the Closing Date), reduced (but not below zero) by the number of vacation days taken by such Transferred Employee during the calendar year in which the Closing occurs, through the Closing Date. To the extent that a Transferred Employee is entitled under any applicable Law or any policy of Seller or any of its subsidiaries to be paid for any 2008 Accrued Vacation Days, Purchaser shall assume the liability for such vacation days and Purchaser shall indemnify Seller and its subsidiaries for any payments required to be made by Seller or any of its subsidiaries in respect of the 2008 Accrued Vacation Days.

(i) Collectively Bargained Employees. From and after the Closing Date, Purchaser shall, or shall cause its affiliates to, comply in all material respects with the terms of all collective bargaining agreements listed in Section 6.06(i) of the Seller Disclosure Letter and all collective bargaining agreements entered into by Seller after the date of this Agreement in compliance with Section 5.01 (including all obligations to provide employee benefits and/or to contribute to any pension plans) that cover one or more Transferred Employees (each, a “CBA”) as in effect immediately prior to the Closing Date until such time as Purchaser or its affiliates negotiate a new collective bargaining agreement or agreements. Purchaser agrees to recognize the unions listed in Section 6.06(i) of the Seller Disclosure Letter and all unions recognized in compliance with Section 5.01 as the sole and exclusive collective bargaining agents as of the Closing Date and immediately thereafter for the Transferred Employees represented by such unions immediately prior to the Closing Date. Purchaser acknowledges and agrees that all grievances, references and arbitrations under the CBAs that are made, filed, commenced or instituted after the Closing Date, including those based substantially on events or circumstances that occurred, existed or were initiated before the Closing Date, will be the sole responsibility of

Purchaser. Notwithstanding anything to the contrary in this Section 6.06, Purchaser further agrees that the provisions of this Section 6.06 shall be subject to any applicable provision of a CBA in respect of Transferred Employees, to the extent such provision is inconsistent with or otherwise in conflict with the provisions of any such CBA. In furtherance of the foregoing, Purchaser shall be subject to and shall comply with, and shall cause its affiliates (including, after the Closing, the Transferred Entity) to comply with, all the provisions of the Agreement Regarding Successorship, dated May 31, 2007, between Seller and USW (the “Successorship Agreement”) with respect to the CBAs covered by the Successorship Agreement. From and after the Closing Date, Purchaser may amend any benefit plans, programs or arrangements required by any CBA covered by the Successorship Agreement, provided that the benefits provided under any such CBA after the Closing Date shall be substantially equivalent in the aggregate to the benefits provided under such CBA prior to the Closing Date.

(j) Flexible Spending Account Plans. Effective as of the Closing Date, Purchaser shall, or shall cause its affiliates to, assume liabilities and account balances of the Seller flexible spending account plan maintained in the United States with respect to Transferred Employees and their dependents (the “Flexible Spending Account Plan”). Effective as of the Closing Date, Seller shall transfer or cause to be transferred to Purchaser an amount in cash equal to the excess, if any, of the aggregate contributions for the plan year in which the Closing Date occurs of all Transferred Employees then participating in the Flexible Spending Account Plan over the aggregate reimbursements for the plan year in which the Closing Date occurs to all Transferred Employees under such plan. Purchaser shall cause such amounts to be credited to each such employee’s account under Purchaser’s (or one of its affiliate’s) corresponding flexible spending account plan, which plan shall be established and in effect for such employees as of the Closing Date and administered by Seller or a member of the Seller Group in accordance with the Transition Services Agreement, and all claims for reimbursement which have not been paid as of the date of the transfer to Purchaser (or one of its affiliates) and credited under Purchaser’s (or one of its affiliate’s) flexible spending account plan shall be paid pursuant to and under the terms of Purchaser’s (or one of its affiliate’s) flexible spending account plan. In connection with such transfer, Purchaser shall deem that such employees’ deferral elections made under the Flexible Spending Account Plan for the plan year in which the Closing Date occurs shall continue in effect under Purchaser’s (or one of its affiliate’s) flexible spending account plan for the remainder of the plan year in which the Closing Date occurs.

(k) Multiemployer Pension Plan. (i) Seller and Purchaser intend that the Transactions shall not result in complete or partial withdrawal by Seller or any of its subsidiaries (including the Transferred Entity) from any Business Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (an “MEPP”) and Seller and Purchaser shall reasonably cooperate to prevent the imposition of a withdrawal liability by any MEPP in connection with the Transactions, and, effective as of the Closing Date, Purchaser shall assume Seller’s obligations to make contributions to the MEPP in accordance with the requirements of Section 4204 of ERISA.

(ii) Seller and Purchaser agree that, unless the PBGC waives the requirements of Section 4204(a)(1)(B) of ERISA, if Purchaser withdraws from an MEPP with respect to the Transferred Employees within the first five plan years beginning after the Closing Date and does not pay its liability to such MEPP on account of such withdrawal, Seller shall be secondarily liable to such plan for any withdrawal liability that Purchaser would have had to the plan with respect to the Transferred Employees in the absence of Section 4204(a) of ERISA, to the extent required by ERISA. Notwithstanding the provisions of the preceding sentence and Section 4204 of ERISA, it is expressly agreed that if Seller or any of its subsidiaries, incurs any secondary withdrawal liability under the preceding sentence, Purchaser shall indemnify and hold them harmless from any and all losses incurred by Seller or any of its subsidiaries by reason of such secondary liability.

(iii) Purchaser may seek, pursuant to PBGC Regulations §§ 4204.11, 4204.12 and 4204.13, a variance from the bond/escrow requirement of Section 4204(a)(1)(B) of ERISA. Seller shall cooperate with Purchaser in connection with Purchaser’s request for such variance, which cooperation shall include: (A) if so requested by Purchaser, timely and jointly with Purchaser, notifying the MEPP in writing, as contemplated by PBGC Regulation § 4204.11, of their intention that the Transactions be covered by Section 4204 of ERISA and (B) providing Purchaser or the MEPP with such information that is reasonably available to Seller and that Purchaser or the MEPP reasonably requests in connection with such request for such variance. If the MEPP determines that Purchaser’s request does not qualify for a variance of the bond/escrow requirement, Purchaser shall provide the bond or escrow required under Section 4204(a)(1)(B) within the time period set forth in PBGC Regulation § 4204.11(d), provided that the foregoing shall not be deemed to restrict the ability of Purchaser to seek a variance or exemption pursuant to PBGC Regulations §§ 4204.21 and 4204.22.

(l) WARN Act. Purchaser agrees, with respect to Transferred Employees based in the United States, to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees from and after the Closing. Purchaser undertakes to indemnify and shall keep indemnified Seller and its affiliates against all liabilities and all related costs and expenses in respect of any claim brought as a result of any action of Purchaser or its affiliates that would cause any termination of employment of any employees by Purchaser or its affiliates that occurs following the Closing to constitute a “plant closing”, “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state or local Law or regulation (collectively, “Plant Closing Liability”). Seller undertakes to indemnify and shall keep indemnified Purchaser and its affiliates against all liabilities and all related costs and expenses in respect of any claim brought as a result of any action of Seller or its affiliates that would cause any termination of employment of any employees by Seller or its affiliates that occurs prior to or at the Closing to give rise to Plant Closing Liability, or to create any liability or penalty to Purchaser or its affiliates for any employment terminations under applicable Law. Seller shall not effect any layoffs of any Business Employees in the 180-day period prior to the Closing without Purchaser’s prior written consent.

(m) Administration. Following the date of this Agreement, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.06, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and obtaining any Governmental Approvals required hereunder.

(n) Retiree Medical. Purchaser shall provide, or cause its affiliates to provide, each Transferred Employee employed primarily in the United States who, immediately prior to the Closing has satisfied the eligibility criteria to receive benefits under the post-retirement health, dental and life insurance plans of Seller and its affiliates (such plans collectively, the “Seller Retiree Welfare Plans,” and each such Transferred Employee, an “Eligible Retiree”) with welfare benefit coverage under Purchaser’s active employee welfare benefit plans for so long as such Eligible Retiree remains actively employed with Purchaser or any of its affiliates. Seller agrees to allow each Eligible Retiree to receive retiree benefits under the Seller Retiree Welfare Plans upon such Eligible Retiree’s retirement from Purchaser and its affiliates in accordance with the terms of the Seller Retiree Welfare Plans as in effect from time to time. For the avoidance of doubt, Seller shall retain all liabilities in respect of all employees who have retired prior to or on the Closing Date.

SECTION 6.07. Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses (including fees, commissions and expenses of financial institutions, brokers, investment bankers, financial advisors, legal counsel, auditors and title companies) incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses. This Section 6.07 does not relate to (i) Transfer Taxes, which are the subject of Section 9.01(c), (ii) fees and expenses incurred in connection with obtaining third party consents or Governmental Approvals referred to in Section 1.03(a), which are the subject of Section 1.03(c), (iii) the fees and expenses of Seller referred to in the end paragraph of Section 6.16(b) and (iv) the fees and expenses referred to in Sections 6.09(a)(iii) and 6.09(c). The filing fees required under the HSR Act and the other applicable Review Laws shall be borne equally by Purchaser and Seller.

SECTION 6.08. Public Announcements. Seller, on the one hand, and Purchaser, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement and shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 6.09. Site Separation; Transition Services. (a) The Parties acknowledge and agree that the Business includes only portions of the operations conducted at Seller’s facilities (the “Pine Hill Facility”) located in Pine Hill, Alabama. With respect to the Pine Hill Facility Seller shall use commercially reasonable efforts to, by the Closing:

(i) secure any Governmental Approvals required for separation of the Business from the other operations conducted at these facilities as set forth on Section 6.09(a) of the Seller Disclosure Letter, subject to such modifications as may be required or requested by Governmental Entities;

(ii) accomplish any formal subdivision of land on which the Pine Hill Facility is located (the “Subdivision”), in accordance with Governmental Approvals, so as to be able to convey the fee interests in the subdivided portions that constitute Transferred Assets to Purchaser as required by Section 6.09(a) of the Seller Disclosure Letter and the applicable exhibits to the Site Services Agreements;

(iii) obtain, at Purchaser’s expense, a title policy with respect to such subdivided portions that constitute Transferred Assets; and

(iv) obtain one or more surveys of the Pine Hill Facility, which surveys shall be substantially consistent with the applicable site separation plans set forth in Section 6.09(a) of the Seller Disclosure Letter and which surveys shall in any event include all improvements located on the subdivided portions that constitute Transferred Assets, and show all means of access and encroachments.

If the Subdivision has not occurred prior to the Closing Date, Seller or the applicable member of Seller Group shall lease to Purchaser the applicable portions of the Pine Hill Facility for which the Subdivision has not been accomplished (which lease will be triple net, and rent will be $1/year) until the first to occur of (x) completion of the Subdivision and (y) the end of the sixth month period following the Closing. If the Subdivision is completed prior to the end of such six-month period, Seller shall promptly upon such completion convey to the Purchaser the portion of the Pine Hill Facility constituting Transferred Assets in accordance with Section 6.09(a) of the Seller Disclosure Letter for no additional consideration beyond the Purchase Price. If, at the end of the sixth month following Closing, the Subdivision shall not have been completed, Seller shall convey to Purchaser the entire property, in fee, for no additional consideration beyond the Purchaser Price, and Purchaser shall lease to Seller the applicable portions of the property in accordance with Section 6.09(a) of the Seller Disclosure Letter until such time as the Subdivision shall have been completed. Upon such completion of the Subdivision, the portion of the property leased to Seller by Purchaser under the above lease shall promptly be conveyed, for no consideration, by Purchaser to Seller.

(b) Section 6.09(a) of the Seller Disclosure Letter and the exhibits to the Site Services Agreements set forth the agreement of the parties as to treatment of the sites at Albany, Oregon, Pine Hill, Alabama, Springfield, Oregon and Valliant, Oklahoma. The parties shall work together in good faith to implement, and shall use commercially reasonable efforts to cause to be implemented, the “Actions” on the “Terms” specified on Section 6.09(a) of the Seller Disclosure Letter and the actions identified on the exhibits to the Site Services Agreements in a manner reasonably acceptable to both parties, including the documentation of all easements, leases, options, additional service agreements and similar matters in a manner consistent with such Section 6.09(a) and such exhibits and customary business practices in the industry.

(c) All out-of-pocket costs and expenses incurred in connection with Section 6.09(a) (other than Section 6.09(a)(iii)) shall be shared equally by the parties. The parties shall cooperate to minimize all such costs and expenses.

(d) The Parties acknowledge that, as of the date of this Agreement, the schedules attached to the form of Transition Services Agreement are an initial assessment representing a “Class 40” estimation. The parties will use the assumptions included in the schedules attached to the form of Transition Services Agreement as guiding principles in defining with greater specificity the services outlined on such schedules and confirming the costs associated with such services. During the 14-day period beginning on the Business Day following the date hereof, representatives of Purchaser and Seller will meet to review the plan to effectuate the transition into, and the setup of, the services to be provided under the Transition Services Agreement with respect to SAP and data center issues (the “SAP/Datacenter Services”). If within such 14 day period (i) Purchaser in good faith proposes an alternative method to effectuate the transition into, or the setup of, the SAP/Datacenter Services that (A) is technically feasible, (B) can be implemented without (x) compromising Seller’s network security, (y) violating applicable Law or (z) delaying the projected Closing Date, (C) is not reasonably likely to impair the ability of Seller to provide such services on terms and standards set forth in the Transition Services Agreement unless Purchaser shall have consented to such change, and (D) can be implemented at a lesser cost than the proposal set forth in the schedules attached to the form of Transition Services Agreement and (ii) Seller declines to implement such proposal, then the sharing provision with respect to “One Time Costs” set forth in the form of Transition Services Agreement shall be modified when executed with respect to such item to provide that Purchaser shall bear only 50% of the lesser of (1) the actual cost of implementing such item and (2) the reasonably estimated cost of implementing Purchaser’s proposal.

SECTION 6.10. Termination Fee. (a) Purchaser shall pay to Seller $100,000,000 in cash (the “Termination Fee”) if (i)(A) this Agreement is terminated by Seller or Purchaser pursuant to Section 8.01(b)(i), (B) at the time of such termination, the condition set forth in the first sentence of Section 7.01(a) was not satisfied (whether or not the failure of such condition to be capable of being satisfied results from any breach of this Agreement by Purchaser), (C) immediately prior to such termination, Purchaser did not have the right to terminate this Agreement under any other provision of Article VIII (except any right to terminate under Section 8.01(b)(ii)(B) pursuant to a judgment, injunction, order or decree of the type described in the first sentence of Section 7.01(a)), provided that for purposes of this clause (C) Purchaser shall be deemed to have the right to terminate this Agreement under Section 8.01(e) without regard to any cure period otherwise available to Seller under Section 8.01(e) and whether or not Purchaser is then in material breach of any representation, warranty or covenant contained in any Transaction Document, (D) the failure of the condition set forth in the first sentence of Section 7.01(a) to be satisfied was not caused by any breach by Seller of its obligations under this Agreement, including obligations under Sections 6.03 and 6.04, and (E) immediately prior to such termination, (x) the conditions set forth in the second sentence of Section 7.01(a) and in Section 7.01(b) are satisfied and (y) the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) are satisfied or capable of being satisfied; or (ii)(A) this Agreement is terminated by Seller or Purchaser pursuant to Section 8.01(b)(ii)(B) as a result of a judgment, injunction, order or decree of a Governmental Entity issued at the request of the U.S. Department of Justice or Federal Trade Commission to enforce any U.S. Review Law, (B) immediately prior to such termination, Purchaser did not have the right to terminate this Agreement pursuant to any other provision of Article VIII (except any right to terminate under Section 8.01(b)(i)), including any right to terminate under Section 8.01(b)(ii)(B) to the extent not related to a judgment, injunction, order or decree of a Governmental Entity issued at the request of the U.S. Department of Justice or Federal Trade Commission to enforce any U.S. Review Law, provided that for purposes of this clause (B) Purchaser shall be deemed to have the right to terminate this Agreement under Section 8.01(e) without regard to any cure period otherwise available to Seller under Section 8.01(e) and whether or not Purchaser is then in material breach of any representation, warranty or covenant contained in any Transaction Document, (C) the issuance of the relevant judgment, injunction, order or decree did not result from any breach by Seller of its obligations under this Agreement, including Sections 6.03 and 6.04, and (D) immediately prior to such termination, the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) are satisfied or capable of being satisfied.

(b) Purchaser shall also pay to Seller the Termination Fee if (i)(A) this Agreement is terminated by Seller or Purchaser pursuant to Section 8.01(b)(i), (B) at the time of such termination, the condition set forth in Section 7.03(e) was not satisfied (whether or not the failure of such condition to be capable of being satisfied results from any breach of this Agreement by Purchaser), (C) immediately prior to such termination, Purchaser did not have the right to terminate this Agreement under any other provision of Article VIII, provided that for purposes of this clause (C) Purchaser shall be deemed to have the right to terminate this Agreement under Section 8.01(e) without regard to any cure period otherwise available to Seller under Section 8.01(e) and whether or not Purchaser is then in material breach of any representation, warranty or covenant contained in any Transaction Document, (D)(1) the failure of the condition set forth in Section 7.03(e) to be satisfied, or of the timely initiation of the Marketing Period, was not caused by any breach by Seller of its obligations under this Agreement, including obligations under Sections 6.13, 6.14 and 6.16, or (2) at a time when the Financing or Alternative Financing was available Seller did not take actions or fail to take any actions in breach of its obligations under this Agreement that, but for such breach, the Closing would have occurred and (E) immediately prior to such termination, (x) the conditions set forth in the second sentence of Section 7.01(a) and in Section 7.01(b) are satisfied and (y) the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) are satisfied or capable of being satisfied or (ii)(A) this Agreement is terminated by Seller pursuant to Section 8.01(c), (B) immediately prior to such termination, Purchaser did not have the right to terminate this Agreement pursuant to any other provision of Article VIII, (C)(1) neither the termination, expiration or withdrawal of the Debt Commitment Letter (or the commitments of the financing sources of the relevant Alternative Financing) described under Section 8.01(c)(i), nor the failure to timely initiate the Marketing Period, resulted from any breach by Seller of its obligations under this Agreement, including Sections 6.13, 6.14 and 6.16, or (2) at a time when the Financing or Alternative Financing was available Seller did not take actions or fail to take any actions in breach of its obligations under this Agreement that, but for such breach, the Closing would have occurred, and (D) immediately prior to such termination, (x) the conditions set forth in the second sentence of Section 7.01(a) and in Section 7.01(b) are satisfied and (y) the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) are satisfied or capable of being satisfied.

(c) Any payment of the Termination Fee shall be made by Purchaser by wire transfer of same-day funds on the third Business Day after the day on which notice of termination is given by the terminating party to the other party in accordance with Section 11.02. If Purchaser is found to be in breach of any obligation or otherwise liable hereunder in connection with the circumstances resulting in the payment of the Termination Fee, the amount of such Termination Fee shall be deducted from any damages otherwise owed by Purchaser to Seller. In no event shall Purchaser be liable for the payment of more than one Termination Fee under this Agreement. Notwithstanding any other provision of this Agreement, Seller shall have no claim against Purchaser, its affiliates, or its or their respective employees, advisors and representatives, in law, equity or otherwise, arising out of or relating to the unavailability of the Financing or any Alternative Financing (including any actions or inactions of Purchaser in connection therewith) other than (i) if this Agreement has not been terminated pursuant to Section 8.01, the right to bring a claim against Purchaser for the equitable remedy of specific performance in respect of Purchaser’s obligations under Section 6.16(a) and (ii) if this Agreement has been terminated pursuant to Section 8.01, any right to receive the Termination Fee.

SECTION 6.11. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and any other member of the Seller Group with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the Acquisition.

SECTION 6.12. Refunds and Remittances. After the Closing, if Seller or any of its affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 11.02. After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 11.02. After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 11.02. After the Closing, if Seller or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 11.02.

SECTION 6.13. Audited Financial Statements. As soon as practicable after the date hereof, but no later than April 1, 2008, Seller shall deliver to Purchaser (a) an audited combined balance sheet with respect to the Business at December 30, 2007 (together with the notes thereto, the “Audited Balance Sheet”), and the related audited combined statements of operations, business unit equity and cash flows for the fiscal year ended December 30, 2007 (together with the notes thereto and the Audited Balance Sheet, the “Audited Business Financial Statements”), and (b) unqualified audit reports of KPMG LLP on the Audited Business Financial Statements.

SECTION 6.14. Quarterly Financial Statements. Within 40 days after the end of each fiscal quarter of Seller commencing on or after December 31, 2007, and ending prior to the Closing Date, Seller shall deliver to Purchaser an unaudited combined balance sheet and related combined statements of operations, business unit equity and cash flows with respect to the Business for such fiscal quarter, for the portion of the fiscal year ended at the end of such fiscal quarter and for the comparable periods of the immediately preceding fiscal year (which balance sheet and related financial statements shall be in customary form, but shall include footnotes only to the extent required under Article 10 of Regulation S-X), together with a SAS 100 review by Seller’s independent auditors thereon (the “Quarterly Financial Statements”).

SECTION 6.15. Monthly Financial Information. Promptly after the date hereof, Seller shall deliver a complete and correct copy of the monthly profits and losses statements for the Business prepared in a manner consistent with the practices of the Business prior to the date hereof (the “Monthly Financial Reports”) for the fiscal-month periods ending February 3, 2008 and March 2, 2008. Within 15 days after the end of the fiscal-month period ending March 30, 2008 and each subsequent fiscal month thereafter until the earlier of the Closing Date or the termination of this Agreement, Seller shall deliver to Purchaser a complete and correct copy of the Monthly Financial Reports for each such monthly period.

SECTION 6.16. Financing Cooperation. (a) Purchaser shall use reasonable best efforts to consummate the Financing on the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter (which reasonable best efforts shall include agreeing to the utilization of any “market flex” provisions contained therein), including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Financing consistent with the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter and (ii) satisfy on a timely basis (or obtain the waiver of) all conditions to the Financing set forth in such definitive agreements that are to be satisfied by Purchaser. Purchaser shall comply with its obligations, and use its reasonable best efforts to enforce its rights, under the Debt Commitment Letter and the Fee Letter. Purchaser shall give Seller prompt notice of any material breach by any party to the Debt Commitment Letter of which Purchaser has become aware, or any purported termination of the Debt Commitment Letter. Purchaser shall not, without the prior written consent of Seller, (x) permit any amendment or modification to, or any waiver of any material provision or remedy under, the Debt Commitment Letter or the Fee Letter if such amendment, modification, waiver or remedy results in new (or adversely modifies any existing) conditions to the consummation of the Financing or reduces the amount thereof, or (y) terminate, or take any action that would permit the termination of, the Debt Commitment Letter; provided, however, that Purchaser may terminate the Debt Commitment Letter so long as the Debt Commitment Letter is being simultaneously replaced with alternative financing arrangements on terms that are no less favorable to the interests of Seller than the terms contained in the Debt Commitment Letter (which alternative financing arrangements shall thereafter constitute the Financing hereunder). In the event that all or any portion of the Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter, regardless of the reason therefor, Purchaser shall (1) use its reasonable best efforts to obtain as promptly as possible alternative financing (including from other sources)

in an amount such that the aggregate financing available to Purchaser is equal to the Purchase Price, which alternative financing shall be on terms that are no less favorable to the interests of Purchaser than the terms contained in the Debt Commitment Letter and the Fee Letter and shall not, without the consent of Seller (which consent shall not be unreasonably withheld), include any conditions to the consummation of such alternative financing that are not substantially the same as the conditions to the Financing set forth in the Debt Commitment Letter or otherwise be materially less favorable to the interests of Seller (any such alternative financing, an “Alternative Financing”), and (2) promptly notify Seller of such unavailability and the reason therefore. Purchaser’s obligations with respect to the Financing under this Section 6.16(a) shall also apply to any Alternative Financing; provided, however, that Purchaser shall not be obligated to agree to the utilization of any “market flex” that is less favorable to Purchaser than the “market flex” provisions contained in the Debt Commitment Letter and Fee Letter in force as of the date hereof.

(b) Prior to the Closing, and, with respect to clause (iv) of this Section 6.16(b), prior to and after the Closing, Seller shall, and shall cause the other members of the Seller Group and its and their respective officers, employees and advisors (including legal counsel and accountants) to, provide to Purchaser all cooperation, on a timely basis, as reasonably requested by Purchaser in connection with the Financing (or any Alternative Financing), which cooperation shall include using reasonable best efforts to timely:

(i) cause senior management and other appropriate employees of the Business to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice;

(ii) assist with the preparation of materials (including business projections and similar materials) for rating agency, lender and investor presentations, offering documents, private placement memoranda, bank information and syndication memoranda, prospectuses, marketing materials and similar documents in connection with the Financing or any Alternative Financing, including to cause management and other personnel to participate in related drafting sessions;

(iii) furnish Purchaser and the relevant financing sources non-financial information of the type required under the Securities Act and of type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act or registered offerings of debt securities under the Securities Act by strategic acquirors of businesses to finance such acquisitions, to consummate any offering of securities contemplated by the Financing (it being understood that Purchaser shall have the right to include the information provided by Seller under this clause (iii) and the other Required Information in a current report filed with the SEC) (such information, together with the Audited Business Financial Statements, the Quarterly Financial Statements, the Monthly Financial Reports, any replacements or restatements thereof and supplements thereto, and, in the case of the Audited Business Financial Statements, the auditors’ report thereon, and including consents of accountants for use of their reports in any materials relating to the Financing or any Alternative Financing, the “Required Information”); provided, however, that the Required Information shall in no event include any “Management’s Discussion and Analysis”, “Compensation Discussion and Analysis” or similar disclosure related to the Business;

(iv) assist in obtaining accountants’ comfort letters and auditor’s reports in respect of audited financials (including consents of accountants for use of their reposts in any materials relating to the Financing or any Alternative Financing) as reasonably requested by Purchaser;

(v) assist Purchaser in satisfying the conditions to fund under the Debt Commitment Letter;

(vi) execute or obtain and deliver at the Closing other customary certificates or other documents as may be reasonably requested by the relevant financing sources; and

(vii) otherwise reasonably cooperate with the marketing efforts of Purchaser and its financing sources for any of the Financing or any Alternative Financing;

provided, however, that neither Seller nor any other member of the Seller Group shall be required to pay any commitment or other fee, or incur any other material liability, in connection with this Section 6.16, the Financing or any Alternative Financing. Purchaser shall reimburse Seller for reasonable out-of-pocket costs incurred in connection with the Financing and any Alternative Financing, including such costs incurred in connection with compliance with Section 6.14. Purchaser shall indemnify and hold harmless Seller, the other members of the Seller Group and their respective directors, officers, employees and representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Financing (or any Alternative Financing) and any information utilized in connection therewith.

SECTION 6.17. Seller’s Covenant Not to Solicit for Employment. For a period of two years from and after the Closing Date, Seller shall not, and shall cause its subsidiaries not to, solicit, recruit or hire any Transferred Employee; provided, however, that this Section 6.17 shall not apply to (a) solicitation in the form of a general advertisement or solicitation program that is not specifically targeted at such individuals, or (b) the employment of any Transferred Employee whose employment by the Business has been terminated at least 12 months prior to the date of hire by Seller.

SECTION 6.18. Insurance Matters. In the event that, prior to the Closing Date, any Transferred Asset that is covered under a third-party casualty insurance policy maintained by Seller or under which Seller can make a claim (a “Seller Insurance Policy”) suffers any damage, destruction or other casualty loss, Seller shall surrender to Purchaser after the Closing Date any insurance proceeds received by Seller under any Seller Insurance Policy with respect to such damage, destruction or loss, less any proceeds applied to the physical restoration of such asset. Seller shall make available to Purchaser the benefits of any Seller Insurance Policy covering the Transferred Assets with respect to insured events or occurrences prior to the Closing Date (whether or not claims relating to such events or occurrences are made prior to or after the Closing Date); provided, however, that the benefits of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Seller in respect thereof. Seller shall use commercially reasonable efforts to pursue claims under the applicable Seller Insurance Policies with respect to any damage, destruction or other casualty losses suffered by any Transferred Asset prior to the Closing Date.

SECTION 6.19. Further Assurances. From time to time, prior to and following the Closing, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and to effectuate and evidence the transfer of assets and Liabilities contemplated hereby, including, in the case of Seller and any member of the Seller Group, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser may reasonably request as necessary or desirable for such purpose.

SECTION 6.20. Seller Covenants Regarding Campti Project. (a) Section 6.20 of the Seller Disclosure Letter identifies certain Business Employees (the “Campti Engineers”) who provide engineering, construction management and other services with respect to the recovery boiler project at Seller’s Campti, Louisiana containerboard mill (the “Campti Project”). Within a reasonable period of time before or after the completion of the Campti Project, Purchaser shall provide written notice of such project completion to Seller (the “Campti Notice”). After the Closing Date and prior to ten Business Days following Seller’s receipt of the Campti Notice, Seller may make written offers of employment to any of the Campti Engineers. Any employment offer made by Seller pursuant to this Section 6.20(a) made prior to delivery of the Campti Notice shall be conditioned on the relevant Campti Engineer remaining with Purchaser until delivery of the Campti Notice. This Section 6.20(a) shall constitute Purchaser’s written waiver of Section 6.17 with respect to the Campti Engineers; provided, however, that the parties agree that such waiver shall lapse with respect to any Campti Engineer who does not accept Seller’s offer of employment upon payment by Purchaser of any severance or other termination benefits to such Campti Engineer.

(b) If, prior to the Closing, Seller has not completed the engineering designs and drawings required to complete the Campti Project (the “Campti Engineering”) in accordance with the approved scope of the Campti Project in effect as of the date of this Agreement and Seller’s engineering and design standards, then (i) following the Closing Seller shall, as promptly as reasonably practicable, complete the Campti Engineering in accordance with such scope and standards and (ii) Seller shall deliver tangible media containing all the Campti Engineering to Purchaser as and when such materials are completed. Following the Closing, Purchaser shall be responsible for the “as-built” drawings and any engineering support work on the Campti Project.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligations. The obligations of Purchaser and Seller to effect the Acquisition are subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Closing Date of the following conditions:

(a) Review Law Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have been terminated or shall have expired, and no judgment, injunction, order or decree shall be in effect preventing the consummation of the Acquisition, which judgment, injunction, order or decree was issued at the request of the U.S. Department of Justice or Federal Trade Commission to enforce any U.S. Review Law. Any consents, approvals, filings and other requirements under any other Review Law, the absence of which would constitute a violation of Law or prohibit the consummation of the Acquisition, shall have been obtained or made; and

(b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, cease trading order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition (other than any U.S. Review Law or any judgment, injunction, order or decree described in Section 7.01(a)), in each case preventing the consummation of the Acquisition, shall be in effect.

The foregoing conditions are for the mutual benefit of each of Seller and Purchaser and may, subject to Section 8.04, be waived, in whole or in part, by either Seller or Purchaser at any time.

SECTION 7.02. Conditions to Obligations of Seller. The obligation of Seller to effect the Acquisition are subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser in this Agreement that are qualified as to materiality or as to a Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or as to a Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have received a certificate to such effect signed on behalf of Purchaser by the chief executive officer and the chief financial officer of Purchaser;

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Purchaser by the chief executive officer and the chief financial officer of Purchaser; and

(c) Transaction Documents. Purchaser shall have executed and delivered each of the Ancillary Agreements to which it is a party.

The foregoing conditions are for the benefit of Seller and may, subject to Section 8.04, be waived, in whole or in part, by Seller at any time.

SECTION 7.03. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement that are qualified as to materiality or as to a Business Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or as to a Business Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller;

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller;

(c) Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect, and Purchaser shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller;

(d) Transaction Documents. Seller shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each other applicable member of the Seller Group to execute and deliver each of the Ancillary Agreements to which such member is a party; and

(e) Financing. Purchaser shall have received the proceeds of the Financing or Alternative Financing in an aggregate amount not less than the Purchase Price.

The foregoing conditions are for the benefit of Purchaser and may, subject to Section 8.04, be waived, in whole or in part, by Purchaser at any time.

SECTION 7.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, as required by Sections 6.03 and 6.04.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated and the Acquisition and the other Transactions abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if (i) the Closing has not occurred on or prior to March 31, 2009 (the “Termination Date”) or (ii) (A) there shall be any Law (other than a U.S. Review Law) that makes consummation of the Acquisition illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Purchaser or Seller from consummating the Acquisition is entered and such injunction, judgment or order shall have become final and non-appealable;

(c) by Seller, if (i) the Debt Commitment Letter (or the commitments of the financing sources of an existing Alternative Financing) has terminated, expired or been withdrawn, (ii) Purchaser has not irrevocably waived the condition set forth in Section 7.03(e) and (iii) Purchaser has not obtained Alternative Financing that complies with the provisions set forth in Section 6.16(a); provided, however, that Seller may not terminate this Agreement under this Section 8.01(c) (x) with respect to a termination, expiration or withdrawal of the Debt Commitment Letter until the date that is 40 days after the date of such termination, expiration or withdrawal of the Debt Commitment Letter and (y) with respect to a termination, expiration or withdrawal of an Alternative Financing until the date that is five days after the date of such termination, expiration or withdrawal;

(d) by Seller, if Purchaser breaches or fails to perform in any respect of any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 30 days after the giving by Seller of written notice to Purchaser of such breach (provided, that Seller is not then in material breach of any representation, warranty or covenant contained in any Transaction Document); or

(e) by Purchaser, if Seller breaches or fails to perform in any respect of any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 30 days after the giving by Purchaser of written notice to Seller of such breach (provided, that Purchaser is not then in material breach of any representation, warranty or covenant contained in any Transaction Document).

SECTION 8.02. Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of the last sentence of

Section 6.02(a), Section 6.02(c), Section 6.07, Section 6.08, Section 6.09(c), Section 6.10, the expense reimbursement provisions of the end paragraph of Section 6.16(b) and this Section 8.02. Nothing in this Section 8.02 shall be deemed to release any party from any liability to the other party for any breach by such party of the covenants and other agreements of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04. Extension; Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of any of the parties hereto, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

Tax Matters

SECTION 9.01. Purchase Price Allocations. (a) Allocation. Within 30 days following the date of this Agreement, Seller and Purchaser shall mutually agree on the fair market value of the Transferred Equity Interests and shall allocate an amount of the Purchase Price to the Transferred Equity Interests in an amount equal to such fair market value as determined by the parties. If Seller and Purchaser are unable to agree on such allocation, Seller and Purchaser shall mutually agree on an independent appraisal firm (the “Appraisal Firm”) to determine the fair market value of the Transferred Equity Interests. The opinion of the Appraisal Firm shall be rendered within 60 days following the date of this Agreement and shall be conclusive and binding on the parties, who shall allocate an amount of Purchase Price to the Transferred Equity Interests in an amount equal to their fair market value as determined by the Appraisal Firm (such amount as is agreed by the parties or determined by the Appraisal Firm, the “Mexico Allocation”). Within 10 days following the determination of the Mexico Allocation, Purchaser shall propose an initial allocation (the “U.S. Allocation”, and together with the Mexico Allocation, the “Allocations”) of the Purchase Price (and any other items required to be treated as purchase price for Tax purposes), less the Mexico Allocation, among the Transferred Assets. Seller shall have 10 days to review such proposed allocation and if Seller does not inform Purchaser in writing of any dispute within such period, such proposed allocation shall be conclusive and binding on the parties. In the event there is a dispute and Seller and Purchaser are unable to resolve such dispute within 5 days, Seller and Purchaser shall refer such dispute to the Appraisal Firm, who shall only determine as to the matters in dispute. The conclusions of the Appraisal Firm shall be rendered within 10 days following the date the dispute is submitted and shall be conclusive and binding on the parties. Seller and Purchaser shall adjust the Allocations from time to time as mutually agreed to reflect any adjustments to the Purchase Price hereunder (with any dispute to be resolved by the Appraisal Firm). All fees and expenses of the Appraisal Firm shall be shared equally by Seller and Purchaser.

(b) Certain Reporting and Filing Requirements. The Allocations shall comply with Section 1060 of the Code and the Treasury Regulations thereunder and any applicable local Laws. Seller, on the one hand, and Purchaser, on the other hand, agree that they shall and shall cause their respective affiliates to (i) cooperate in good faith in preparing Internal Revenue Service Form 8594, (ii) furnish a copy of such Form 8594 to the other in draft form not later than the earlier of (x) 30 days after Seller and Purchaser have agreed to the Adjusted Purchase Price in accordance with Section 2.03(b) and (y) 60 days prior to its filing due date, (iii) report the sale and purchase of the Transferred Equity Interests and the Transferred Assets for U.S. Tax purposes and all other applicable Tax purposes in accordance with such Allocations and cooperate in complying with all Tax filings (including providing any supporting documentation in connection with such filings) required by the sale and purchase of the Transferred Equity Interests under applicable Mexican Laws and (iv) not take any position inconsistent with such Allocations on any of their respective Tax Returns, in any refund claim, in any litigation or otherwise. The parties shall promptly inform one another of any challenge with respect to the Allocations by any Taxing Authority, and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c) Transfer Taxes. Seller, on the one hand, and Purchaser, on the other hand, agree to share equally all Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser (and any subsidiary of Purchaser) of the Transferred Equity Interests and the Transferred Assets. Seller and its affiliates, on the one hand, and Purchaser and its affiliates, on the other hand, shall cooperate in making all filings, returns, reports and forms, as and when required, to comply with the provisions of any applicable tax Laws. Seller and Purchaser and their respective affiliates shall cooperate in minimizing any Transfer Taxes. For the avoidance of doubt, Seller shall be fully liable for any Mexican capital gains Tax or other similar Income Tax imposed or arising as a result of the transfer to Purchaser or one or more Purchaser Subs of the Transferred Equity Interests.

(d) Straddle Period. Any Taxes (other than Taxes described in Section 9.01(c)) imposed with respect to a Straddle Period shall be allocated between the portions of the Straddle Period in the following manner: (i) in the case of a property, ad valorem or similar Tax for a Straddle Period, the amount of such Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of all other Taxes (other than Taxes described in Section 9.01(c) and 9.01(d)(i)) for a Straddle Period, such Taxes shall be allocated to the relevant portion of the Straddle Period assuming an interim closing of the books on the Closing Date.

(e) Pre-Paid Taxes. To the extent Prepaid Taxes exceed the Taxes owed by Seller for a Straddle Period (as determined pursuant to Section 9.01(d)), Purchaser shall pay Seller such excess at Closing.

(f) Preparation of Tax Returns. (i) Seller Responsibility. Except as otherwise provided in Sections 9.01(c) and 9.01(f)(iii), Seller shall make all determinations with respect to and shall file (A) any Seller Group Federal consolidated Tax Returns for all taxable periods, (B) any consolidated, combined or unitary state Income Tax Return for any taxable period that includes one or more members of the Seller Group ending on or before the Closing Date, (C) all Tax Returns of the Transferred Entity and with respect to the Business for any Pre-Closing Tax Period and (D) any property Tax Returns relating to personal property with lien dates that occur prior to the Closing.

(ii) Purchaser Responsibility. Except as otherwise provided in Sections 9.01(c) and 9.01(f)(iii), Purchaser shall make all determinations with respect to and shall file (A) all Tax Returns of the Transferred Entity and with respect to the Business for any Post-Closing Tax Period and (B) any property Tax Returns relating to personal property with lien dates that occur after the Closing.

(iii) Straddle Periods. Purchaser shall be responsible for preparing and filing all Straddle Period Tax Returns in a manner not inconsistent with practices, accounting methods, elections and conventions used with respect to such Tax Returns for Pre-Closing Tax Periods. Purchaser shall use reasonable best efforts to make any Tax Returns and work papers in respect of a Straddle Period available for review by Seller sufficiently in advance of the due date for filing such Tax Returns to provide Seller with a meaningful opportunity to analyze, comment on and dispute such Tax Returns and for such Tax Returns to be modified, as reasonably requested by Seller before filing. In the event of any disagreement between Purchaser, on the one hand, and Seller, on the other hand, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Purchaser and Seller (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Purchaser and Seller. If the Tax Accountant does not resolve any differences between Purchaser and Seller with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by Purchaser and subsequently amended to reflect the Tax Accountant’s resolution.

(g) Restrictions on Carrybacks and Amended Returns. To the extent permitted by Law, (i) Purchaser shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax benefits to a Pre-Closing Tax Period and (ii) Purchaser shall not amend any Tax Return described in Section 9.01(f)(i), except with Seller’s prior written consent (which shall not be unreasonably withheld or delayed).

(h) Section 338 Election. Purchaser shall not make an election pursuant to Section 338(g) of the Code with respect to the Transferred Entity without Seller’s prior written consent (which shall not be unreasonably withheld or delayed).

(i) FIRPTA. Seller shall furnish to Purchaser on or prior to the Closing Date a certificate of its non-foreign status complying with the provisions of Treasury Regulation Section 1.1445-2(b).

SECTION 9.02. Research and Development. Purchaser and Seller agree that adjustments to research and development expenses for the purposes of determining Tax credits for research and development activities shall be governed by Section 41(f)(3) of the Code. Pursuant to Section 41(f)(3)(B) of the Code, Seller shall furnish the Purchaser information as is necessary for the application of Section 41(f)(3)(A) of the Code.

SECTION 9.03. Tax Abatement. (a) Seller shall use commercially reasonable efforts to assist Purchaser in securing any state or local Tax benefit to which the Seller is entitled by reason of the existence of a Tax-Exempt IDB Lease, a Taxable IDB Lease, or a Tax Abatement Agreement.

(b) Seller shall use its reasonable best efforts to provide to Purchaser within 45 days following the date hereof a list of all Transferred Assets that are tax-exempt bond financed property within the meaning of Section 168 of the Code. For purposes of this Section 9.03(b), tax-exempt bond financed property means all property that is or was financed (directly or indirectly) by any tax-exempt bonds that are still outstanding on the Closing Date (including bonds that are defeased but not retired).

ARTICLE X

Indemnification

SECTION 10.01. Indemnification by Seller. (a) From and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser and each of its affiliates and their respective officers, directors, employees, shareholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages (including, in the case of Third Party Claims, any exemplary or punitive damages, whether based on contract, tort, strict liability, other Law or otherwise), liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i) any Retained Liability;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement;

(iii) any inaccuracy, as of the Closing Date, of any representation or warranty of Seller that is contained in this Agreement and survives the Closing;

(iv) any Pre-Closing Environmental Liabilities; and

(v) any fees, expenses or other payments incurred or owed by Seller or any other member of the Seller Group to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the Transactions.

(b) Notwithstanding anything to the contrary in this Agreement, Seller shall not have any liability:

(i) under clause (ii) (solely with respect to any breach of any covenant or agreement contained in Section 5.01), clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 4.01, 4.02, those portions of Sections 4.11 and 4.12 relating to title to the Transferred Assets and the first sentence of Section 4.18) or clause (iv) of Section 10.01(a) unless the aggregate amount of all Losses for which Seller would, but for this clause (i), be liable under clauses (ii) (solely with respect to any breach of any covenant or agreement contained in Section 5.01), (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 4.01, 4.02, those portions of Sections 4.11 and 4.12 relating to title to the Transferred Assets and the first sentence of Section 4.18) and (iv) of Section 10.01(a) exceeds on a cumulative basis an amount equal to $100,000,000, and then only to the extent of any such excess;

(ii) under clause (ii) (solely with respect to any breach of any covenant or agreement contained in Section 5.01), clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 4.01, 4.02 and the first sentence of Section 4.18) or clause (iv) of Section 10.01(a) for any individual item (or a series of related items) where the Loss relating thereto is less than $200,000, and such items shall not be aggregated for purposes of clause (i) of this Section 10.01(b); and

(iii) under clause (ii) (solely with respect to any breach of any covenant or agreement contained in Section 5.01), clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 4.01, 4.02, those portions of Sections 4.11 and 4.12 relating to title to the Transferred Assets and the first sentence of Section 4.18) or clause (iv) of Section 10.01(a) on an aggregate cumulative basis in excess of $1,000,000,000.

SECTION 10.02. Indemnification by Purchaser. (a) From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller, each member of the Seller Group and each of their affiliates and their respective officers, directors, employees, shareholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i) any Assumed Liability (except to the extent Seller has indemnified Purchaser from and against such liability pursuant to Section 10.01);

(ii) any breach of any covenant or agreement of Purchaser contained in this Agreement;

(iii) any inaccuracy, as of the Closing Date, of any representation or warranty of Purchaser that is contained in this Agreement and that survives the Closing; and

(iv) all liabilities arising after the Closing related to Third Party Claims against any of the Seller Indemnitees to the extent arising out of or relating to the Transferred Assets, the Transferred Entity or the operation or conduct of the Business, other than any liability for which Seller is required to indemnify pursuant to Section 10.01.

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have any liability:

(i) under clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 3.01 and 3.02) of Section 10.02(a) unless the aggregate amount of all Losses for which Purchaser would, but for this clause (i), be liable under clause (iii) of Section 10.02(a) exceeds on a cumulative basis an amount equal to $100,000,000, and then only to the extent of any such excess;

(ii) under clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 3.01 and 3.02) of Section 10.02(a) for any individual item (or a series of related items) where the Loss relating thereto is less than $200,000, and such items shall not be aggregated for purposes of clause (i) of this Section 10.02(b); and

(iii) under clause (iii) of Section 10.02(a) on an aggregate cumulative basis in excess of $1,000,000,000.

SECTION 10.03. Indemnification Procedures. (a) Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 10.01 or 10.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article X, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that such counsel is reasonably satisfactory to the Indemnified Party; and provided, further, that in the event the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall actively pursue such defense in good faith. If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of such notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to assume and control the defense thereof without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party under this Article X; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement (1) provides for (x) relief other than money damages or (y) money damages, if the Indemnifying Party has not acknowledged in writing that it shall be solely responsible for such money damages, or (2) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Section 10.03, if the Indemnified Party in good faith determines that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense of such Third Party Claim; provided, however, that if the Indemnified Party does so take over and control the defense of such Third Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The parties will use their commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense, subject to this Article X, and will give each other reasonable access to all information and records relevant thereto.

(b) Procedures Relating to Indemnification of Third Party Tax Claims. Notwithstanding Section 10.03(a), if a Third Party Claim includes, or could reasonably be expected to include, any claim for Taxes relating to a Straddle Period, Purchaser and Seller shall jointly control all proceedings taken in connection with such claim (such Third Party Claim, a “Tax Claim”). For the avoidance of doubt, if a Tax Claim relates to Seller’s U.S. Federal Income Taxes or to state Income Taxes in states where Seller filed combined or consolidated Tax Returns that included the Transferred Entity or the operations of the Business (such Tax Claim, an “Income Tax Claim”), Seller shall control fully all proceedings in connection with any such Income Tax Claim and shall have complete authority and discretion to settle any such Income Tax Claim without the consent of Purchaser. In the case of any Tax Claim jointly controlled by the parties, each party shall (i) promptly notify the other party of any Tax audits, examinations or assessments that could give rise to a Tax Claim and provide the other party with a copy of all documents relating to such audit, examination or proceeding, (ii) jointly prepare any written submissions in connection with such audit, examination or proceeding, (iii) jointly attend any conference with any Taxing Authority regarding such audit, examination or proceeding and (iv) not settle or compromise any such audit, examination or proceeding without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

(c) Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing, at the Indemnifying Party’s expense, reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters; provided, however, that the Indemnified Party’s obligations under this sentence and the immediately preceding sentence shall be no greater than the obligations of such Indemnified Party under the discovery requirements, if any, of any legal proceedings between the parties controlling such claim of indemnity.

(d) Environmental Limitations. Notwithstanding any provision to the contrary in this Agreement, with respect to any Losses arising from Pre-Closing Environmental Liabilities or with respect to breaches of the representations and warranties contained in Section 4.10 (Environmental Matters) or, in respect of Environmental Permits, contained in Section 4.16 (Permits): (a) Seller shall have satisfied its obligations with respect to any remedial action to the extent such remedial action is conducted to standards applicable to industrial properties, including the use of risk-based cleanup standards, natural attenuation, and deed restrictions so long as such use is not prohibited by the Governmental Entity overseeing such remedial action and (b) Seller shall not be required to indemnify any Purchaser Indemnitees for any such Losses (i) except to the extent such Losses are required to comply with Environmental Law in force and in effect on the Closing Date; (ii) to the extent Purchaser Indemnitees exacerbate any such Losses after the Closing Date (excluding exacerbation arising from post-Closing activities by Purchaser Indemnitees that conform to pre-Closing activities by Seller in connection with the Business as a result of which any representation or warranty in Section 4.10 or, with respect to Environmental Permits, Section 4.16, was inaccurate, until such time as Purchaser Indemnitees know such activities caused such representation or warranty to be inaccurate); (iii) to the extent such Losses arise or result from any exposure or alleged exposure to, or any maintenance, repair, removal or disposal of, asbestos or asbestos-containing materials, other than any maintenance, repair, removal or disposal of asbestos or asbestos-containing materials required as of the Closing Date under any Environmental Law in force and effect on the Closing Date; (iv) other than with respect to the Pine Hill Action, that result or arise from any exposure or alleged exposure to any Hazardous Materials emitted or discharged in connection with the operations of the Business or the Transferred Real Property prior to the Closing Date in compliance with Environmental Laws or applicable Environmental Permits; (v) resulting or arising from any investigation, removal or remediation of any presence or Release of Hazardous Materials except to the extent such presence or Release existed at concentrations in soil, groundwater or other environmental media on the Closing Date such that the failure to remove or remediate such presence or Release, if known on the Closing Date, would have constituted a violation of or non-compliance with Environmental Law in force and in effect on the Closing Date; and (vi) relating to the Springfield PCP Remedial Action.

SECTION 10.04. Indemnification as Sole and Exclusive Remedy. The parties acknowledge and agree that, should the Closing occur, each party’s sole and exclusive remedy with respect to any and all claims for monetary relief relating to Article I, the Business, the Transferred Equity Interests, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or any representation, warranty or covenant of the other party contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article X; provided, however, that (i) nothing herein shall limit in any way either party’s remedies in respect of fraud by the other party in connection with the Acquisition and (ii) should the Closing occur, no party shall have, and all parties shall be deemed to have waived, any rescission rights with respect to this Agreement, the Acquisition or the other transactions contemplated hereby. In furtherance of the foregoing and subject to the indemnification provision set forth in this Article X and the proviso contained in the immediately preceding sentence, Purchaser hereby waives, from and after the Closing Date, any and all rights, claims and causes of action for monetary relief Purchaser or any other Purchaser Indemnitee may have against Seller or any of its affiliates, or their respective directors, officers and employees arising under or based upon any Federal, state, provincial, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act). This Section 10.04 will not apply to any breach of any Ancillary Agreement that occurs following the Closing Date.

SECTION 10.05. Calculation of Indemnity Payments. (a) The amount of any Loss for which indemnification is provided under this Article X (i) shall be net of any amounts recovered by the Indemnified Party under insurance policies or underground storage tank reimbursement programs with respect to such Loss and (ii) shall be (A) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (B) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. For purposes of indemnification under Section 10.01, the amount of any Loss shall be reduced to the extent that such Loss is reflected as a current liability in the Closing Date Statement (as finally determined after resolution of all disputes in accordance with Section 2.03(b)).

(b) An Indemnifying Party is authorized, in connection with payment of any Loss for which indemnification may be sought by an Indemnified Party under this Article X, to set off and apply any and all payments due to such Indemnifying Party under Section 2.03 or this Article X against any of and all of the obligations of the Indemnifying Party to such Indemnified Party under this Article X. The rights of the Indemnifying Party under this Section 10.05(b) are in addition (but without duplication) to other rights and remedies (including other rights of set-off) which such Indemnifying Party may have.

SECTION 10.06. Additional Matters. (a) For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

(b) For purposes of this Article X only, any inaccuracy in any representation or warranty contained in this Agreement (other than any representation or warranty contained in Section 4.01(a), 4.03, 4.04(a), 4.04(b), 4.05, the first sentence of Section 4.08, the first sentence of Section 4.11(a), the first sentence of Section 4.11(b), the first sentence of Section 4.11(c), the first sentence of Section 4.12(a), the definition of “Business Material Agreements” in Section 4.13, Section 4.14 and the first sentence of Section 4.16), and any determination of damages resulting therefrom, shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representation or warranty.

(c) In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise, other than any such damages or lost profits for which the Indemnified Party is found liable through the final resolution of a Third Party Claim.

(d) All obligations of Seller under Section 10.01 to indemnify, defend and hold harmless any Purchaser Indemnitee for any Losses arising or resulting from any Retained Tax Liability shall terminate at the expiration of the statute of limitations, including any applicable extensions or waivers thereof.

SECTION 10.07. Environmental Access, Control and Cooperation. With respect to any claim for indemnification by Purchaser Indemnitees for any Pre-Closing Environmental Liability or any breach of the representations and warranties contained in Section 4.10 or, with respect to Environmental Permits, contained in Section 4.16 (“Environmental Indemnity Claims”):

(a) Notwithstanding any provision to the contrary, (i) Seller shall have the right to assume the control and/or performance of, and shall have the right to make all final decisions with respect to, any investigation, cleanup or other corrective or responsive action (“Responsive Action”) relating to any Environmental Indemnity Claim to the extent Seller’s obligation under clause (ii) (solely with respect to any breach of any covenant or agreement contained in Section 5.01), clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 4.01, 4.02, those portions of Sections 4.11 and 4.12 relating to title to the Transferred Assets and the first sentence of Section 4.18) or clause (iv) of Section 10.01(a) exceeds or has exceeded on a cumulative basis an amount equal to $100,000,000; provided, however, that, with respect to any Responsive Action controlled and/or performed by Seller pursuant to this Agreement, to the extent reasonably practicable from an economic and engineering standpoint, Seller shall not conduct or agree to conduct any Responsive Action in a manner that unreasonably interferes with the operations of the Business at any relevant Transferred Real Property; and (ii) Purchaser shall provide Seller, at reasonable times and after reasonable notice, access to the Transferred Real Property and Business records and employees in connection with any such control and/or performance by Seller.

(b) The Party that controls and/or performs any Responsive Action relating to any Environmental Indemnity Claim under this Agreement (the “Controlling Party”) shall (i) reasonably consult with the other Party (the “Non-Controlling Party”) regarding any such Responsive Action, including the selection of any environmental consultants and the selection of, and development of any scope of work for, any Responsive Action; (ii) provide the Non-Controlling Party with an opportunity to review and comment on any submission to any Governmental Entity reasonably in advance of such submission and shall consider such comments in good faith; and (iii) provide the Non-Controlling Party with an opportunity to (A) attend any meetings with any Governmental Entity; (B) review any documents or records relating to such Responsive Action in the Controlling Party’s control that the Non-Controlling Party may reasonably request; and (C) monitor the performance of such Responsive Action and, in the case of any intrusive investigation or cleanup, and at Non-Controlling Party’s reasonable request and expense, take split samples; provided, however, that, if Purchaser is the Controlling Party, with respect to any such Environmental Indemnity Claim that could reasonably be expected to result in Loss such that Seller’s obligation under clause (ii) (solely with respect to any breach of any covenant or agreement contained in Section 5.01), clause (iii) (except with respect to inaccuracies of the representations and warranties contained in Sections 4.01, 4.02, those portions of Sections 4.11 and 4.12 relating to title to the Transferred Assets and the first sentence of Section 4.18) or clause (iv) of Section 10.01(a) would exceed on a cumulative basis an amount equal to $100,000,000, Purchaser shall not conduct, agree to, or enter any settlement or order or make any reporting to any Governmental Entity with respect to any Responsive Action (including the selection of consultants, development and selection of a scope of work, any submissions to any Governmental Entity) without the prior written consent of the Seller, which shall not be unreasonably withheld or delayed.

(c) Any Responsive Action taken in connection with any Environmental Indemnity Claim shall be conducted in a workmanlike manner, using commercially reasonable and cost effective practices, standards and methods from an engineering standpoint.

ARTICLE XI

General Provisions

SECTION 11.01. Survival of Representations and Warranties and Agreements. (a) The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 3.01, 3.02, 4.01, 4.02 and those portions of Sections 4.11 and 4.12 relating to title to the Transferred Assets shall survive indefinitely or until the latest date permitted by Law, (ii) the representations and warranties contained in Sections 4.06 and 4.10 shall survive until the third anniversary of the Closing Date and (iii) the representations and warranties contained in Section 4.07 shall survive the Closing until 60 days following the expiration of all relevant statutes of limitations (giving effect to any extensions or waivers thereof). The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any inaccuracy of representation or warranty or breach of covenant or agreement, in respect of which indemnification may be sought under this Agreement, shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time. Notwithstanding any other provision of this Agreement, (i) on and after the first anniversary of the Closing Date, Purchaser shall not have rights to indemnification, or any other remedy, for any breach of Section 5.01, (ii) on and after the second anniversary of the Closing Date, neither party shall have rights to indemnification, or any other remedy, for any breach prior to the Closing of Section 1.03(b), 1.03(c), 1.07, 2.02, 6.02(d), 6.03(d), 6.06 or 6.07 and (iii) neither party shall have rights to indemnification, or any other remedy, for any breach prior to the Closing of Section 5.02, 6.02 (other than 6.02(d)), 6.03 (other than 6.03(d)), 6.04, 6.05, 6.09(a) (other than the last paragraph thereof), 6.09(d), 6.13, 6.14, 6.15 or 6.16 at any time after the Closing.

(b) Seller shall have no obligation to indemnify Purchaser Indemnitees under Section 10.01(a)(iv) for Pre-Closing Environmental Liabilities unless Seller is provided notice asserting a claim for indemnification for such Pre-Closing Environmental Liabilities on or before the third anniversary of the Closing Date. Such obligation shall not terminate with respect to the Pre-Closing Environmental Liabilities as to which Purchaser Indemnitees provides such notice prior to such time.

(c) If, prior to the Closing, (i) (A) either party notifies the other party of any inaccuracy of any representation or warranty of the party giving such notice contained in this Agreement or (B) Seller notifies Purchaser of any breach of any covenant or agreement contained in Section 5.01, (ii) such notice contains a clear and specific description of such inaccuracy or breach, (iii) such notice states that the effect of such inaccuracy or breach is a failure of a condition to the obligations of the party receiving such notice to effect the Acquisition as set forth in Article VII, and such statement is correct as a matter of applicable Law, and (iv) the party receiving such notice proceeds with the Closing, then the party receiving such notice shall be deemed to have waived such inaccuracy of representation or warranty or breach of covenant or agreement of the party giving such notice, and the party receiving such notice and its successors, assigns and affiliates shall not be entitled to indemnification under this Agreement, or to sue for damages or to assert any other right or remedy, for any Losses arising from any matters relating to such inaccuracy or breach. Notwithstanding the foregoing, if the party receiving such notice disputes that the statement described in clause (iii) above contained in such notice is correct as a matter of applicable Law, the Closing shall not occur until the parties have finally resolved such dispute.

SECTION 11.02. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the United States and, in each case, addressed to a party at the following address for such party:

(i) if to Seller, to

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: 1-253-924-2685

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall

Facsimile: 1-212-474-3700

(ii) if to Purchaser, to

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

Facsimile: 1-901-214-1248

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen

  Jonathan E. Levitsky

Facsimile: 1-212-909-6836

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11.02.

SECTION 11.03. Definitions. For purposes of this Agreement:

“Action” means any demand, action, claim, counterclaim, suit, countersuit, arbitration, inquiry, labor grievance procedures, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Ancillary Agreements” means the Asset Conveyance Documents, the Liabilities Assumption Documents, the Site Services Agreements, the Transition Services Agreement, the Fiber Supply Agreements, the IDB Lease Assignment and Assumption Agreements and the Intellectual Property License Agreement.

“Antitrust Proceeding” means any proceeding seeking a preliminary injunction or other comparable legal impediment to the Acquisition or to Purchaser’s freedom to operate the Business after the Closing under any Review Law.

“Business” means (i) the containerboard, packaging and recycling business of Seller and (ii) the Transferred Entity; provided, however, that the Business shall in no event include any operations conducted with the Excluded Assets.

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the Laws of the State of Washington or in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Business Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to (i) the business, assets, properties, condition (financial or otherwise) or results of operations of the Business and the Transferred Assets (taken as a whole) other than an Effect relating to (A) the economy generally, (B) the industries in which the Business operates generally (including changes in prices for energy, raw materials and finished products), (C) the financial, securities and currency markets generally or (D) other than for purposes of Section 4.03, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clause (A), (B) or (C), to the extent such Effect does not disproportionately affect the Business in relation to others in the same industry), or (ii) the ability of the Seller to perform its obligations under the Transaction Documents or consummate the Transactions. For purposes of so much of Section 4.05 as relates to the period between the date of this Agreement and the Closing, Business Material Adverse Effect shall also exclude any Effect (not otherwise excluded pursuant to the preceding sentence) relating to (i)(A) changes in Law, (B) any item referred to in clause (i)(A), (i)(B) or (i)(C) of the immediately preceding sentence, whether or not disproportionately affecting the Business, or (C) any change in purchasing behavior of customers of the Business, (ii) actions taken or not taken at the request of Purchaser or any of its affiliates or (iii) acts of war, armed conflicts or terrorism.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“dollars” or “$” means lawful money of the United States of America.

“Effect” has the meaning given to such term in the definition of “Purchaser Material Adverse Effect” in this Section 11.03.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to pollution, human health or safety.

“Environmental Liabilities” means all obligations, liabilities, costs or commitments in respect of environmental, health or safety matters, including those arising from (i) the compliance or noncompliance with Environmental Laws, (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Materials, (iii) the offsite transportation, storage, disposal or arrangement for disposal of Hazardous Materials and (iv) any other obligations, liabilities, costs or commitments arising under Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with any of the foregoing.

“Fiber Supply Agreements” means (i) the Pulpwood Supply Agreement between Seller and Purchaser, substantially in the form attached hereto as Exhibit G-1, and (ii) the Residual Chip Purchase Agreement between Seller and Purchaser, substantially in the form attached hereto as Exhibit G-2.

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“IDB Lease Assignment and Assumption Agreements” means, collectively, (i) the Taxable IDB Lease Assignment and Assumption Agreements and (ii) the Tax-Exempt IDB Lease Assignment and Assumption Agreements.

“IDB Leased Property” means any Transferred Assets leased to Seller or any other member of the Seller Group by an industrial development board or similar Governmental Entity in connection with the issuance of any industrial development bonds.

“Income Tax” means any Tax imposed on or measured by net income, including franchise or similar Taxes measured by net income.

“Indebtedness” means (i) all indebtedness for borrowed money, including the aggregate principal amount of, and any accrued interest and applicable prepayment charges or premiums (including any “make-whole” or similar premium or penalty payable in connection with redemption or otherwise extinguishing such indebtedness whether or not then due) with respect to all borrowed money, purchase money financing and capitalized lease obligations and (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, in the case of the foregoing clauses (i) and (ii), whether incurred, assumed, secured or unsecured and including any guarantees of such indebtedness.

“Indemnitees” means the Purchaser Indemnitees and the Seller Indemnitees.

“Intellectual Property License Agreement” means the license of Intellectual Property by and between Seller and Purchaser, substantially in the form attached as Exhibit A.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Purchaser” means the actual knowledge of the persons set forth on Exhibit B.

“knowledge of Seller” means the actual knowledge of the persons set forth on Exhibit C.

“Liens” means all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Marketing Period” means the first period of 21 consecutive days after the date hereof (a) that begins on or after the earlier of (A) July 14, 2008 and (B) the date on which Seller gives Purchaser an irrevocable notice that on the date the Closing would be required to occur (assuming the Marketing Period begins on the date of the notice) Seller would be ready to perform its obligations under the Transition Services Agreement and (b) throughout which (A) Purchaser shall have the Required Information (together with any updates or revisions to such information as may be required in order for such information to continue to constitute the Required Information) that was requested prior to the later of May 31, 2008 and the date on which the conditions set forth in Section 7.01(a) are satisfied and (B) the conditions set forth in Section 7.01(a) shall be satisfied and no event has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.01(b), 7.03(a), 7.03(b) and 7.03(c) to fail to be satisfied, assuming the Closing were to be scheduled for any time during such period; provided that (x) if the Marketing Period otherwise would include, but not end on, August 16, 2008, then the Marketing Period will not be deemed to commence earlier than September 3, 2008, (y) if the Marketing Period otherwise would include, but not end on, November 22, 2008, then the Marketing Period will not be deemed to commence earlier than December 1, 2008 and (z) if the Marketing Period otherwise would include, but not end on, December 23, 2008, then the Marketing period will not be deemed to commence earlier than January 5, 2009.

“Material Adverse Effect” means a Business Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

“Other Retained Liabilities” means, collectively, (i) all Liabilities retained by Seller or any other member of the Seller Group pursuant to each of the IDB Lease Assignment and Assumption Agreements, (ii) all Liabilities arising out of or relating to any Action pending on or prior to the Closing Date in connection with, arising out of or relating to the alleged or actual presence or release of, or exposure to, asbestos or asbestos-containing materials in any form in or at any of the Transferred Assets or in connection with the operations of the Business other than Elizabeth Cano v. A.W. Chesterton et al. (Case No. 2005-60444, 11th Judicial District Court of Harris County, Texas) and John Seymour et ux. V. A.W. Chesterton et al. (Case No. CJ-06-568, District Court of McCurtain County, Oklahoma), (iii) all Liabilities arising out of or relating to workers compensation claims of any present or former employee of the Business, employed at former, sold or discontinued facilities, (iv) all Liabilities arising out of or relating to any Rejected Contract and (v) all Liabilities arising out of or relating to the portion of the Transferred Real Property that constitutes the land to be leased by Purchaser to Seller pursuant to each of the 99-year leases contemplated by Section 6.09 or Section 6.09(a) of the Seller Disclosure Letter, to the extent arising prior to the termination or expiration of the relevant lease.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

“Pine Hill Action” means any Action for personal injury or other damages relating to pre-Closing air emissions from the Pine Hill, Alabama facility, including the Gladney et al. v. Weyerhaeuser litigation.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

“Pre-Closing Environmental Liabilities” means all Environmental Liabilities (other than the Retained Environmental Liabilities) resulting or arising from violations of or non-compliance with Environmental Laws occurring on or prior to the Closing Date in connection with operations at the Transferred Real Property or in connection with the conduct or operation of the Business, including liability for the investigation, removal or remediation of Hazardous Materials at, on, under or from the Transferred Real Property resulting from the presence or Release of Hazardous Materials on or prior to the Closing Date, but only to the extent such presence or Release existed at concentrations in soil, groundwater or other environmental media on the Closing Date such that the failure to remove or remediate such presence or Release, if known on the Closing Date, would have constituted a violation of or non-compliance with Environmental Law in force and in effect on the Closing Date, in each case specifically excluding the Springfield PCP Remedial Action.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Prepaid Taxes” means all payments of Taxes made in respect of the Tax liability of the Business and the Transferred Assets (whether by reason of an estimated Tax payment or otherwise) on or prior to the Closing Date in respect of a Straddle Period.

“Purchaser Business” means the business, operations and affairs of Purchaser and its subsidiaries, taken as a whole.

“Purchaser Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”) that has been or would reasonably be likely to be material and adverse to (i) the business, assets, properties, condition (financial or otherwise) or results of operations of Purchaser and its subsidiaries, taken as a whole, or of the Purchaser Business, other than an Effect relating to (A) the economy generally, (B) the industries in which Purchaser or the Purchaser Business operates generally (including changes in prices for energy and raw materials), (C) the financial, securities and currency markets generally and (D) other than for purposes of Section 3.03, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clause (A), (B) or (C), to the extent such Effect does not disproportionately affect the Purchaser Business in relation to others in the same industry) or (ii) the ability of Purchaser to perform its obligations under the Transaction Documents or consummate the Transactions.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Retained Environmental Liabilities” means all Environmental Liabilities arising out of or relating to (i) properties or facilities formerly owned, leased or operated in connection with the Business, (ii) the off-site transportation, storage, disposal or arrangement for disposal of Hazardous Materials on or prior to the Closing Date, (iii) the Springfield PCP Claims or (iv) the Pine Hill Action.

“Review Law” means the HSR Act or any other Law of any applicable jurisdiction that pertains to antitrust, merger control, competition matters or foreign investment review.

“Seller Business” means: (i) the business and operations of the Seller Group other than the Business, (ii) all other businesses and operations acquired or commenced by any member of the Seller Group at any time after the Closing Date and (iii) any terminated, divested or discontinued business or operation that at the time of termination, divestiture or discontinuation did not solely relate to the Business as then conducted.

“Seller Group” means Seller, each subsidiary of Seller and any other Person that is controlled directly or indirectly by Seller. Prior to the Closing, the Seller Group shall include the Transferred Entity, and after the Closing the Seller Group shall exclude the Transferred Entity.

“Site Services Agreements” means the Site Services Agreements with respect to the facilities located at Pine Hill, Alabama, Albany, Oregon, Springfield, Oregon and, if applicable, Valliant, Oklahoma, respectively, each substantially in the form attached hereto as Exhibit D, and each with the applicable exhibits attached thereto.

“Springfield PCP Claims” means any third-party claims for personal injury or third-party property damage or other third party claims resulting from or related to the presence or Release of pentachlorophenol at, on, under or from the Springfield, Oregon facility on or prior to the Closing, but excluding any obligation or costs to conduct any Springfield PCP Remedial Action.

“Springfield PCP Remedial Action” means any monitoring, investigation, cleanup, containment or other remediation of pentachlorophenol contamination at the Springfield, Oregon facility, including any such activity pursuant to or arising out of the Stipulation and Consent Decree with the Oregon Department of Environmental Quality, Case No. 16-01-24095.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such Person, (ii) by any one or more of such Person’s subsidiaries or (iii) by such Person and one or more of its subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax” or “Taxes” means all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, capital gains, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, customs, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Taxable IDB Lease Assignment and Assumption Agreement” means an assignment and assumption agreement by and between Seller and Purchaser with respect to any Taxable IDB Lease, substantially in the form attached as Exhibit E-1.

“Tax-Exempt IDB Lease Assignment and Assumption Agreement” means an assignment and assumption agreement by and between Seller and Purchaser with respect to any Tax-Exempt IDB Lease, substantially in the form attached as Exhibit E-2.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Title Company” means First American Title Insurance Company.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

“Transferred Entity” means Weyerhaeuser de Mexico, S.A. de CV.

“Transferred Equity Interests” means all the outstanding shares of capital stock of the Transferred Entity.

“Transactions” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, filing (other than the filings fees required under the HSR Act and the other applicable Review Laws), value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other similar fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement; provided that Transfer Taxes shall not include Taxes on or measured by net income or Taxes on capital gains.

“Transition Services Agreement” means the Transition Services Agreement between Seller and Purchaser, substantially in the form attached hereto as Exhibit F, with schedules modified as contemplated by Section 6.09.

“USW” means the United Steel, Paper, Forestry, Rubber, Manufacturing, Energy, Allied-Industrial and Service Workers International Union.

SECTION 11.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any Section of the Seller Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Purchaser or Seller to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the text of such disclosure, other than the material under the heading “SEC Disclosures” in Section 4.05 of the Seller Disclosure Letter (which shall only qualify Section 4.05).

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled to the extent possible.

SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 11.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Documents, taken together with the Seller Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding anything to the contrary contained in this Agreement, no provision under this Agreement, whether express or implied, shall (i) constitute or create an employment agreement with any Transferred Employee or (ii) limit the right of Purchaser, Seller or any of their respective Affiliates to amend, terminate or otherwise modify any Business Benefit Plan, Purchaser plan or other benefit or employment plan or arrangement following the Closing Date. Seller and Purchaser acknowledge and agree that all provisions contained in this Agreement with respect to Transferred Employees are included for the sole benefit of Seller, Purchaser and their respective affiliates, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (x) in any other person, including, without limitation, any current or former Transferred Employees, any participant in any existing benefit plan or arrangement, or any dependent or beneficiary thereof, or (y) to continued employment with Seller, Purchaser or any of their respective affiliates. In the event of any conflict between the provisions of this Agreement (including the Seller Disclosure Letter and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the other Transaction Documents (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control. Notwithstanding anything herein to the contrary, following the Closing the provisions of the last sentence of Section 6.06(h) shall be enforceable by USW.

SECTION 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 11.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 11.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in any Federal court, located in the State of Delaware or, if such federal courts do not have subject matter jurisdiction, in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or, if such federal courts do not have subject matter jurisdiction, of any Delaware state court in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Document or any Transaction.

IN WITNESS WHEREOF, each of Seller and Purchaser have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,

By	/s/ Sandy D. McDade
Name:	Sandy D. McDade
Title:	Senior Vice President

INTERNATIONAL PAPER COMPANY,

By	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

Index of Defined Terms

Term	Location
2007 Business Financial Statements	Section 4.04(b)
2008 Accrued Vacation Days	Section 6.06(h)
Accounting Firm	Section 2.03(b)
Acquisition	Section 1.01
Action	Section 11.03
Adjusted Purchase Price	Section 2.03(c)
affiliate	Section 11.03
Allocations	Section 9.01(a)
Alternative Financing	Section 6.16(a)
Ancillary Agreements	Section 11.03
Antitrust Proceeding	Section 11.03
Applicable Accounting Principles	Section 2.03(d)
Appraisal Firm	Section 9.01(a)
Asset Conveyance Documents	Section 2.02(a)
Assumed Liabilities	Section 1.04(a)
Assumed Tax Liabilities	Section 1.04(a)(ix)
Audited Balance Sheet	Section 6.13
Audited Business Financial Statements	Section 6.13
Balance Sheet	Section 4.04(b)
Benefit Plan Assets	Section 1.02(a)(xv)
Benefit Plan Liabilities	Section 1.04(a)(viii)
Business	Section 11.03
Business 401(k) Plan	Section 6.06(e)(i)
Business Benefit Agreements	Section 4.07(a)
Business Benefit Plans	Section 4.07(a)
Business Day	Section 11.03
Business Employee	Section 1.07(f)(i)
Business Financial Statements	Section 4.04(b)
Business Material Adverse Effect	Section 11.03
Business Material Agreements	Section 4.13
Business Pension Plan	Section 6.06(g)
Campti Engineering	Section 6.20(b)
Campti Engineer	Section 6.20(a)
Campti Notice	Section 6.20(a)
Campti Project	Section 6.20(a)
CBA	Section 6.06(i)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Date Payment	Section 2.02(b)
Closing Date Statement	Section 2.03(a)

Term	Location
Closing Eligible Capital Expenditures	Section 2.03(a)
Closing Net Working Capital	Section 2.03(a)
COBRA	Section 6.06(d)(ii)
Code	Section 11.03
Confidential Contract	Section 1.03(g)
Confidentiality Agreement	Section 6.02(a)
Consents	Section 11.03
Continuation Period	Section 6.06(c)
Contracts	Section 1.02(a)(viii)
Controlled Group Liability	Section 4.07(c)
Controlling Party	Section 10.07(b)
Credit Facilities	Section 3.04(a)
Debt Commitment Letter	Section 3.04(a)
DOJ	Section 6.04(a)
dollars or $	Section 11.03
Effect	Section 11.03
Eligible Capital Expenditures	Section 2.03(d)
Eligible Retiree	Section 6.06(n)
Environmental Indemnity Claims	Section 10.07
Environmental Laws	Section 11.03
Environmental Liabilities	Section 11.03
Environmental Permits	Section 4.10(a)(iii)(A)
Environmental Proceeding	Section 4.10(a)(iv)
ERISA	Section 4.07(a)
Excluded Assets	Section 1.02(b)
Exchange Act	Section 3.03(b)
Extended Leave	Section 1.07(b)
Fee Letter	Section 3.04(a)
Fiber Supply Agreements	Section 11.03
Financing	Section 3.04(a)
Fiscal Month End Date	Section 2.03(d)
Fiscal Month End ECE Target	Section 2.03(d)
Flexible Spending Account Plan	Section 6.06(j)
FTC	Section 6.04(a)
GAAP	Section 11.03
Governmental Approval	Section 3.03(b)
Governmental Entity	Section 3.03(b)
Hazardous Materials	Section 11.03
HIPAA	Section 6.06(d)(ii)
Historical Balance Sheets	Section 4.04(b)
Historical Business Financial Statements	Section 4.04(b)
HSR Act	Section 3.03(b)
IDB Lease Assignment and Assumption Agreements	Section 11.03

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Term	Location
IDB Leased Property	Section 11.03
Income Tax	Section 11.03
Income Tax Claim	Section 10.03(b)
Indebtedness	Section 11.03
Indemnified Party	Section 10.03(a)
Indemnifying Party	Section 10.03(a)
Indemnitees	Section 11.03
Inspection Period	Section 1.03(g)
Intellectual Property	Section 1.02(a)(v)
Intellectual Property License Agreement	Section 11.03
Intellectual Property Rights	Section 4.12(a)
Inventory	Section 1.02(a)(ii)
IRS	Section 11.03
Judgment	Section 3.03(a)(iii)
knowledge of Purchaser	Section 11.03
knowledge of Seller	Section 11.03
Law	Section 3.03(a)(iii)
Leased Real Property	Section 4.11(b)
Lenders	Section 3.04
Liabilities	Section 1.04(a)
Liabilities Assumption Documents	Section 2.02(b)
Liens	Section 11.03
Losses	Section 10.01
Marketing Period	Section 11.03
Material Adverse Effect	Section 11.03
MEPP	Section 6.06(k)
Mexico Allocation	Section 9.01(a)
Monthly Financial Reports	Section 6.15
Net Working Capital	Section 2.03(d)
Non-Controlling Party	Section 10.07(b)
Notice of Disagreement	Section 2.03(b)
NWC Schedule	Section 2.03(f)
Other Retained Liabilities	Section 11.03
Owned Real Property	Section 4.11(a)
PBGC	Section 4.07(c)
Pension Plans	Section 4.07(a)
Permits	Section 1.02(a)(vii)
Permitted Liens	Section 4.11(c)
Person	Section 11.03
Phase I Reports	Section 4.10(b)
Pine Hill Action	Section 11.03
Pine Hill Facility	Section 6.09(a)
Plant Closing Liability	Section 6.06(l)

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Term	Location
Post-Closing Tax Period	Section 11.03
Pre-Closing Environmental Liabilities	Section 11.03
Pre-Closing Tax Period	Section 11.03
Prepaid Taxes	Section 11.03
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser 401(k) Plan	Section 6.06(e)(i)
Purchaser Benefit Plans	Section 6.06(c)
Purchaser Business	Section 11.03
Purchaser Indemnitees	Section 10.01
Purchaser Material Adverse Effect	Section 11.03
Purchaser Sub	Recitals
Purchaser Welfare Plans	Section 6.06(d)(i)
Quarterly Financial Statements	Section 6.14
Records	Section 1.02(a)(xii)
Regulation S-X	Section 4.04(b)
Related Persons	Section 4.07(b)
Release	Section 11.03
Rejected Contract	Section 1.03(g)
Required Information	Section 6.16(b)(iii)
Responsive Actions	Section 10.07(a)
Retained Benefit Liabilities	Section 1.04(b)(iii)
Retained Environmental Liabilities	Section 11.03
Retained Liabilities	Section 1.04(b)
Retained Names	Section 1.02(b)(x)
Retained Tax Liabilities	Section 1.04(b)(iv)
Review Law	Section 11.03
SAP/Datacenter Services	Section 6.09(d)
SEC	Section 3.03(b)
Seller	Preamble
Seller Business	Section 11.03
Seller Disclosure Letter	Article IV
Seller Group	Section 11.03
Seller Indemnitees	Section 10.02
Seller Insurance Policy	Section 6.18
Seller Intellectual Property Rights	Section 4.12(a)
Seller Retiree Welfare Plans	Section 6.06(n)
Site Services Agreement	Section 11.03
Specified NWC Principles	Section 2.03(f)
Specified Supply Contract	Section 1.03(f)
Springfield PCP Claims	Section 11.03
Springfield PCP Remedial Action	Section 11.03
Straddle Period	Section 11.03

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Term	Location
Subdivision	Section 6.09
subsidiary	Section 11.03
Successorship Agreement	Section 6.06(i)
Target Eligible Capital Expenditures	Section 2.03(d)
Target Net Working Capital	Section 2.03(c)
Tax or Taxes	Section 11.03
Tax Abatement Agreement	Section 4.11(d)
Tax Claim	Section 10.03(b)
Taxable IDB Lease	Section 4.11(d)
Tax-Exempt IDB Lease	Section 4.11(d)
Taxable IDB Lease Assignment and Assumption Agreement	Section 11.03
Tax-Exempt IDB Lease Assignment and Assumption Agreement	Section 11.03
Tax Return	Section 11.03
Tax Accountant	Section 9.01(f)(iii)
Taxing Authority	Section 11.03
Technology	Section 1.02(a)(vi)
Termination Date	Section 8.01(b)
Termination Fee	Section 6.10
Third Party Claim	Section 10.03(a)
Transaction Documents	Section 11.03
Transactions	Section 11.03
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(viii)
Transferred Employee	Section 1.07(f)(ii)
Transferred Entity	Section 11.03
Transferred Equipment	Section 1.02(a)(iii)
Transferred Equity Interests	Section 11.03
Transferred Intellectual Property	Section 1.02(a)(v)
Transferred Inventory	Section 1.02(a)(ii)
Transferred Permits	Section 1.02(a)(vii)
Transferred Real Property	Section 1.02(a)(i)
Transferred Records	Section 1.02(a)(xii)
Transferred Technology	Section 1.02(a)(vi)
Transfer Taxes	Section 11.03
Transition Services Agreement	Section 11.03
WARN Act	Section 6.06(l)
Welfare Plans	Section 4.07(a)
U.S. Allocation	Section 9.01(a)
USW	Section 11.03

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EXHIBIT A

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) dated as of [—], 2008, between [SELLER] Company, a Washington corporation (“Licensor”), and [PURCHASER], a [—] corporation (“Licensee”).

WHEREAS, Licensee and Licensor have entered into a Purchase Agreement dated as of [—], 2008 (the “Purchase Agreement”), pursuant to which Licensor has agreed to sell to Licensee the Transferred Assets and the Transferred Equity Interests related to the Business for the Purchase Price and the assumption of the Assumed Liabilities;

WHEREAS, this Agreement is the “Intellectual Property License Agreement” contemplated by the Purchase Agreement;

WHEREAS, the patents, patent applications (and the inventions disclosed therein), and the claims of any patent or patent application, owned by Licensor and commercially used or held for commercial use (as of or at any time during the five years prior to the Closing Date) both in the operation of the Business and in the operation of other businesses of Licensor, (collectively, including those items listed on Schedule A to this Agreement, the “Retained Licensed Patents”; provided, however, that notwithstanding the foregoing, each item listed on Schedule B to this Agreement shall be excluded from the definition of “Retained Licensed Patents”) are not being transferred to Licensee pursuant to the Purchase Agreement;

WHEREAS, the copyrights, copyrightable works, mask works, copyright registrations, designs and design registrations (in each case, other than Retained Business Software, as defined below) owned by Licensor and used or held for use both in the operation of the Business and in the operation of other businesses of Licensor (collectively, the “Retained Licensed Copyrights”) are not being transferred to Licensee pursuant to the Purchase Agreement;

WHEREAS, the software applications, source code and enhancements or modifications to third party software (in each case, together with associated documentation) owned by Licensor and used or held for use both in the operation of the Business and in the operation of other businesses of Licensor (collectively, including those items listed on Schedule C to this Agreement, the “Retained Business Software”; provided, however, that notwithstanding the foregoing, each item listed on Schedule D to this Agreement shall be excluded from the definition of “Retained Business Software”) are not being transferred to Licensee pursuant to the Purchase Agreement;

WHEREAS, the trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, business potential analysis, strategic plans, consultants reports, technical reports and marketing know-how owned by Licensor and used or held for use both in the operation of the Business and in the operation of other businesses of Licensor (collectively and to the extent material to the Business as currently conducted, either individually or in the aggregate, the “Retained Licensed Technology” and, together with the Retained Licensed Patents, the Retained Licensed Copyrights and the Retained Business Software, the “Retained Licensed Intellectual Property”) are not being transferred to Licensee pursuant to the Purchase Agreement; and

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WHEREAS, Licensee wishes to use the Retained Licensed Intellectual Property in its operation of the containerboard, packaging and recycling business, and Licensor, as the owner of the entire right, title and interest in and to the Retained Licensed Intellectual Property, has agreed to license the Retained Licensed Intellectual Property to Licensee for use exclusively in the containerboard, packaging and recycling business, subject to the limitations set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein it is hereby agreed:

SECTION 1. Definitions. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 2. Grant. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee: (a) a fully paid-up, royalty-free, worldwide, non-exclusive license to use the Retained Licensed Copyrights and the Retained Licensed Technology in (i) the manufacture, use and sale of any and all products in the containerboard, packaging and recycling business, (ii) administrative and operational services, including finance, human resources and information technology services and (iii) creating derivative works from the Retained Licensed Technology or Retained Licensed Copyrights, which license shall include the right to sublicense third parties to perform such activities; and (b) a fully paid-up, royalty-free, worldwide, non-exclusive license to use the Retained Licensed Patents and the Retained Licensed Technology in the manufacture of products in the facilities purchased under the Purchase Agreement (but no other facilities) and in the use and sale of such products (collectively the rights granted in clauses (a) and (b) above and Section 3 below will be referred to as the “Licenses”). The grants set forth in this Section 2 shall be effective as of the date first above written.

SECTION 3. Software. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee a fully paid-up, royalty-free, worldwide, non-exclusive license to use the Retained Business Software in (i) the manufacture, use and sale of any and all products in the containerboard, packaging and recycling business, and (ii) administrative and operational services, including finance, human resources and information technology services and (iii) creating derivative works from any Retained Business Software and related documentation, which license shall include the right to sublicense third parties to perform such activities. The grants set forth in this Section 3 shall be effective as of the date first above written. Licensor will deliver to Licensee a copy of the source code for the Retained Business Software as soon as administratively possible following the later of Closing or the termination of application support under the Transition Services Agreement.

SECTION 4. Ownership. If Licensee makes modifications or improvements to any Retained Licensed Intellectual Property, Licensee will have sole and exclusive ownership of such modifications and improvements. Subject to the terms of the Transition Services

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Agreement, dated as of [—], 2008, between Licensor and Licensee, if Licensor makes modifications or improvements to any Retained Licensed Intellectual Property, Licensor will have sole and exclusive ownership of such modifications and improvements.

SECTION 5. Term and Termination. The Licenses granted by Sections 2 and 3 of this Agreement shall extend (a) for the period during which the Retained Licensed Patents and any renewals thereof are in force with respect to each such Retained Licensed Patent, (b) for the period during which the Retained Licensed Copyrights are in force with respect to each such Retained Licensed Copyright and (c) indefinitely and without time limit with respect to the Retained Licensed Technology and Retained Business Software; provided that, in each of clauses (a), (b) and (c) of this Section 5, (x) this Agreement may be terminated by Licensor in the event Licensee makes or attempts to make an assignment of this Agreement in violation of Section 23 below and fails to rescind such assignment within 90 days after being notified of such assignment by Licensor and (y) the Licenses granted by Sections 2 and 3 with respect to any Retained Licensed Intellectual Property may be terminated by Licensor only with respect to such Retained Licensed Intellectual Property in the event that Licensee (i) grants a sublicense to such Retained Licensed Intellectual Property in violation of Section 23 below and fails to terminate such grant within 90 days after Licensor requests in writing that Licensee terminate such grant or (ii) challenges or attempts to challenge the validity of such Retained Licensed Intellectual Property.

SECTION 6. Representations, Warranties and Covenants. Each party represents and warrants to the other party that such party has the legal right, power and authority to enter into and perform its obligations under this Agreement. Licensor represents, warrants and covenants that it (a) is the owner of the Retained Licensed Intellectual Property and (b) has not granted, and will not grant, any license to use any of the Retained Licensed Intellectual Property that would conflict with the rights granted hereunder.

SECTION 7. No Other Representations and Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, THE PURCHASE AGREEMENT OR ANY ANCILLARY AGREEMENT, (A) LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE OF ANY RETAINED LICENSED INTELLECTUAL PROPERTY, (B) ALL OF THE RETAINED LICENSED INTELLECTUAL PROPERTY TO BE LICENSED IN ACCORDANCE WITH THIS AGREEMENT, THE PURCHASE AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL BE LICENSED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES AS TO THE VALIDITY OR NON-INFRINGEMENT OF THE RETAINED LICENSED INTELLECTUAL PROPERTY AND AS TO THE ADEQUACY OF THE RETAINED LICENSED INTELLECTUAL PROPERTY FOR THEIR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT, THE PURCHASE AGREEMENT, ANY ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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SECTION 8. Registration and Maintenance. Licensor and Licensee will use commercially reasonable efforts to protect the Retained Licensed Technology as trade secrets. Licensor will use commercially reasonable efforts to maintain the Retained Licensed Patents and all registrations thereof and/or applications therefor. Licensee will execute all documents as are reasonably necessary or expedient to aid in, and will otherwise cooperate at Licensor’s expense with, Licensor’s efforts to prepare, obtain, file, record and maintain all such registrations and applications.

SECTION 9. Infringement Actions.

(a) Licensor will from time to time take commercially reasonable steps that it considers (in its sole discretion) necessary to protect Licensor’s and Licensee’s rights in and to the Retained Licensed Intellectual Property, and Licensee agrees forthwith to communicate to Licensor any infringements or misappropriations or threatened infringements or misappropriations of any such rights of Licensor which may come to its notice and, at Licensor’s expense, to do all and any such acts as Licensor may reasonably require for preventing such infringements or misappropriations or threatened infringements or misappropriations. In the event Licensor takes affirmative action against an infringement or misappropriation, Licensee agrees to assist Licensor in whatever manner Licensor reasonably requests, at the expense of Licensor. Recovery of damages resulting from any such action shall be solely for the account of Licensor. Licensee will provide information reasonably requested by Licensor in any infringement or misappropriation action, including in connection with the calculation of damages. Licensee may participate, at its expense, in any action taken by or proceeding instituted by or brought against Licensor through separate counsel of Licensee’s own choosing; provided that Licensor will at all times retain full control over such action.

(b) Licensor will use reasonable efforts to enforce Licensor’s contractual or other confidentiality rights against an individual former employee to the extent that such rights relate to an unauthorized disclosure or use of Retained Licensed Technology after such individual has left the employment of Licensor. If, in the case of such an unauthorized disclosure or use of any Retained Licensed Technology by an individual who becomes a former employee of Licensor, Licensee (i) determines to take action against such individual, whether by commencing a proceeding or otherwise, and (ii) requests that Licensor join such action by enforcing Licensor’s rights against such individual, Licensor will enforce such rights and otherwise provide reasonable cooperation to Licensee.

(c) Notwithstanding any limitations on Licensee’s rights to use any of the Retained Licensed Intellectual Property pursuant to Sections 2 and 3, if (i) a third party is, in the reasonable opinion of Licensee, infringing or misappropriating any of such Retained Licensed Intellectual Property in a manner that is material to the Business and (ii) Licensee notifies Licensor of such third party activities in accordance with Section 13, then Licensor shall take affirmative action to prevent such infringement or misappropriation, unless Licensor determines in good faith that there is a compelling business reason not to take such action; provided that if Licensor fails to take such action, Licensee’s ability to use such Retained Licensed Intellectual Property in the containerboard, packaging and recycling business shall no longer be subject to the restrictions set forth in Sections 2 and 3 on the use of such Retained Licensed Intellectual Property.

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SECTION 10. Indemnification.

(a) Each party (the “Indemnifying Party”) shall indemnify and hold harmless and, at the other party’s sole option, defend, the other party and its affiliates and its and their respective officers, directors, employees, agents, advisers and representatives (the “Indemnified Parties”) from and against any and all claims, demands, liabilities, obligations, taxes, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise resulting from third-party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of any claims or actions of third parties based on or arising out of any breach of any representation, warranty, covenant or obligation under this Agreement.

(b) In the event that any Indemnified Party elects to have the Indemnifying Party defend any claim or action of third parties referred to in Section 10(a), (i) such Indemnified Party will so notify the Indemnifying Party in writing, (ii) such Indemnified Party shall have the right to approve the Indemnifying Party’s counsel, which approval shall not unreasonably be withheld, and to obtain its own counsel at such Indemnified Party’s own expense and (iii) the Indemnifying Party shall obtain the approval of such Indemnified Party before entering into any compromise regarding such actions that would impose any liability or obligation on such Indemnified Party, which approval will not be unreasonably withheld. In the event that such Indemnified Party elects to defend any claim or action of third parties referred to in Section 10(a), the Indemnifying Party shall pay all reasonable attorney’s fees and expenses in connection with such defense. If any claim, demand, assessment or liability, or cost incidental thereto, is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party pursuant to this Section 10, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to promptly notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure.

SECTION 11. Confidentiality. Each party agrees to keep any information regarding the Retained Licensed Intellectual Property or otherwise received under this Agreement confidential and will refrain from disclosing such information to any third party, except to the extent (a) such party is compelled to disclose such information by judicial or administrative process or, in the opinion of such party’s counsel, by the requirements of applicable law or regulations (including Securities and Exchange Commission rules and regulations), in which case the party seeking to disclose such information will give the other party reasonable advance notice of such disclosure in order to permit the other party to seek an appropriate protective order or to attempt to reach mutual agreement regarding the portions of such information that should be subject to a request for confidential treatment, or (b) such information (i) is required to be disclosed by such party in order to carry out its rights or obligations hereunder, (ii) is in the public domain through no fault of such party, including through prior public disclosure made in accordance with this Section 10, (iii) is independently developed by such party without use of, reference to, or reliance upon, the furnishing party’s information, as evidenced by written documentation, or (iv) is later lawfully acquired from other sources (without obligations of confidentiality) by such party.

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SECTION 12. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 13. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

if to Licensor:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Chief Intellectual Property Counsel

Facsimile No.: 253-924-3253

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall

Facsimile: 1-212-474-3700

if to Licensee:

6285 Tri-Ridge Blvd.

Loveland, Ohio 45140

Attention: Chief Counsel—Intellectual Property

Facsimile No.: [—]

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen

                  Jonathan E. Levitsky

Facsimile: 1-212-909-6836

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or to such other address(es) as shall be furnished in writing by any such party to the other party to this Agreement in accordance with the provisions of this Section 13.

SECTION 14. Amendments. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 15. Independent Contractors. The parties to this Agreement intend by this Agreement to enter into only a license agreement and this Agreement shall not in any way be deemed to establish any other relation between them. Neither Licensee, on the one hand, nor Licensor, on the other hand, shall be considered a partner, joint venturer, agent or other representative of the other for any purpose whatsoever and neither shall hold itself out as such. Neither Licensee, on the one hand, nor Licensor, on the other hand, nor any employee, officer, director or agent of either shall hold themselves out as an agent of the other party. Nothing in this Agreement shall be construed to grant either party any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

SECTION 16. Severability; Enforcement. The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

SECTION 17. Integrated Contract; Schedules. This Agreement, including the Schedules hereto, any written amendments to the foregoing satisfying the requirements of Section 14 hereof, the Purchase Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the schedules, exhibits and annexes thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. The Schedules annexed to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Schedules but not otherwise defined therein shall be defined as set forth in this Agreement or the Purchase Agreement, as the case may be. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party to this Agreement with respect to the transactions contemplated by this Agreement, the Purchase Agreement, the Ancillary Agreements or the Confidentiality Agreement other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Schedules hereto), on the one hand, and the provisions of the Purchase Agreement (including the schedules and exhibits thereto), on the other hand, the provisions of the Purchase Agreement shall control.

7

SECTION 18. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, by facsimile or by electronic image scan, receipt acknowledged in each case, to the other party hereto.

SECTION 19. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

SECTION 20. Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought in any Federal court, located in the State of Delaware, or, if such federal courts do not have subject matter jurisdiction, in any Delaware state court and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

SECTION 21. Service of Process. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to Section 20.

SECTION 22. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by the laws of the State of Delaware, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22.

SECTION 23. Assignment; Sublicense. This Agreement and all rights and obligations of Licensee hereunder may not be assigned by Licensee or subject to a sublicense without the prior written consent of Licensor or as otherwise expressly permitted by Section 2 or 3; provided, however, that Licensee may, without such consent, (a) grant sublicenses of any of the rights granted pursuant to Sections 2 and 3, in each case to any current or future affiliate of Licensee but only so long as such affiliate remains an affiliate (in which case Licensee shall continue to be bound by the terms of this Agreement), or (b) (i) assign this Agreement to a purchaser or transferee of all or substantially all of the Business or (ii) grant sublicenses of any of the rights granted pursuant to Sections 2 and 3 for any facility or business that is part of the Business to any purchaser or transferee of all or substantially all of such facility or business; provided that in each case the assignee or sublicensee agrees to be bound by the terms and conditions of this Agreement by executing an acknowledgement in the form and substance acceptable to Licensor. Any transfer or other disposition by Licensor of any Retained Licensed

8

Intellectual Property will be made subject to the terms of this Agreement and the person or entity acquiring such Retained Licensed Intellectual Property from Licensor shall agree to be bound by the terms and conditions of this Agreement by executing an acknowledgement in form and substance acceptable to Licensee. The term “affiliate” used in this Agreement shall have the meaning given to such term in the Purchase Agreement.

SECTION 24. Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall only become effective as of the Closing and shall not become effective if the Closing does not occur.

SECTION 25. Headings. The descriptive headings of the several Sections of this Agreement and the Schedules hereto are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Sections” or “Schedules” shall be deemed to be references to Sections of this Agreement or the Schedules hereto unless otherwise indicated.

[SIGNATURE PAGE IS THE NEXT PAGE]

9

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

LICENSOR,

By
Name:
Title:

LICENSEE,

By
Name:
Title:

10

SCHEDULE A

Retained Licensed Patents

11

SCHEDULE B

Excluded Patents

12

SCHEDULE C

Retained Business Software

13

SCHEDULE D

Excluded Software

14

Exhibit B

Purchaser Knowledge List

Cato Ealy

Errol Harris

Exhibit C

Seller Knowledge List

Don Atkinson

Nancy Ball

Carl Bohm

Ed Carter

Ron Corneil

Ted Cozine

Charlie Douthwaite

Sheri Dunn

Tom Gideon

Claire Grace

Steve Hill

Mike Lackey

Sandy McDade

Jim Myers

Don Waddell

John Yerke

Exhibit D

SITE SERVICES AGREEMENT

FOR

[SITE]

This Site Services Agreement, dated as of [•], 2008 (this “Agreement”), is made by and between [SELLER] Company, a Washington corporation (“Seller”), and [PURCHASER], a New York corporation (“Purchaser”).

R E C I T A L S

A.	Pursuant to a Purchase Agreement between Seller and Purchaser dated as of [—], 2008 (the “Purchase Agreement”), Purchaser or Purchaser Sub will be conveyed, inter alia, certain assets located at [SITE] (“Purchaser’s [SITE] Complex”). Purchaser’s [SITE] Complex is located adjacent to Seller’s [SITE] Facility. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Purchase Agreement.

B.	Subject to the terms and conditions set forth in this Agreement, Seller desires to obtain and Purchaser desires to provide certain site services to Seller’s [SITE] Facility.

C.	Similarly and conversely, subject to the terms and conditions set forth in this Agreement, Purchaser desires to obtain and Seller desires to provide certain site services to Purchaser’s [SITE] Complex.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1. AGREEMENT TO PROVIDE SITE SERVICES.

(A)	SITE SERVICES PROVIDED BY PURCHASER. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to provide to Seller the services set forth on Exhibit A hereto (the “Purchaser Site Services”), and Seller agrees to obtain from and to pay Purchaser for such Purchaser Site Services.

(B)	SITE SERVICES PROVIDED BY SELLER. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to provide to Purchaser the services set forth on Exhibit B hereto (the “Seller Site Services”), and Purchaser agrees to obtain from and to pay Seller for such Seller Site Services. The Seller Site Services and the Purchaser Site Services shall be collectively referred to as the “Site Services”.

ARTICLE 2. TERM. The term of this Agreement as to each Site Service is set forth on Exhibits A and B hereto.

ARTICLE 3. PRICE. The cost for Site Services provided pursuant to this Agreement shall be priced as set forth on Exhibits A and B.

ARTICLE 4. BILLING AND PAYMENT. Within twenty-one (21) days of the last day of each calendar month, each party shall provide to the other an invoice for the preceding month’s Site Services, which shall include (i) the Site Services provided by one party to the other for such month, (ii) the charges for such Site Services, (iii) a list of the costs and expenses incurred by the billing party for such month that are subject to reimbursement in accordance with the Schedules attached hereto, and [(iv) reasonable documentation verifying any costs and expenses that are subject to reimbursement in accordance with the Schedules attached hereto.] Undisputed amounts stated in such invoices shall be paid by the party receiving such Site Services (the “Service Recipient”) in full within forty-five (45) days of the invoices being issued to an account designated by the party who provided the Site Services (the “Service Provider”). If the Service Recipient has a good faith dispute over any of the charges or Site Services referenced in the invoice, it must pay the amount of the undisputed portion of the invoice and provide written notice to the Service Provider of the dispute on or before the applicable due date. Any such disputes will be resolved in accordance with Article 9.

ARTICLE 5. TERMINATION. This Agreement and the parties’ obligations hereunder shall terminate as set forth in this Article 5:

(A)	TERMINATION BY COMPLETION OF TERM. This Agreement shall terminate as to each Site Service upon the expiration of the commitment term for such Site Service set forth on Exhibit A or B hereto.

(B)	TERMINATION FOR BREACH, FINANCIAL CONDITION. Without prejudice to its other lawful rights and remedies, either party shall have the right to terminate this Agreement at any time upon the occurrence of any of the following events:

1.	The other party breaches or is in default of any material term, condition or obligation under this Agreement, which breach or default is (a) not waived in writing by the non-breaching party or (b) not cured to the non-breaching party’s reasonable satisfaction within 30 days after the breaching party’s receipt of written notice thereof (or, if not reasonably capable of being cured within such 30-day period, the breaching party fails to commence such cure within such 30-day period and thereafter diligently pursue such cure). Failure of either party to make payment for the Site Services when due shall be a material breach of this Agreement.

2.	Any proceeding in bankruptcy, reorganization or for the appointment of a receiver or trustee, or any other proceeding under any law for the relief of debtors, shall be instituted by the other party, or brought involuntarily against the other party and not dismissed within a period of 60 days from the date filed, or if the other party shall make an assignment for the benefit of creditors.

SITE SERVICES AGREEMENT	PAGE 2

(C)	TERMINATION DUE TO CHANGED CIRCUMSTANCES. This Agreement may be terminated by either party if either party’s site closes or ceases to operate in accordance with Article 10(A)(3) hereof.

(D)	TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated in whole or in part at any time by the mutual written agreement of the parties hereto.

ARTICLE 6 COMPLIANCE WITH LAW AND POLICIES.

(A)	COMPLIANCE WITH LAW. Each party shall, in the performance of this Agreement, comply with each statute, law, ordinance, code, regulation, order, license, permit, judgment, decree or legally-binding rule or directive of any federal, state, county, municipal or local government (including any subdivision or agency thereof) applicable to the carrying on of its business and the performance of its obligations hereunder, including applicable Environmental Laws.

(B)	COMPLIANCE WITH POLICIES; ACCESS TO PREMISES. When a party’s employees, contractors or representatives are on the premises of the other party, such party shall cause such persons to observe the working hours, working rules and safety and security policies and procedures established by the other party. The parties shall have such access to each other’s premises as reasonably necessary to perform their obligations under this Agreement, including monitoring, maintenance, and repair related to the Site Services.

ARTICLE 7 WARRANTY; LIMITATION OF LIABILITY.

(A)	WARRANTY.

1.	Purchaser represents and warrants to Seller that it shall use commercially reasonable efforts to provide the Purchaser Site Services in accordance with the terms of this Agreement. PURCHASER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, FOR SAID PURCHASER SITE SERVICES.

2.	Seller represents and warrants to Purchaser that it shall use commercially reasonable efforts to provide the Seller Site Services in accordance with the terms of this Agreement. SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, FOR SAID SELLER SITE SERVICES.

SITE SERVICES AGREEMENT	PAGE 3

(B)	LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement to the contrary, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE DAMAGES OR LOSS OF PROFITS FOR ANY BREACH OF OR FAILURE TO PERFORM THIS AGREEMENT, REGARDLESS OF WHETHER ANY SUCH DAMAGES WERE FORESEEABLE AND REGARDLESS OF WHETHER THE CLAIM SOUNDS IN CONTRACT, TORT OR ANY OTHER THEORY.

ARTICLE 8 COVENANTS.

(A)	SELLER COVENANTS. In regard to Purchaser Site Services provided by Purchaser to Seller, Seller shall:

1.	Maintain in good repair all property, fixtures, equipment, materials, and systems located at Seller’s [SITE] Facility used in connection with the Purchaser Site Services, and shall promptly repair any damage or loss thereto. All maintenance, repairs, and modifications thereto shall be performed in compliance with applicable laws, codes and standards using first quality materials fit for their intended purpose.

2.	Promptly notify Purchaser if it becomes aware of any impairment to any property, fixture, equipment, material, or system related to the Purchaser Site Services, or if it becomes aware of any required maintenance or repair thereto, or if it makes any modifications thereto. Any work on Purchaser’s property, fixtures, equipment, materials, or systems shall require the prior approval of Purchaser.

3.	Notify Purchaser, reasonably in advance of its transfer, of any change to the substance or quantity of materials or substances sent to Purchaser’s facility or property for treatment or processing, including any unsanitary, hazardous, or toxic materials or substances. Seller agrees that Purchaser shall not be responsible for or have any liability for dangerous, unsanitary, hazardous or toxic materials or substances on or from Seller’s [SITE] Facility. Seller shall not cause Purchaser to violate any legal requirement or permit.

4.	Designate a responsible individual at Seller’s [SITE] Facility whose duty shall be to coordinate the Site Services and the performance of this Agreement with Purchaser.

5.	To the fullest extent permitted by law, indemnify and hold harmless Purchaser from all claims, demands, liabilities, losses, damages, expenses (including penalties and interest, reasonable fees and disbursements of counsel, and court costs), proceedings, judgments, settlements, actions or causes of action or government inquiries of any kind (including emotional distress, sickness, personal or bodily injury or death to any person (including employees or contractors of Seller), or damage or destruction to, or loss of use of, tangible property) arising out of or relating to Seller’s breach or failure to perform the covenants in this Article 8.

SITE SERVICES AGREEMENT	PAGE 4

(B)	PURCHASER COVENANTS. In regard to Seller Site Services provided by Seller to Purchaser, Purchaser shall:

1.	Maintain in good repair all property, fixtures, equipment, materials, and systems located at Purchaser’s [SITE] Complex used in connection with the Seller Site Services, and shall promptly repair any damage or loss thereto. All maintenance, repairs and modifications thereto shall be performed in compliance with applicable laws, codes and standards using first quality materials fit for their intended purpose.

2.	Promptly notify Seller if it becomes aware of any impairment to any property, fixture, equipment, material, or system related to the Seller Site Services, or if it becomes aware of any required maintenance or repair thereto, or if it makes any modifications thereto. Any work on Seller’s property, fixtures, equipment, materials, or systems shall require the prior approval of Seller.

3.	Designate a responsible individual at Purchaser’s [SITE] Complex whose duty shall be to coordinate the Site Services and the performance of this Agreement with Seller.

4.	To the fullest extent permitted by law, indemnify and hold harmless Seller from all claims, demands, liabilities, losses, damages, expenses (including penalties and interest, reasonable fees and disbursements of counsel, and court costs), proceedings, judgments, settlements, actions or causes of action or government inquiries of any kind (including emotional distress, sickness, personal or bodily injury or death to any person (including employees or contractors of Purchaser), or damage or destruction to, or loss of use of, tangible property) arising out of or relating to Purchaser’s breach or failure to perform the covenants in this Article 8.

ARTICLE 9 DISPUTE RESOLUTION. The parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the parties hereunder. In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement, or any of its terms which the parties cannot resolve by themselves amicably, the parties agree to expeditiously submit such dispute to resolution in the following manner:

1.

If within thirty (30) days after one party notifies the other in writing of the existence of a dispute, either party may, at its option, provide written notice of the intent to arbitrate. Arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the parties or otherwise as agreed to by the parties. Within ten (10) days of receipt of such notice of intent to arbitrate, each party will select an arbitrator, and notify the other party of its selection. Within fifteen (15) days after such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the Business, as defined in the Purchase

SITE SERVICES AGREEMENT	PAGE 5

Agreement. A hearing by the arbitration panel must be held within thirty (30) days after the selection of the Chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the parties, and judgment may be entered thereon by any court having jurisdiction.

2.	The arbitration proceedings will be held in the State of [SITE’s State], unless the parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be.

3.	Nothing in this Article 9 shall supersede the notice/cure and termination rights of the parties otherwise set forth in this Agreement.

ARTICLE 10. GENERAL MATTERS.

(A)	SITE SERVICE LIMITATIONS AND CONDITIONS.

1.	All Site Services provided under this Agreement are conditioned upon the parties’ right to lawfully provide and receive such Site Services, including the parties’ obtaining and maintaining in effect all material required permits, licenses, approvals, orders, registrations and authorizations of applicable Governmental Entities (including those required under applicable Environmental Laws). If a party may not lawfully provide any Site Services, such party shall not be obligated to provide and shall not be liable for failure to supply such Site Services; provided, however, that, in such event, the parties shall cooperate as reasonably necessary to provide such Site Services in an alternate manner or in arranging to procure substitute services from another source.

2.	The parties acknowledge that the Site Services are procured by each party primarily for the operations of such party’s own facilities and such party may operate its facilities as it sees fit in its sole discretion, notwithstanding that such operation may affect the availability of any one or more of the Site Services being furnished (e.g., in the case of facility downtime or maintenance); provided, however, that in the event a party does not have available sufficient quantity of one or more Site Services to satisfy its own needs and to provide the quantity to the other party contemplated hereunder, such party will treat the other party no less favorably than its own operations when allocating available quantity which shall be done on a pro-rata basis. In such event, such party will notify the other party as far in advance as possible. So long as such party treats the other party accordingly, such party shall not be liable for failure to supply any such Site Services.

SITE SERVICES AGREEMENT	PAGE 6

3.	If either party closes or otherwise ceases to operate its site, other than as a result of the sale of such facility (or all or substantially all of the assets of such facility), and the continuation of one or more services is not feasible (the “Affected Services”) such party will notify the other as far in advance as reasonably possible and will cooperate in arranging to procure substitute services from another source for the Affected Services, and Seller shall have the right to purchase the facilities or equipment being used to provide the Affected Services. Upon the occurrence of such event, such party’s obligations to provide the Affected Services under this Agreement shall be suspended for such period of closure.

4.	The parties acknowledge that each Site Service provided under this Agreement is an accommodation resulting from Purchaser’s purchase of the Transferred Assets located at Purchaser’s [SITE] Complex pursuant to the Purchase Agreement and that, absent such transaction, the Site Services would not be provided. The parties acknowledge that the prices for the Site Services set forth on Exhibit A hereto are based on such quantities and, should the actual quantity of a Site Service provided hereunder be substantially different, the parties will negotiate a mutually agreeable adjustment to the price to equitably reflect such different quantity.

(B)	CONFIDENTIAL INFORMATION.

1.	Seller shall keep confidential, and shall cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information disclosed by Purchaser or Purchaser’s representatives to Seller or Seller’s representatives pursuant to this Agreement, except as required by applicable Law or administrative process and except for information which is available to the public other than as a result of a breach of this Article 10(B)(1). This provision shall remain in effect until the fourth anniversary of the termination of this Agreement.

2.	Purchaser shall keep confidential, and shall cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information disclosed by Seller or Seller’s representatives to Purchaser or Purchaser’s representatives pursuant to this Agreement, except as required by applicable Law or administrative process and except for information which is available to the public other than as a result of a breach of this Article 10(B)(2). This provision shall remain in effect until the fourth anniversary of the termination of this Agreement.

(C)

COOPERATION. The parties shall cooperate fully with each other to effectuate the purposes of this Agreement, including, but not limited to, execution and delivery of such consents, notices, filings, applications and other documents and instruments as may be required to perform their respective obligations hereunder or as reasonably requested by the other party. The parties acknowledge that Purchaser’s [SITE] Complex and Seller’s [SITE] Facility have heretofore been under common ownership. While Purchaser’s [SITE]

SITE SERVICES AGREEMENT	PAGE 7

Complex and Seller’s [SITE] Facility remain interdependent, each party will to the extent possible reasonably cooperate and consult with the other on matters which affect the operations and facilities of the other party (e.g., coordinating maintenance or downtime).

(D)	NOTICES. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the United States and, in each case, addressed to a party at the following address for such party:

if to Seller, to

[SELLER] Company

33663 [SELLER] Way South

Federal Way, WA 98003

Attention: [•]

Facsimile: [•]

with a copy to:

[SELLER] Company

33663 [SELLER] Way South

Federal Way, WA 98003

Attention: General Counsel

                  Legal Department M/S CH 2J28

Facsimile: [•]

if to Purchaser, to

[PURCHASER] Company

6400 [PURCHASER] Avenue

Memphis, TN 38197

Attention: [•]

Facsimile: [•]

with a copy to:

[•]

[•]

SITE SERVICES AGREEMENT	PAGE 8

[•]

Attention: [•]

Facsimile: [•]

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Article 10, Section (D).

(E)	ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided, however, that (i) Seller may assign or delegate this Agreement, in whole or in part, to any of its affiliates but in no event shall such assignment release Seller from its obligations hereunder, (ii) Seller may assign this Agreement to an entity which has succeeded to Seller’s [SITE] Facility or all or substantially all of its assets located at [SITE], so long as such party assumes all of Seller’s obligations in writing, (iii) Purchaser may collaterally assign its rights without consent to any Person providing financing related to the transactions contemplated by the Purchase Agreement, (iv) Purchaser may assign or delegate this Agreement, in whole or in part, to any of its affiliates but in no event shall such assignment release Purchaser from its obligations hereunder, (v) Purchaser may assign this Agreement to an entity which has succeeded to Purchaser’s [SITE] complex or substantially all of its assets located at [SITE], so long as such party assumes all of Purchaser’s obligations in writing.

(F)	FORCE MAJEURE. Each party’s performance of this Agreement shall be excused without liability to the extent and for the period of time necessitated by the occurrence of an event outside of a party’s reasonable control (a “force majeure event”), including, without limitation, an Act of God, war, terrorism, sabotage, civil unrest, riot, strike, labor dispute, explosion, accident, fire, flood, earthquake, storm or other natural disaster, regulation, rule, act or intervention of any Governmental Entity, or other similar event beyond the reasonable control of a party, provided that such Party shall have, promptly after knowledge of the beginning of any excusable delay, notified the other party of such delay, the reason therefor, and the probable duration and consequence thereof. The party so excused shall use commercially reasonable efforts to resume performance of its obligations hereunder with the least possible delay.

(G)

INSURANCE. Each party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. For so long as Seller’s [SITE] Facility is controlled by Seller or Purchaser’s [SITE] Complex is controlled by

SITE SERVICES AGREEMENT	PAGE 9

Purchaser, as the case may be, to the extent such party insures, in whole or in part, through a plan of self-insurance, the parties acknowledge that such self-insurance will be acceptable for purposes of this Agreement.

(H)	WAIVER. No delay or failure to exercise any right or remedy under this Agreement by a party shall impair such right or remedy or be construed as a waiver thereof. A party’s consent to or approval of any act or failure to act by the other party requiring approval or consent hereunder shall not be deemed to waive or render unnecessary the requirement of approval or consent of any subsequent act by the other party. A party’s waiver of any breach or failure to enforce any term or condition of this Agreement at any time shall not in any way affect, limit or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition hereof.

(I)	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(J)	ATTORNEYS’ FEES. Should any legal action or proceeding be commenced by either party in order to enforce this Agreement or any provision hereof, or in connection with any alleged dispute, breach or default related hereto, the prevailing party (the party entitled to recover costs at such time as all appeals have been exhausted or expired) shall be entitled to recover reasonable attorneys’ fees and costs incurred by it in connection with such action or proceeding, in addition to such other relief as may be granted.

(K)	INTEGRATED AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, understandings and agreements. It is intended by the parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. This is a fully integrated agreement. Each party acknowledges that the other has made no representation or warranty, and that it has relied on no representation or warranty, other than those specifically set forth in this Agreement. This Agreement may not be modified except in a writing signed by the parties. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

(L)	INTERPRETATION. Each party acknowledges that it and its legal counsel have reviewed this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed against any party on the basis of such party’s drafting of such terms and conditions. The words “herein”, “hereto” and other similar words shall mean this Agreement as a whole, including the exhibits hereto, as the same may be amended, modified or supplemented from time to time.

(M)	NO AGENCY. The parties agree that no agency, partnership or joint venture of any kind shall be or is intended to be created by or under this Agreement.

SITE SERVICES AGREEMENT	PAGE 10

(N)	EXHIBITS. All exhibits referred to herein are deemed to be incorporated in this Agreement in their entirety.

(O)	HEADINGS. The headings in this Agreement are for convenience only and are not intended and will not be construed to affect the scope or meaning of any provisions hereof.

(P)	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

[Signatures on the following page.]

SITE SERVICES AGREEMENT	PAGE 11

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[SELLER] COMPANY	PURCHASER

By:	By:

Name:	Name:

Title:	Title:

SITE SERVICES AGREEMENT	PAGE 12

SPRINGFIELD EXHIBITS

EXHIBIT A

SPRINGFIELD

Provided by Purchaser

13

SPRINGFIELD EXHIBITS

EXHIBIT B

SPRINGFIELD

Provided by Weyerhaeuser

14

ALBANY EXHIBITS

EXHIBIT A

ALBANY

Provided by Purchaser

15

ALBANY EXHIBITS

EXHIBIT B

ALBANY

Provided by Weyerhaeuser

16

PINEHILL EXHIBITS

EXHIBIT A

PINE HILL

Provided by Purchaser

17

PINEHILL EXHIBITS

EXHIBIT B

PINE HILL

Provided by Seller

18

VALLIANT EXHIBITS

EXHIBIT A

VALLIANT

Provided by Purchaser

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VALLIANT EXHIBITS

EXHIBIT B

VALLIANT

Provided by Seller

Exhibit E-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Taxable)

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [Closing Date], 2008, by and between [SELLER], a Washington corporation, as assignor (the “Assignor”) and [PURCHASER], a New York corporation, as assignee (the “Assignee”).

W I T N E S S E T H:

WHEREAS, [ISSUER] (the “Issuer”) issued its [TAXABLE BONDS CAPTION] (the “Bonds”) for the purpose of financing the costs of certain equipment and/or improvements at the Assignor’s [DESCRIBE FACILITY], including the installation of certain equipment and/or improvements as more specifically described in the Lease Agreement (defined below) (the “Project”);

WHEREAS, pursuant to the Lease Agreement dated as of [DATE] (the “Lease Agreement”) between the Issuer and the Assignor, the Issuer leased or otherwise made the Project available to the Assignor upon the terms and conditions set forth in the Lease Agreement in connection with the issuance of the Bonds;1

WHEREAS, pursuant to a Purchase Agreement between the Assignor, as Seller, and the Assignee, as Purchaser, dated as of March     , 2008 (the “Purchase Agreement”), the Assignor has agreed to sell and assign to the Assignee, and the Assignee has agreed to purchase and assume from the Assignor, among other assets and properties, the Assignor’s interest in the Bonds and the assets financed by the Bonds that are subject to the Lease Agreement;

WHEREAS, the Bonds remain outstanding in the principal amount of $[            ], and the Assignor has transferred the Bonds to the Assignee pursuant to the Purchase Agreement, effective as of the date hereof; and

WHEREAS, the Assignor and Assignee desire to enter into this Agreement for the purpose of, among other things, assigning all of the rights and delegating certain obligations of the Assignor in and to the Lease Agreement to the Assignee, and the Assignee desires to assume all of the Assignor’s obligations under the Lease Agreement.

[1]	If the lease has been recorded in the land records, this assignment will refer to the recording information and will attach a legal description of the property.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein shall have meanings assigned to such terms in the Lease Agreement unless otherwise defined herein or in the Purchase Agreement.

Section 2. Assignment; Assumption. Pursuant to authority granted in the Lease Agreement and subject to the consent of Issuer and/or Trustee if the same is required under the Lease Agreement and receipt of any other required consents or approvals (written evidence of which has been provided to the Assignee), the Assignor hereby transfers and assigns unto the Assignee and its successors and assigns all of its right, title and interest in and to, and all remedies under, the Bonds and the Lease Agreement (including, without limitation, all rights to purchase and/or repurchase the Project or the property described therein on the terms contained therein), and the Assignee hereby assumes all of the Assignor’s obligations under the Lease Agreement, all upon the terms and subject to the conditions set forth herein and in the Purchase Agreement.

Section 3. Representations, Warranties and Covenants of Assignor. The Assignor hereby covenants, represents and warrants the following.

(a) The Assignor is not in default in any material respect (and no circumstances exist or fail to exist that, with the giving of notice or passage of time or both would constitute such a default) under the Lease Agreement.

(b) The Assignor has the power and authority to enter into and execute this Agreement and any other documents or instruments necessary or desirable in connection herewith.

(c) [As required by the Lease Agreement, the Assignor shall cause a copy of this Agreement to be delivered to the Issuer [and the Trustee] within [thirty (30)] days from the date hereof under notice in the form substantially similar to that which is attached hereto as Exhibit A.]

(d) To Assignor’s knowledge, the Assignor has received no notice from the Issuer or any taxing authority regarding any challenge to any tax benefits arising by reason of the issuance of the Bonds or the existence of the Lease Agreement, and the Assignor shall use commercially reasonable efforts to assist the Assignee in securing any such benefit to which the Assignor is entitled by reason of the existence of the Bonds and/or the Lease Agreement.

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(e) Upon expiration or termination of the Lease Agreement and upon the written request of the Assignee, the Assignor will cooperate with the Assignee to cause title to the Project to be transferred from the Issuer to the Assignee or its assigns, which transfer of title will be in accordance with the procedures set forth in the Lease Agreement; provided, however, that nothing herein shall preclude the Assignee from approaching the Issuer directly to obtain title to the Project upon the expiration or termination of the Lease Agreement.

Section 4. Representations and Warranties of Assignee. The Assignee hereby represents and warrants that the Assignee has the power and authority to enter into and execute this Agreement and any other documents or instruments necessary or desirable in connection herewith, and to incur and perform the obligations provided for herein.

Section 5. Inconsistencies. Nothing contained in this Agreement shall be deemed to supersede or change in any manner any of the agreements, representations, warranties, covenants, indemnifications or other agreements of the parties to the Purchase Agreement. To the extent that any provision of this Agreement is inconsistent or conflicts with the Purchase Agreement, the provisions of the Purchase Agreement shall control.

Section 6. Notices. All notices or other communications hereunder shall be given in accordance with Section 11.02 of the Purchase Agreement, with all notices to the Assignor to be delivered to Seller as set forth under Section 11.02 of the Purchase Agreement, and all notices to the Assignee to be delivered to Purchaser as set forth under Section 11.02 of the Purchase Agreement.

Section 7. Amendment. This Agreement may not be amended, altered or terminated except by a written instrument signed by the parties hereto.

Section 8. Further Assurances. If requested by either party after the date hereof, each party shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments (including the Bonds) and shall take, or cause to be taken, all such further or other actions (subject to the Purchase Agreement), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

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Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the country, state or other political subdivision in which the Project is located.

Section 10. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

Section 11. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Assignor and the Assignee have each executed this Agreement as of the day and year first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

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ACKNOWLEDGMENT OF ASSIGNOR2

STATE OF	)
)
COUNTY OF	)

PERSONALLY appeared before the undersigned authority in and for the jurisdiction aforesaid, the within named                                         , who acknowledged to me that he/she is the                                          of [ASSIGNOR], authorized to execute the within instrument, and that for and on behalf of said corporation and as its act and deed, they signed, sealed and delivered the foregoing instrument on the day and in the year mentioned, being duly authorized to do so by said corporation.

WITNESS MY HAND AND OFFICIAL SEAL, this              day of                     , 2008.

Notary Public

My Commission Expires:

[2]	IP wishes that all Alabama, Arkansas, Georgia and Mississippi lease assignments be recorded in the land records. If permitted by the terms of the Lease Agreement and in the jurisdiction despite original lease not having been recorded, jurisdiction specific acknowledgments will be required.

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ACKNOWLEDGMENT OF ASSIGNEE

STATE OF	)
)
COUNTY OF	)

PERSONALLY appeared before the undersigned authority in and for the jurisdiction aforesaid, the within named                                         , who acknowledged to me that he/she is the                                          of [ASSIGNEE] and authorized to execute the within instrument, and that for and on behalf of said corporation and as its act and deed, he/she signed, sealed and delivered the foregoing instrument on the day and in the year mentioned, being duly authorized to do so by said corporation.

WITNESS MY HAND AND OFFICIAL SEAL, this              day of                     , 2007.

Notary Public

My Commission Expires:

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EXHIBIT A

Exhibit E-2

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Tax-Exempt)

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [Closing Date], 2008, by and between [SELLER], a Washington corporation, as assignor (the “Assignor”) and [PURCHASER], a New York corporation, as assignee (the “Assignee”).

W I T N E S S E T H:

WHEREAS, [ISSUER] (the “Issuer”) issued its [TAX-EXEMPT BONDS CAPTION] (the “Bonds”) for the purpose of financing the costs of certain equipment and/or improvements at the Assignor’s [DESCRIBE FACILITY], including the installation of certain equipment and/or improvements as more specifically described in the Lease Agreement (defined below) (the “Project”);

WHEREAS, pursuant to the Lease Agreement dated as of [DATE] (the “Lease Agreement”) between the Issuer and Assignor, the Issuer leased or otherwise made the Project available to the Assignor upon the terms and conditions set forth in the Lease Agreement in connection with the issuance of the Bonds;1

WHEREAS, the Bonds remain outstanding in the principal amount of $[                    ];

WHEREAS, pursuant to a Purchase Agreement between Assignor, as Seller, and Assignee, as purchaser, dated as of                     , 2008 (the “Purchase Agreement”), the Assignor (a) has caused the Bonds to be defeased in accordance with Section          of the Indenture of Trust dated as of [DATE] (the “Indenture”) by (1) irrevocably depositing with the [Trustee] in trust [non-callable Government Obligations], (2) providing for the delivery of an opinion of [Bond Counsel] and (3) delivery of any required verification report of a firm of independent accountants as to the adequacy and mathematic accuracy of the [defeasance securities] and (b) has agreed to sell and assign to the Assignee its interest in the assets financed by the Bonds that are subject to the Lease Agreement; and

WHEREAS, the Assignor and Assignee desire to enter into this Agreement for the purpose of, among other things, assigning all of the rights and delegating certain obligations of the Assignor in and to the Lease Agreement to the Assignee, and the Assignee desires to assume all of the Assignor’s obligations under the Lease Agreement, in each case except for obligations which (i) arise as a result of an affirmative act or

[1]	If the lease has been recorded in the land records, this assignment will refer to the recording information and will attach a legal description of the property.

omission by the Assignor prior to the date hereof which, as a direct result, is alleged to cause or have caused the interest on the Bonds not to be excludable from the gross income of the holders thereof for purposes of Federal income taxation or (ii) to indemnify the Issuer, the Trustee or the holders of the Bonds in any manner as a result of such alleged affirmative act or omission described in clause (i) ( collectively, the “Retained Obligations”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein shall have meanings assigned to such terms in the Lease Agreement unless otherwise defined herein or in the Purchase Agreement.

Section 2. Assignment; Assumption. Pursuant to authority granted in the Lease Agreement and subject to the consent of Issuer and/or Trustee if the same is required under the Lease Agreement and receipt of any other required consents or approvals (written evidence of which has been provided to the Assignee), the Assignor hereby transfers and assigns unto the Assignee and its successors and assigns all of its right, title and interest in and to, and all remedies under, the Lease Agreement (including, without limitation, all rights to purchase and/or repurchase the Project or the property described therein on the terms contained therein), and the Assignee hereby assumes all of the Assignor’s obligations under the Lease Agreement, other than the Retained Obligations, all upon the terms and subject to the conditions set forth herein and in the Purchase Agreement. The foregoing assignment and assumption shall not affect the obligation of the Assignor to pay, perform and discharge when due the Retained Obligations.

Section 3. Representations, Warranties and Covenants of Assignor. The Assignor hereby covenants, represents and warrants the following:

(a) The Assignor has caused the defeasance of the Bonds on or prior to the date hereof, and there are no further obligations with respect to the Bonds or under the Indenture.

(b) The Assignor is not in default in any material respect (and no circumstances exist or fail to exist that, with the giving of notice or passage of time or both would constitute such a default) under the Lease Agreement.

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(c) Interest on the Bonds is excludable from gross income of the holders thereof and Assignor is in compliance in all material respects with all representations and covenants in connection with the Bonds relating to tax exemption of interest on the Bonds.

(d) The Assignor has the power and authority to enter into and execute this Agreement and any other documents or instruments necessary or desirable in connection herewith.

(e) Upon expiration or termination of the Lease Agreement and upon the written request of the Assignee, the Assignor will cooperate with the Assignee to cause title to the Project to be transferred from the Issuer to the Assignee or its assigns, which transfer of title will be in accordance with the procedures set forth in the Lease Agreement; provided, however, that nothing herein shall preclude the Assignee from approaching the Issuer directly to obtain title to the Project upon the expiration or termination of the Lease Agreement.

(f) [As required by the Lease Agreement, the Assignor shall cause a copy of this Agreement to be delivered to the Issuer [and the Trustee] within [thirty (30)] days from the date hereof under notice in the form substantially similar to that which is attached hereto as Exhibit A.]

(g) To the Assignor’s knowledge, the Assignor has received no notice from the Issuer or any taxing authority regarding any challenge to any tax benefits arising by reason of the issuance of the Bonds or the existence of the Lease Agreement, and the Assignor shall use commercially reasonable efforts to assist the Assignee in securing any such benefit to which the Assignor is entitled by reason of the existence of the Bonds or the Lease Agreement.

Section 4. Representations, Warranties and Covenants of Assignee. The Assignee hereby covenants, represents and warrants the following:

(a) The Assignee hereby represents and warrants that the Assignee has the power and authority to enter into and execute this Agreement and any other documents or instruments necessary or desirable in connection herewith, and to incur and perform the obligations provided for herein.

(b) Notwithstanding anything contained herein, the Assignee will notify the Assignor within 30 days of any change in use of the Project, including, but not limited to, any shut down, demolition or sale of the Project.

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(c) The Assignee agrees to indemnify, defend and hold harmless the Assignor and each of the Seller Indemnities from and against any and all Losses arising from the failure of Assignee to purchase the Project and cause the transfer of title of the Project upon a defeasance of the Bonds as required by the Lease Agreement.

Section 5. Inconsistencies. Nothing contained in this Agreement shall be deemed to supersede or change in any manner any of the agreements, representations, warranties, covenants, indemnifications or other agreements of the parties to the Purchase Agreement. To the extent that any provision of this Agreement is inconsistent or conflicts with the Purchase Agreement, the provisions of the Purchase Agreement shall control.

Section 6. Notices. All notices or other communications hereunder shall be given in accordance with Section 11.02 of the Purchase Agreement, with all notices to the Assignor to be delivered to Seller as set forth under Section 11.02 of the Purchase Agreement, and all notices to the Assignee to be delivered to Purchaser as set forth under Section 11.02 of the Purchase Agreement.

Section 7. Amendment. This Agreement may not be amended, altered or terminated except by a written instrument signed by the parties hereto.

Section 8. Further Assurances. If requested by either party after the date hereof, each party shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the Purchase Agreement), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the country, state or other political subdivision in which the Project is located.

Section 10. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

Section 11. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Assignor and the Assignee have each executed this Agreement as of the day and year first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

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ACKNOWLEDGMENT OF ASSIGNOR2

STATE OF	)
)
COUNTY OF	)

PERSONALLY appeared before the undersigned authority in and for the jurisdiction aforesaid, the within named                                         , who acknowledged to me that he/she is the                                          of [ASSIGNOR], authorized to execute the within instrument, and that for and on behalf of said corporation and as its act and deed, they signed, sealed and delivered the foregoing instrument on the day and in the year mentioned, being duly authorized to do so by said corporation.

WITNESS MY HAND AND OFFICIAL SEAL, this              day of                     , 2008.

Notary Public

My Commission Expires:

[2]	IP wishes that all tax-exempt lease assignments be recorded in the land records. If permitted by the terms of the Lease Agreement and in the jurisdiction despite original lease not having been recorded, jurisdiction specific acknowledgments will be required.

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ACKNOWLEDGMENT OF ASSIGNEE

STATE OF	)
)
COUNTY OF	)

PERSONALLY appeared before the undersigned authority in and for the jurisdiction aforesaid, the within named                                         , who acknowledged to me that he/she is the                                          of [ASSIGNEE] and authorized to execute the within instrument, and that for and on behalf of said corporation and as its act and deed, he/she signed, sealed and delivered the foregoing instrument on the day and in the year mentioned, being duly authorized to do so by said corporation.

WITNESS MY HAND AND OFFICIAL SEAL, this              day of                     , 2007.

Notary Public

My Commission Expires:

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EXHIBIT A

EXHIBIT F

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of [—], 2008, between [SELLER] Company, a Washington corporation (“Seller”), and [PURCHASER], a New York corporation (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings given to them in Section 1.1 of this Agreement.

WHEREAS, pursuant to a Purchase Agreement between Seller and Purchaser dated as of [—], 2008 (the “Purchase Agreement”), Seller will sell to Purchaser the Transferred Assets and the Transferred Equity Interests for the Purchase Price and the assumption of the Assumed Liabilities;

WHEREAS, the Business uses certain services provided by Seller or by third-parties under contract to Seller, and Purchaser desires to obtain the use of these services for the purpose of enabling them to manage an orderly transition in their operation of the Business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	INTERPRETATION

1.1.	The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition” has the meaning given to such term in the Purchase Agreement;

“Affiliate” has the meaning given to such term in the Purchase Agreement;

“Agents” has the meaning set forth in Section 11.2;

“Agreement” has the meaning set forth in the preamble;

“Assumed Liabilities” has the meaning given to such term in the Purchase Agreement;

“Business” has the meaning given to such term in the Purchase Agreement;

“Business Day” has the meaning given to such term in the Purchase Agreement;

“Closing” has the meaning given to such term in the Purchase Agreement;

“Confidential Information” has the meaning set forth in Section 11.1.

“Indemnified Party” has the meaning set forth in Section 6.1;

“Indemnifying Party” has the meaning set forth in Section 6.1;

“Intellectual Property Rights” has the meaning given to such term in the Purchase Agreement;

“Lead Representative”, in respect of each Party, is the individual identified in Section 15.1;

“Mandatory Services” has the meaning set forth in Section 2.7;

“Materials” has the meaning set forth in Section 21.1;

“Monthly Estimated Charge” has the meaning set forth in Section 3.2;

“One Time Cost” has the meaning set forth in Section 3.4;

“Party” means either Seller or Purchaser, as the context requires, and “Parties” means both of them, as the context requires;

“Person” has the meaning given to such term in the Purchase Agreement;

“PII” has the meaning set forth in Section 11.1;

“Project Manager” has the meaning set forth in Article 15;

“Purchase Agreement” has the meaning set forth in the recitals;

“Purchase Price” has the meaning given to such term in the Purchase Agreement;

“Purchaser” has the meaning set forth in the preamble;

“Purchaser Disclosure Letter” has the meaning given to such term in the Purchase Agreement;

“Quarterly Actual Charges” has the meaning set forth in Section 3.2;

“Receiving Party” has the meaning set forth in Section 11.1.

“Reference Quarter” has the meaning set forth in Section 3.2;

“Seller” has the meaning set forth in the preamble;

“Seller Business” has the meaning given to such term in the Purchase Agreement;

“Seller Disclosure Letter” has the meaning given to such term in the Purchase Agreement;

“Seller Fiscal Month” means a month during Seller’s fiscal year, as determined by Seller for accounting purposes;

“Services” means the services specified in the Schedules hereto;

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“Service Provider” means Seller;

“Service Recipient” means Purchaser;

“Service Recipient Data” means all the data provided by the Service Recipient or created by the Service Provider solely on behalf of the Service Recipient that is used by the Service Provider solely in relation to the provision of the Services including, without limitation, employee information, customer information, product details and pricing information;

“Specialized Transition-out Services” has the meaning set forth in Section 2.6;

“Transaction Documents” has the meaning given to such term in the Purchase Agreement;

“Transferred Equity Interests” has the meaning given to such term in the Purchase Agreement;

“Transition-out” means the transition or migration from the provision of a particular Service by the Service Provider to the Service Recipient under this Agreement to performance of such Service by the Service Recipient or a third-party designated by the Service Recipient;

“Transition Period” means the period from the Closing until all of the terms for the Services (or renewal terms thereof) have expired or otherwise terminated in accordance with Article 12, and no further Services are being provided in connection with the Transition-out.

1.2.	When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

2.	TERM AND PROVISION OF SERVICES

2.1.	Subject to Article 12, the term of this Agreement shall be for the Transition Period. Subject to Article 12, the term for each Service specified on Schedule A hereto is 18 months from the Closing and the term for each Service specified on Schedule B or C hereto is 12 months from the Closing. The term for each Additional Service or Specialized Transition-out Service shall be as specified in the written agreement setting forth the terms of such Additional Service or Specialized Transition-Out Service; provided that in no event shall such terms exceed a term of 12 months (or, with respect to Additional Services and Specialized Transition-Out Services relating to Information Technology, 18 months) from the Closing.

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2.2.	During the Transition Period, but subject to Article 12 and the provisions set forth in this Agreement, the Service Provider shall provide the Services to the Service Recipient.

2.3.	(a) The Service Provider shall provide, or cause to be provided, to the Service Recipient Services that are of substantially the same nature and quality that Seller provided for the Business during the twelve-month period prior to the Closing (and which shall be of substantially the same nature and quality that Seller provides to itself), at substantially the same priority levels that such Services have been accorded during such twelve-month period; provided that for the purposes of determining the quality and quantity of service during twelve-month period prior to Closing, service levels provided by Hewlett-Packard and Verizon shall be disregarded, and provided further appropriate modifications in manner of delivery may be made for security, confidentiality and data integrity so long as such modifications do not adversely affect the quality or quantity of the Services delivered hereunder.

(b) During the term of this Agreement, the Service Recipient agrees to abide by the reasonable IT security safeguards and policies that the Service Provider has in place and may implement to reasonably protect the Service Provider’s systems and data. The Parties will reasonably cooperate regarding the delivery of Services in order to facilitate an efficient delivery of Services and shall consult regularly to confirm that the Parties are satisfied with the Services under this Agreement. Each Party agrees to make their respective Lead Representative or designee available for such consultation. Notwithstanding the foregoing, the Parties acknowledge that manner, means, and resources to provide the Services are in the discretion of the Service Provider.

2.4.	The Service Provider shall not be obligated to perform services other than the Services described in the Schedules hereto.

2.5.

The Service Recipient may, from time to time, request that the Service Provider provide reasonable additional services not included in the Schedules hereto related to the Business during the Transition Period, including services (other than Specialized Transition-out Services provided pursuant to Section 2.6) relating to the Service Recipient’s transition to non-Service Provider systems, including but not limited to migration of historical data, migration-specific enhancements and cooperation with and assistance to third-party consultants or outsourced service providers engaged by the Service Recipient in connection with the foregoing and other Transition-out Services, legislated change by a Governmental Entity, customer requirements, shipping/custom changes, functional enhancements interface development or changes or converting to another platform or application (“Additional Services”). The Service Provider shall consider each request for Additional Services in good faith, and if the Service Provider determines that it is prepared to provide the Service Recipient with all or a portion of the Additional Services identified in the request, it shall submit to the Service Recipient a written proposal to provide such Additional Services itself or through a third-party setting forth each Additional Service to be performed, the time period for performance of such Additional Service, the quality and nature and service level of such Additional Service and the amounts to be charged for performance of

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such Additional Service, which amounts shall be based on the Service Provider’s fully allocated cost including the fees of any third-party provider at the same rates as the other Services.

2.6.	(a) The Service Recipient may, from time to time, request that the Service Provider provide reasonable additional Transition-out services not included in the Schedules hereto, including services relating to the Service Recipient’s transition to non-Service Provider systems, including but not limited to migration of historical data, migration-specific enhancements and cooperation with and assistance to third-party consultants or outsourced service providers engaged by the Service Recipient in connection with the foregoing. The Service Provider shall consider each request for such additional Transition-out services in good faith. For those additional Transition-out services (i) that the Service Provider determines it is capable of providing without negatively impacting the Seller Business or other services the Service Provider is providing for third parties or (ii) for which the Service Provider is uniquely situated to provide, the Service Provider shall submit to the Service Recipient a written proposal to provide such additional Transition-out services (the “Specialized Transition-out Services”) itself or through a third-party setting forth each Specialized Transition-out Service to be performed, the time period for performance of such Specialized Transition-out Service, the quality and nature and service level of such Specialized Transition-out Service, and the amounts to be charged for performance of such Specialized Transition-out Service, which amounts shall be the same as that charged for the other Services provided under this Agreement. If there is no competent third-party provider capable of providing a Specialized Transition-out Service to the Service Recipient at a reasonable market price, the Service Provider must, subject to the conditions and limitations set forth in Section 2.6(b) below, provide such Specialized Transition-out Service on the terms set forth in the written proposal and herein.

(b) The Specialized Transition-out Services that must be provided under Section 2.6(a) are subject to the following conditions and limitations: (i) the Service Recipient must provide written notice at least 60 days prior to the date it desires the Specialized Transition-out Services to commence, which notice must define the scope of the Specialized Transition-out Services and identify the desired commencement date; and (ii) the Service Provider is only required to provide five (5) full-time equivalents in connection with the provision of such Specialized Transition-out Services at any time unless otherwise agreed. In addition, the enhanced rates in Section 5.3 for Services extended beyond 12 months do not apply to Specialized Transition-out Services that must be provided under Section 2.6(a) if such Specialized Transition-out Services were requested prior to the first anniversary of the Closing.

2.7.	At the request of the Service Recipient, Seller shall provide or cause to be provided additional services (the “Mandatory Services”), if necessary, to enable Seller to cure any non-compliance by Seller with Section 4.14 of the Purchase Agreement arising out of the omission from Section 4.14(a) of the Seller Disclosure Letter of a corporate level service that was being provided by Seller to the Business on the date of the Purchase Agreement. Such services shall be provided at Seller’s cost until such time as they are no longer required or, if earlier, the first anniversary of the Closing.

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Purchaser and Seller shall act in good faith in a manner reasonably expected to enable the Mandatory Services to be provided as efficiently as possible.

2.8.	The Service Provider may use third-parties to provide some or all of the Services. The Service Provider agrees that to the extent such third-party Services are provided to the Service Recipient pursuant to contracts between the Service Provider and the third-party service provider, the Service Provider will enforce rights, including obligations of the third-party service provider to comply with specified service levels, against any such third-parties relating to the Services to the extent it would otherwise enforce such rights on behalf of itself under similar circumstances relating to similar matters. Unless specifically agreed in writing by the parties, the Service Recipient will not be responsible for any incremental costs associated with third-party contracts initiated during the Transition Period by the Service Provider. The Service Provider will consult with and obtain the consent of (such consent to be provided within five (5) Business Days and not to be unreasonably withheld) the Service Recipient prior to retaining any third-party to provide Services where such third-party is not also providing similar services to Service Provider for the Seller Business.

2.9.	In the event of any breach of this Article 2 by the Service Provider with respect to any Service and provided that the Service Recipient is not in breach of its obligations under Articles 3 and 4, the Service Provider shall, at the Service Recipient’s request, without the payment of any further fees by the Service Recipient, correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Service, as promptly as practicable, and cause such Service to be provided thereafter in conformity with the standard set forth in Section 2.2.

3.	PRICING, BILLING AND PAYMENT

3.1.	The Services will be charged to and payable by the Service Recipient in accordance with the Schedules hereto, as applicable, or as otherwise specified in this Agreement, which amounts shall be based on the Service Provider’s fully allocated cost including the fees of any third-party provider, in each case for services requiring a similar skill set used in Seller’s 2007 fiscal year. The Service Provider represents that the aggregate fully allocated costs for the Services specified on the Schedules hereto do not exceed the aggregate fully allocated costs for the same services provided to the Business in Seller’s 2007 fiscal year.

3.2.

On or prior to the twenty-first (21st) day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day), the Service Provider shall provide the Service Recipient with an invoice representing the estimated total charges for Services for such calendar month (the “Monthly Estimated Charge”), which invoice shall be payable on the first day of the next-following calendar month (or if such day is not a Business Day, the next succeeding Business Day). No later than twenty-one (21) days after the last day of each Seller fiscal quarter (a “Reference Quarter”), the Service Provider shall provide to the Service Recipient an invoice for the Reference Quarter’s Services (the “Quarterly Actual Charges”), which shall include (i) the Services provided by the Service Provider to the Service Receivers for such Reference

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Quarter, (ii) the charges for such Services and (iii) a list of the costs and expenses incurred by the Service Provider for such Reference Quarter that are subject to reimbursement in accordance with the Schedules attached hereto. If the amount stated in such invoice less the Monthly Estimated Charges for the relevant Reference Quarter are greater than zero, such amount shall be paid by the Service Recipient in full within forty-five (45) days of the invoices being issued to an account designated by the Service Provider and if less than zero, the Monthly Estimated Charge issued in the next succeeding Seller fiscal month shall be reduced by such amount, or if the Agreement has terminated and no further payments are due, Service Recipient shall promptly pay to Service Provider such amount.

3.3.	The cost of each Service is a monthly cost, and the full monthly cost of each Service (applying the volume level, if applicable, of such Service at the beginning of a Seller fiscal month) shall apply in respect of such Service until such Service is terminated in its entirety.

3.4.	One time set up charges consistent with the principles set forth on Annex A hereto (“One Time Costs”) incurred by the Service Provider in connection with the set-up services identified on the Schedules hereto shall be shared by the Parties on a 50/50 basis. Additional One Time Costs incurred by the Service Provider or incurred by the Service Recipient, in each case which are mutually agreed to by the Parties, shall also be shared by the Parties on a 50/50 basis regardless of which Party incurred the cost. Each Party shall periodically deliver to the other notice of One Time Costs incurred to date. At the time of delivery of the first Monthly Estimated Charge invoice, as specified in Section 3.2, the end of each Reference Quarter and on termination of the Agreement, each Party will deliver an invoice to the other. To the extent one Party’s actual incurred One Time Costs exceed 50% of the aggregate One Time Costs, the other Party shall reimburse such Party so that each Party bears 50% of the aggregate.

4.	ACCESS

The Service Provider and the Service Recipient shall, and shall cause their respective affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours, upon reasonable notice and supervised by the appropriate personnel of the Parties or as otherwise agreed by the Parties) to the information, personnel, and systems necessary for the efficient and accurate administration of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided, that all such information shall be shared subject to the confidentiality obligations set forth in Article 10, and any Party or third-party vendor receiving such information shall agree to be bound by such obligations prior to the provision of any such information.

5.	TRANSITION

5.1.

The Parties agree to use commercially reasonable efforts to cooperate with and assist each other in order to permit the Transition-out to occur as soon as reasonably practicable, but in any event prior to the end of the obligation of the Service Provider

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to provide such Services hereunder, taking into account the need to minimize both the cost of the Transition-out and the disruption to the ongoing business activities of the Parties.

5.2.	It is the intent of the Parties that the Service Recipient will be able to perform for itself the Services following the discontinuance of such Services by the Service Provider. In furtherance of the foregoing, the Service Provider agrees to cooperate with and assist the Service Recipient with training of its personnel, including making its personnel and facilities available to train an agreed number of the Service Recipient’s personnel in connection with the Transition-out to permit the Service Recipient to provide the Services for itself after the Transition Period.

5.3.	As an incentive for the Service Recipient to complete the Transition-out as soon as reasonably practicable, for each Service identified on Schedule A hereto that has not been terminated by the first anniversary of the Closing, the Service Recipient shall pay the Service Provider a one-time payment equal to 10% of the aggregate set-up costs relating to such Service (including the unbilled portions thereof), which amount shall be payable by the Service Recipient within five (5) Business Days of receipt of the invoice for such one-time payment to an account designated by the Service Provider. In addition, the charges for each such Service provided after the first anniversary of the Closing shall be invoiced at 150% of the costs specified on Schedule A hereto.

6.	INDEMNITY

6.1.	Subject to the provisions of Section 6.2, Seller (the “Indemnifying Party”) agrees to indemnify and hold Purchaser and its affiliates and its and their respective officers, directors, shareholders, employees and agents (each, an “Indemnified Party”) harmless from any damages, loss, cost or liability (including reasonable legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from the negligence or wilful misconduct of the Indemnifying Party or any of its affiliates in the performance of the Services, or any breach of any representation, warranty, covenant or obligation under this Agreement by the Indemnifying Party or any of its affiliates.

6.2.	The amount of any damages, losses, costs or liabilities for which indemnification is provided under this Article 6 shall be net of any amounts actually recovered by the Indemnified Party in respect of such damages, losses, costs or liabilities under its insurance policies.

6.3.	Notwithstanding anything to the contrary contained herein, the liability of the Service Provider with respect to any Service provided pursuant to this Agreement or anything done in connection therewith, whether in contract, tort or otherwise, shall not exceed the fees previously paid by the Service Recipient to the Service Provider pursuant to this Agreement in respect of such category of Service.

7.	LIMITED WARRANTY

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, THE SERVICE PROVIDER REPRESENTS

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AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT. THE ABOVE-STATED LIMITED WARRANTY IS THE SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO THE SERVICES. THE SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SAID SERVICES OR ANY WARRANTIES AT ALL WITH RESPECT TO ADDITIONAL SERVICES OR SPECIALIZED TRANSITION-OUT SERVICES. ANY REPRESENTATION OR WARRANTY IN RESPECT OF ANY ADDITIONAL SERVICE OR SPECIALIZED TRANSITION-OUT SERVICE SHALL BE INCLUDED IN THE WRITTEN AGREEMENT SETTING FORTH THE TERMS OF SUCH ADDITIONAL SERVICE OR SPECIALIZED TRANSITION-OUT SERVICE.

8.	INCIDENTAL & CONSEQUENTIAL DAMAGES

NOTWITHSTANDING ANY PROVISION OR REPRESENTATION TO THE CONTRARY, EACH OF THE SERVICE PROVIDER AND THE SERVICE RECIPIENT SHALL ONLY BE LIABLE FOR DIRECT DAMAGES, WHICH FOR THE AVOIDANCE OF DOUBT SHALL EXCLUDE ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF USE, DOWNTIME, OR LOSS OF SALES FOR ANY BREACH OF THIS AGREEMENT.

9.	FORCE MAJEURE

9.1.	The Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, nor shall the Service Recipient be responsible for failure or delay in receiving such Service, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions, accident, unusually severe weather, or other similar cause beyond the control of the defaulting Party, provided that such Party shall have, promptly after knowledge of the beginning of any excusable delay, notified the other Parties of such delay, the reason therefor, and the probable duration and consequence thereof. The Party so excused shall use commercially reasonable efforts to resume performance of its obligations hereunder with the least possible delay.

9.2.	In the event that the Service Provider is excused from supplying a Service pursuant to Section 9.1, the Service Recipient shall be free to acquire replacement services from a third-party at the Service Recipient’s expense, and without liability to Seller, for the period and to the extent reasonably necessitated by such non-performance, or until notice is provided by the Service Recipient that it no longer desires to purchase such Service from the Service Provider, whereupon such Service shall be terminated.

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10.	INSURANCE

10.1.	Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent either Party insures, in whole or in part, through a plan of self-insurance, the Parties acknowledge that such self-insurance will be acceptable for purposes of this Agreement.

11.	CONFIDENTIALITY OF INFORMATION

11.1.	Except as provided below, all data and information disclosed between the Service Provider and the Service Recipient pursuant to this Agreement, including information relating to or received from third-parties and any Service Recipient Data and all Personally Identifiable Information (“PII”) (e.g., employee social security numbers, dates of birth, etc.) are deemed confidential (“Confidential Information”). A Party receiving Confidential Information (the “Receiving Party”) will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third-parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement, except for PII which will remain confidential. Except for PII, the Receiving Party’s obligation hereunder shall not apply to information that:

(a) is already in the Receiving Party’s possession at the time of disclosure thereof;

(b) is or subsequently becomes part of the public domain through no action of the Receiving Party;

(c) is subsequently received by the Receiving Party from a third-party which has no obligation of confidentiality to the Party disclosing the Confidential Information; or

(d) information developed or provided by the Service Provider to be used by the Service Receiver in the ordinary course of business.

11.2.	Notwithstanding Section 11.3, Confidential Information may be disclosed by the Receiving Party:

(a) to the Receiving Party’s affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any third-parties engaged to provide the Services), auditors, consultants and financial advisers (collectively, “Agents”), provided that the Receiving Party ensures that such Agents comply with this Section 11.2; and

(b) as required by applicable law, provided that, if permitted by law, written notice of such requirement shall be given promptly to the other Party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and the Receiving Party shall cooperate with the other party as reasonably requested by the other Party in connection with such actions.

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11.3.	If, at any time, either Party determines that the other Party has disclosed, or sought to disclose, Confidential Information in violation of this Agreement, that any unauthorized personnel of the other Party has accessed Confidential Information, or that the other Party or any of its personnel has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of such Party’s Confidential Information, such Party shall immediately terminate any such personnel’s access to the Confidential Information and immediately notify the other Party. In addition, either Party shall have the right to deny personnel of the other Party access to such Party’s Confidential Information upon notice to the other Party in the event that such Party reasonably believes that such personnel pose a security concern. Each Party will cooperate with the other Party in investigating any apparent unauthorized access to or use of such Party’s Confidential Information. No interruption of the provision of Services hereunder as a result of any denial or termination of access by the Service Recipient pursuant to this Section 11.3 (other than in the case of a breach by the Service Provider of Section 11.1 (as finally determined after resolution of all disputes)) shall be deemed a breach of Service Provider’s obligations under this Agreement.

12.	TERMINATION

12.1.	This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

12.2.	Upon thirty (30) days’ written notice, the Service Provider may terminate this Agreement with respect to any Service that it provides hereunder or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of the Service Recipient to pay any invoice within forty-five (45) days of the receipt of such invoice or upon any other material breach by the Service Recipient of this Agreement with respect to such Service, unless the Service Recipient is disputing the invoice in good faith or the Service Recipient shall have paid the invoice or cured such breach within the 30-day notice period.

12.3.	Any one or more of the Services may be terminated (a) upon mutual agreement of the Parties or (b) at the Service Recipient’s option (i) at the end of a Seller fiscal month upon thirty (30) days’ written notice to the Service Provider prior to the end of such Seller fiscal month, provided that the terminated Services are not required to be performed by the Service Provider in order to perform other Services under this Agreement, and (ii) pursuant to Section 9.2. All accrued and unpaid charges for Services shall be due and payable upon termination of this Agreement with respect to such Services.

12.4.

Following and prior to the termination of any Service, each Party shall cooperate in good faith with the other to transfer to Purchaser all records and take all other actions necessary to provide Purchaser and its successors and assigns with sufficient information in the form reasonably requested by Purchaser, or its successors and

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assigns, as the case may be, to make alternative service arrangements (including internal arrangements) substantially consistent with those contemplated by this Agreement.

13.	EMPLOYEES

Seller will use commercially reasonable efforts to ensure that qualified personnel will be assigned to perform the Services.

14.	RELATIONSHIP OF PARTIES

In providing the Services, Seller is acting as and shall be considered an independent contractor. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against any of the other Parties without such Party’s prior written consent.

15.	PROJECT MANAGERS; ESCALATION

15.1.	The Service Provider and the Service Recipient will each assign one person to act as that Party’s project manager (the “Project Manager”) for each of Human Resources, Information Technology and Finance (and other categories, as may be agreed by the Parties). The Project Manager will (i) represent and act for their respective Party for matters related to the applicable Service, and (ii) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder will be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter will be referred to senior management representatives, with appropriate decision making authority for prompt resolution of the matter. If still not resolved, the issue will be escalated to the Service Recipient’s Lead Representative and the Service Provider’s Lead Representative for resolution. The Service Recipient’s Lead Representative will initially be Dennis Colley and the Service Provider’s Lead Representative will initially be Patrick Lane. Either Party may designate a different individual as its Lead Representative at any time by delivering written notice to the other Party. The foregoing shall not in any way limit the rights of the Parties to pursue any other legal and equitable remedies available to them hereunder in the event of a breach of this Agreement.

15.2.	The Service Provider will promptly notify the Service Recipient of any reassignments or change in contact information of the Project Manager or other key personnel identified in the Schedules.

15.3.	The Parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. Other than in the case of a dispute relating to Section 2.6 hereto, in the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement, or any of its terms which the Parties cannot resolve by themselves amicably, the Parties agree to expeditiously submit such dispute to resolution in the following manner.

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(i) The Parties shall endeavor to resolve the dispute as contemplated in Section 15.1.

(ii) If within thirty (30) days after one Party notifies the other in writing of the existence of a dispute, either Party may, at its option, provide written notice of the intent to arbitrate. Arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the Parties or otherwise as agreed to by the Parties. Within ten (10) days of receipt of such notice of intent to arbitrate, each Party will select an arbitrator, and notify the other Party of its selection. Within fifteen (15) days after such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the Business, as defined in the Purchase Agreement. A hearing by the arbitration panel must be held within thirty (30) days after the selection of the Chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the Parties, and judgment may be entered thereon by any court having jurisdiction.

(iii) The arbitration proceedings will be held in Portland, Oregon, unless the Parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each Party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be.

(iv) Nothing in this Section 15 shall supersede the notice/cure and termination rights of the Parties otherwise set forth in this Agreement.

16.	ASSIGNMENT AND DELEGATION

16.1.

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other Parties hereto; provided, however, that (i) the Service Provider may assign or delegate this Agreement, in whole or in part, to any of its affiliates but in no event shall such assignment release the Service Provider from its obligations hereunder, (ii) the Service Provider may assign this Agreement to an entity which has succeeded to all or substantially all of its assets, so long as such Party assumes all of the Service Provider’s obligations in writing, (iii) the Service Recipient may collaterally assign its rights without consent to any Person providing financing related to the transactions contemplated by the Purchase Agreement, (iv) the Service Recipient may assign or delegate this Agreement, in whole or in part, to any of its affiliates but in no event shall such assignment release the Service Recipient from its

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obligations hereunder, and (v) the Service Recipient may assign this Agreement to an entity which has succeeded to all or substantially all of the Business, so long as such Party assumes all of the Service Recipient’s obligations in writing.

16.2.	In the event the Service Recipient transfers a portion of the Transferred Assets to a third-party, nothing in this Agreement shall prohibit the Service Recipient from passing through that portion, if any, of the Services relating to such Transferred Assets to such third-party that may be reasonably feasibly passed through without violation of law or any agreement between either Party and a third-party, including any third-party outsourcer so long as (i) no change to the then-current Services, including the volume or manner of delivery, is required of the Service Provider, (ii) the Service Provider is not required to incur any additional costs to provide the Services and (iii) the Service Recipient agrees to indemnify the Service Provider and its affiliates and its and their respective officers, directors, shareholders, employees and agents harmless from any damages, loss, cost or liability (including reasonable legal fees and expenses and the cost of enforcing such indemnity) arising out of or resulting from such pass-through of Services. In no event shall any such pass-through extend the term of this Agreement.

17.	NOTICES

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or other electronic transmission, provided that the facsimile or other electronic transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the United States and, in each case, addressed to a Party at (x) in the case of invoices, requests for consents under Section 2.8 and other operating notices, to the following address for such Party:

if to Seller, to

[SELLER] Company

33663 West Way South

Federal Way, WA 98003

Attention:	Patrick Lane
Facsimile:	[—]

with a copy to:

[SELLER] Company

33663 West Way South

Federal Way, WA 98003

Attention:	General Counsel
Legal Department M/S CH 2J28
Facsimile:	[—]

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if to Purchaser, to

[—]

[—]

[—]

Attention:	Dennis Colley
Facsimile:	[—]

with a copy to:

[—]

[—]

[—]

Attention:	[—]
Facsimile:	[—]

and (y) in all other cases, to the following address for such Party:

if to Seller, to

[SELLER] Company

33663 West Way South

Federal Way, WA 98003

Attention:	[—]
Facsimile:	[—]

with a copy to:

[SELLER] Company

33663 West Way South

Federal Way, WA 98003

Attention:	General Counsel
Legal Department M/S CH 2J28
Facsimile:	[—]

if to Purchaser, to

[—]

[—]

[—]

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Attention:	[—]
Facsimile:	[—]

with a copy to:

[—]

[—]

[—]

Attention:	[—]
Facsimile:	[—]

or to such other address(es) as shall be furnished in writing by any such Party to the other Party hereto in accordance with the provisions of this Section 17.

18.	INTEGRATED AGREEMENT; MODIFICATION; NO THIRD-PARTY BENEFICIARIES

This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, understandings and agreements. It is intended by the Parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. This is a fully integrated agreement. Each Party acknowledges that the other has made no representation or warranty, and that it has relied on no representation or warranty, other than those specifically set forth in this Agreement. This Agreement may not be modified except in a writing signed by the Parties. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

19.	GOVERNING LAW, ETC.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

20.	AMENDMENT

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

21.	RECORDS INSPECTION

21.1.	Without limiting the obligations of the Parties under Section 6.02 of the Purchase Agreement:

(a) during the term of this Agreement and for a period of six (6) months thereafter, the Service Provider shall maintain true and accurate books and records of account

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containing full, true and correct entries of the charges for, and all costs and expenses incurred by it in connection with, providing the Services for which it is responsible hereunder; and

(b) the Service Recipient shall have the right upon request to inspect or cause to be inspected, and to make copies of, the books and records of the Service Provider relating to the Services provided by the Service Provider, including without limitation the calculation of the invoices relating thereto. The Service Provider shall keep and maintain such records relating to the Services that it keeps for itself (to the extent they relate to the Services) with respect to the Business prior to the Closing.

21.2.	Upon the termination of a Service with respect to which the Service Provider holds books, records, files, databases or computer software or hardware (including, but not limited to, current and archived copies of computer files) owned by the Service Recipient, and used in connection with the provision of a Service (the “Materials”), the Service Provider will return all such Materials promptly upon termination, but not later than thirty (30) days after such termination.

21.3.	The Service Recipient Data shall be and shall remain the property of the Service Recipient and, to the extent reasonably practicable shall be promptly provided by the Service Provider upon the Service Recipient’s request. The Service Provider shall only use the Service Recipient Data to provide the Services to the Service Recipient as set forth herein and for no other purpose whatsoever.

21.4.	Notwithstanding anything herein to the contrary, the Service Provider may retain copies of the Materials and the Service Recipient Data in accordance with policies and procedures implemented by the Service Provider in order to comply with applicable law, regulation, professional standards or reasonable business practice, including document retention policies.

22.	SOFTWARE AND APPLICATIONS USED IN CONNECTION WITH SERVICES

22.1.

With respect to software or applications that may be required, if at all, to provide Services under this Agreement, Service Provider shall use commercially reasonable efforts to expediently seek any consent from third-party licensors if and to the extent required for Service Provider to provide, or for Service Recipient to receive and use, the Services provided under this Agreement. In the event Service Provider is unable to obtain any such consent, Service Provider and Service Recipient shall work together in good faith as they deem appropriate to make reasonable alternative arrangements. To the extent prohibited by its agreements with third-party licensors, Service Provider will not be required hereunder to act as a “software service bureau” or provide “software as a service” for the Service Recipient. The internally-allocated costs incurred by each Party under this Section 22.1 shall be for the account of such Party. Except as contemplated by the Purchase Agreement, any out-of-pocket expenses (including attorneys’ fees) and fees paid to third parties by either Party in connection with obtaining the required consents pursuant to this Section 22.1 shall be deemed to be One Time Costs to be shared by the Parties on a 50/50 basis; provided, however, that

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such fees shall be for the account of Service Recipient to the extent they relate to consents permitting Service Recipient to use such software or application on a going-forward basis after the Services to which such software or application relates are terminated under this Agreement. Costs described in the proviso to the preceding sentence that are incurred by Seller shall be included in (i) the first Monthly Estimated Charge invoice, if incurred prior to the date of such invoice, or (ii) the Actual Quarterly Charges invoice relating to the Reference Quarter in which such costs are incurred.

22.2.	Any modifications or configurations made to software (including, but not limited to, scripts, applications and source code) by the Service Provider in connection with the Services during the Transition Period shall be owned by Service Provider and licensed to Service Recipient on a perpetual, fully paid-up, royalty free, worldwide, non-exclusive basis. Any modifications or configurations made to software (including, but not limited to, scripts, applications and source code) by the Service Recipient in connection with the Services during the Transition Period shall be owned by Service Recipient and, to the extent such modifications or configurations are incorporated into the systems of Service Provider during the Transition Period, licensed to Service Provider on a perpetual, fully paid-up, royalty-free, worldwide, non-exclusive basis.

23.	INTERPRETATION

Each Party acknowledges that it and its legal counsel have reviewed this Agreement. The Parties agree that the terms and conditions of this Agreement shall not be construed against any Party on the basis of such Party’s drafting of such terms and conditions. The words “herein”, “hereto” and other similar words shall mean this Agreement as a whole, including the exhibits hereto, as the same may be amended, modified or supplemented from time to time.

24.	NO AGENCY

The Parties agree that no agency, partnership or joint venture of any kind shall be or is intended to be created by or under this Agreement.

25.	HEADINGS

The headings in this Agreement are for convenience only and are not intended and will not be construed to affect the scope or meaning of any provisions hereof.

26.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties.

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27.	SURVIVAL

The Parties’ rights and obligations under Articles 6, 7, 8, 11, Section 12.4, Articles 15 through 21, Section 22.2 and this Article 27 shall survive expiration or termination of this Agreement.

[Signatures on the following page.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

SELLER

By:
Name:
Title:

PURCHASER

By:
Name:
Title:

Annex A

Principles for One Time Costs under the Transition Services Agreement

Annex B

[To come]

Schedule A to the Transition Services Agreement

Information Technology

Schedule B to the Transition Services Agreement—HR / Payroll

Schedule C to the Transition Services Agreement

Finance and Administration

EXHIBIT G-1

FORM OF PULPWOOD SUPPLY AGREEMENT

BY AND BETWEEN

[BUYER] (“BUYER”)

AND

[SELLER] COMPANY (“SELLER”)

SCHEDULES
Schedule 1	Committed Volume
Schedule 2	Specifications
Schedule 3	F2M Data
Schedule 4	Freight Adjustment Table

EXHIBITS
Exhibit A	The Arkansas/Oklahoma Timberlands Block
Exhibit B	The North Louisiana Timberlands Block
Exhibit C	The Pine Hill Timberlands Block

Pulpwood Supply Agreement

INTERNATIONAL PAPER COMPANY, a New York corporation (“BUYER”) with an address at 6400 Poplar Ave., Memphis, Tennessee 38197, and [SELLER] Company, a Washington company (“SELLER”) with an address at 33663 [SELLER] Way South, Federal Way, WA 98003, do enter into and execute this Pulpwood Supply Agreement (this “Contract”) as of this          day of                                 , 2008.

RECITALS

WHEREAS: Pursuant to a Purchase Agreement dated as of [—], 2008 (the “Purchase Agreement”) between SELLER and BUYER, Seller will sell to Buyer certain assets and equity interests and assume certain liabilities in exchange for the purchase price;

WHEREAS: SELLER owns or leases certain timberlands more particularly described in Exhibits A, B and C (“the Timberlands”);

WHEREAS: BUYER is desirous of acquiring, and SELLER is desirous of providing, Pulpwood (as defined herein) from the Timberlands, for use for a period of years in the Transferred Mills (as defined herein), the Alternative Buyer Mills (as defined herein) and such other alternative facilities, locations or end-users in accordance with this Contract;

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.	Definitions:

When used in this Contract, the words and phrases set forth below shall have the following meanings:

a.	“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

b.	“Alternative Buyer Mills” means the following of BUYER’s Mills: Mansfield, LA; Texarkana, TX; Selma, AL; Cantonement, FL; Bastrop, LA; Prattville, AL; and Pineville, LA.

c.	“Alternative Other Mills” means any Delivery Point other than Transferred Mills and Alternative Buyer Mills.

d.	“Annual Harvest Volume” means the volume of each Product Seller harvests during a Harvest Year with respect to each Timberlands Block.

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e.	“Annual Pulpwood Harvest Plan” means the annual harvest plan for Pulpwood established from year to year for each Timberlands Block, as described in paragraph 3(b).

f.	“Business Day” means any day on which commercial banks are generally open for business in the states in which the Transferred Mills are located, other than a Saturday, a Sunday or a day observed as a holiday in such states.

g.	“Committed Volume” means the volume of Pulpwood from the Timberlands that SELLER is required to deliver to BUYER and BUYER is required to purchase pursuant to paragraph 3(a), which volume is equal to the lesser of the Maximum Committed Volume and the Annual Harvest Volume, as set forth in Schedule 1.

h.	“Delivery Plan” means the annual and quarterly delivery schedules as described in paragraph 6.

i.	“Delivery Point” means the location at which the Wood is delivered by SELLER, as shall be designated by BUYER in accordance with paragraph 6.

j.	“Effective Date” means , 2008.

k.	“Ending Date” means March , 2023.

l.	“Excess Volume” means, with respect to a given Timberlands Block, the Annual Harvest Volume in excess of the Maximum Committed Volume to be delivered to the corresponding Transferred Mill.

m.	“Harvest Year” means a calendar year beginning on January 1 and ending on December 31. The first full “Harvest Year” of this Contract shall begin on January 1, 2009 and end on December 31, 2009. The periods from the Effective Date to December 31, 2008 and from January 1, 2023 to the Ending Date shall be deemed partial “Harvest Years.”

n.	“Long Term Leases” means those long term leases pursuant to which SELLER has interest in certain timberlands as described on Exhibits A, B and C.

o.	“Maximum Committed Volume” means the maximum volume SELLER is required to deliver to BUYER and BUYER is required to purchase from SELLER, as set forth in Schedule 1.

p.	“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any governmental entity.

q.	“Product” means the products set out in Schedule 1.

r.	“Pulpwood” means logs or segments of logs (other than saw logs, veneer logs or similar or higher grade log products) that can be chipped, shredded, flaked, ground, or otherwise converted to make pulp, paper, or composite panel products.

s.	“Term” means the period of time from and including the Effective Date through and including the Ending Date as described in paragraph 2.

t.	“Termination Date” means the date of termination of this Contract in accordance with its terms by BUYER or SELLER at any time other than the Ending Date.

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u.	“Timberlands” means those lands that SELLER owns in fee or has leasehold interest in Long Term Leases, as more particularly described on Exhibits A, B and C. It is understood and agreed that Exhibits A, B and C represent SELLER’S current ownership of the Timberlands, and such Exhibits may be modified by mutual agreement of the parties or as otherwise provided in this Contract.

v.	“Timberlands Block” means the portion of the Timberlands set forth in Exhibit A (the “Arkansas/Oklahoma Timberlands Block”), Exhibit B (the “North Louisiana Timberlands Block”) and Exhibit C (the “Pine Hill Timberlands Block”). Each Timberlands Block is associated with a corresponding Transferred Mill. The Arkansas/Oklahoma Timberlands Block is associated with the Valliant Transferred Mill. The North Louisiana Timberlands Block is associated with the Red River Transferred Mill and the Pine Hill Timberlands Block is associated with the Pine Hill Transferred Mill.

w.	“Transfer” means with respect to the Timberlands, any direct or indirect transfer, sale, assignment, pledge, hypothecation or other disposition of ownership or control thereof.

x.	“Transferred Mills” means the mills located in Oklahoma (the “Valliant Transferred Mill”), North Louisiana (the “Red River Transferred Mill”) and Alabama (the “Pine Hill Transferred Mill”).

y.	“Wood” means Committed Volume and Contracted Option Volume.

z.	“Yard Transactions” means mill deliveries from a woodyard system.

2.	Term:

Unless sooner terminated as hereinafter provided, the Term of this Contract shall commence on the Effective Date and extend for fifteen (15) years, ending on the Ending Date.

3.	Volumes:

(a) During the Term, BUYER covenants and agrees to purchase and accept from SELLER and SELLER covenants and agrees to sell and deliver to BUYER, as specified in the Delivery Plan for the prices set out herein and at the times hereinafter provided, the Committed Volume of Product for each Harvest Year as set out in Schedule 1.

(b) SELLER shall provide to BUYER no later than October 1 of the year preceding the Harvest Year a written Annual Pulpwood Harvest Plan for such Harvest Year detailing, for each Product, the planned harvest volume and such other information as may be reasonably required by BUYER for the purpose of creating the Delivery Plan, including general locations of Pulpwood to be harvested for the planned harvest volume. BUYER and SELLER shall mutually agree upon the Delivery Plan for each Harvest Year in accordance with the provisions of paragraph 6, provided that the parties shall use their best efforts to reach agreement within forty-five (45) days. In the event the Annual Harvest Volume for any Product for any Timberlands Block during any Harvest Year is less than the Maximum Committed Volume, as set forth in Schedule 1, for the corresponding Transferred Mill, SELLER shall provide BUYER with (i) documentation that is reasonably acceptable to BUYER for the basis of such shortfall and (ii) such reasonable assurances as BUYER shall request that SELLER is not selling such Products to third parties from the applicable Timberlands Block during such Harvest Year.

(c) BUYER shall have a right of first offer to purchase all or part of the Excess Volume for any

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Product for the upcoming Harvest Year during the Term by notifying SELLER in writing of such offer no later than November 15 of the year preceding such Harvest Year. Such notice shall specify the desired volume of each Product and the price offered by BUYER for such volume. Upon receipt of such notice, SELLER shall have fifteen (15) days to inform BUYER in writing of its acceptance or rejection of BUYER’S offer for such volume (the “Contracted Excess Volume”).

(d) SELLER agrees to deliver the Annual Harvest Volume for 2008, pro rated for the period of time remaining in the calendar year following the Effective Time.

(e) The parties will work together to effectuate a smooth and orderly transition and continual and even wood flow to BUYER.

4.	Specifications:

All Wood must conform to the current specifications that apply for the Transferred Mills (the “Wood Specifications”) as described in Schedule 2, which current specifications shall not materially differ from the specifications in place for the Transferred Mills during the 2007 calendar year. BUYER may propose to modify the Wood Specifications upon sixty (60) days’ advance written notice to SELLER. SELLER will make a good faith effort to implement any proposed change to the Wood Specifications that does not require a capital expenditure. In the event the parties are unable to agree on such a change, BUYER may continue to accept Wood in accordance with the then current Wood Specifications or the parties may mutually agree to terminate this Contract. BUYER has the right in its reasonable discretion to reject any or all Wood not meeting the Wood Specifications at the time of delivery, provided that BUYER shall not reject a load of Wood after it has been unloaded. Wood rejected for failure to meet the Wood Specifications shall not be included in calculating whether SELLER has met its Committed Volume requirement.

5.	Price:

Pricing for all Products shall be on a delivered basis as set forth herein.

(a) From the Effective Date until the first anniversary of the Effective Date, pricing for Pulpwood from the Committed Volume delivered to any of the Transferred Mills shall be calculated as follows:

(i)	Pricing for Products delivered to each Transferred Mill shall be equal to the previous calendar quarter’s weighted average delivered cost from Forest2Market (“F2M”) for Products purchased from the counties comprising the F2M market area identified for such Transferred Mill as set forth on Schedule 3.

(ii)	Secondary freight from Yard Transactions and administrative costs such as procurement expenses shall be excluded from F2M’s weighted average delivered cost for the Products. This calculation, which shall establish the price to be paid to SELLER for Products for the upcoming quarter, shall be effective on the Tuesday of the week following publication of the quarterly F2M data.

(b) From the first anniversary of the Effective Date until the Ending Date, pricing for Pulpwood from the Committed Volume delivered to any of the Transferred Mills shall be calculated as follows:

(i) The parties shall meet no later than thirty (30) days prior to the start of each calendar quarter to negotiate delivered prices for each Product to be delivered during the quarter to

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meet the Delivery Plan. The parties shall negotiate in good faith to mutually agree upon fair market pricing. In the event an agreement on pricing has not been reached within fifteen (15) days, pricing shall be determined in accordance with the dispute resolution process set out in paragraph 21(c) below. SELLER shall be obligated to continue to deliver, and BUYER shall be obligated to accept, Products pending the resolution of quarterly pricing. During such period as pricing is undetermined, BUYER shall pay SELLER for such delivered Products at the previous quarterly price. Upon completion of the arbitration process set out in paragraph 21(c), BUYER shall add or deduct from the next scheduled payment to SELLER such amounts of over or under payment that may be applicable.

(ii) For the purposes of the initial fair market pricing negotiation between the parties, the parties shall meet no later than thirty (30) days prior to the first anniversary of the Effective Date, and shall negotiate to reach a fair market price for the remainder of the calendar quarter in which the first anniversary falls in accordance with the principles and procedures set forth in subparagraph (i) above. If mutually agreed upon by the parties, such negotiated price may be extended to apply to the subsequent calendar quarter.

(c) Pricing for Contracted Excess Volume shall be established as set forth in paragraph 3(c).

(d) BUYER and SELLER shall agree on standardized information and documentation to support the calculations described in this paragraph 5, and BUYER shall provide such information and documentation to SELLER on a quarterly basis.

(e) In accordance with paragraph 6, BUYER may designate an Alternative Buyer Mill or an Alternative Other Mill for Products from a given Timberlands Block, provided that pricing for any Product delivered to any alternative Delivery Point shall be equal to the price that would have applied to such Product if it had been delivered to the corresponding Transferred Mill, plus or minus any freight differential associated with delivery of the Product to such Alternative Buyer Mill or Alternative Other Mill as shown on the Freight Adjustment Table set forth on Schedule 4 (such table to be reviewed and adjusted annually by the parties).

6.	Delivery, Weighing and Unloading:

(a) The parties recognize a mutual benefit to produce and accept Wood, other than hardwood, on an even flow basis, with appropriate consideration given to weather limitations on harvesting and trucking, and mill inventory constraints. BUYER and SELLER shall work together to develop annual quarterly delivery schedules for each upcoming Harvest Year (the “Delivery Plan”) based on the parameters set out herein, which Delivery Plan shall be mutually agreed upon no later than forty-five (45) days prior to the beginning of such Harvest Year. The Delivery Plan shall set forth the Delivery Points and the Committed Volume to be delivered to each Transferred Mill, Alternative Buyer Mill and Alternative Other Mill. BUYER shall have the right to modify the Delivery Plan by redirecting any Committed Volume from the Delivery Points set forth in the Delivery Plan to any other Delivery Point, including any Transferred Mill, Alternative Buyer Mill or Alternative Other Mill, provided that prior to such modification, BUYER must obtain SELLER’s consent, such consent not to be unreasonably withheld. BUYER shall have reasonable rights of ingress and egress to the Timberlands as necessary during the annual planning process between BUYER and SELLER with respect to the Delivery Plan.

(b) SELLER shall use commercially reasonable efforts to proportion deliveries by season for the various products as mutually agreed to by the parties. Deliveries shall be dispatched on a relatively even flow basis

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within each quarter. It is understood and agreed that material deviations to the Delivery Plan may occur due to weather conditions or other unforeseen events. In such event, quarterly deliveries by SELLER, or quarterly acceptances of delivery by BUYER, may vary from the Delivery Plan by up to twenty percent (20%) of the quarterly plan, provided, however, that the annual variance does not exceed five percent (5%) of the annual Delivery Plan. If BUYER fails to accept five percent (5%) of the annual Delivery Plan or less at the end of any Harvest Year (“Buyer Variance”), BUYER shall not be in default hereunder, but SELLER shall be released from all future obligations hereunder with respect to the Buyer Variance for that Harvest Year. If SELLER fails to deliver five percent (5%) of the annual Delivery Plan or less at the end of any Harvest Year (“Seller Variance”) for any reason other than BUYER’S failure to accept such delivered volume, SELLER shall not be in default hereunder but shall be required, if requested by BUYER, to deliver such Seller Variance (the “Carryover Volume”) in the first quarter of the following Harvest Year, at a price equal to the average of the quarterly price for all quarters during the previous Harvest Year. Any deliveries in the following Harvest Year will first be counted towards meeting the Carryover Volume requirement. The parties shall work together to adjust delivery schedules to accommodate temporary or unforeseen hardships for either party. Each party shall notify the other party of any anticipated delays as soon as such delay is anticipated.

(c) All Wood delivered hereunder by SELLER shall be weighed by BUYER, or its designee, upon delivery at the respective Delivery Points, which data shall be recorded by the weigher on weight tickets and such copies as may be required by SELLER. Additional information reasonably required by the parties from time to time or by state law, including but not limited to origin by tract location of delivered Wood, shall also be included on the weight ticket or provided in such other format as may be reasonably requested by BUYER or SELLER.

(d) Notwithstanding anything herein to the contrary, it is understood and agreed that SELLER’s ability to supply Pulpwood under this Contract would be materially impaired in the event of an abnormal market curtailment causing a material reduction in the demand for grade logs (a “Seller Change Event”, and the amount of reduction in Pulpwood supply resulting from a Seller Change Event, a “Supply Reduction”). If a Seller Change Event occurs, SELLER shall not be in default and shall be released from all future obligations hereunder for such portion of the Supply Reduction.

(e) It is mutually understood and agreed that in the event of a Seller Change Event, SELLER shall treat BUYER as a preferred customer, such that SELLER shall not reduce its supply of Products to BUYER by more, on a percentage basis, than it reduces its supply of Products to other sources, and SELLER will use its best efforts to reduce its supply of Products to BUYER by less, on a percentage basis, than it reduces its supply of Products to other sources.

(f) If a federal or state entity provides written notice to BUYER of a deficiency with respect to BUYER’S weighing process, BUYER shall provide SELLER with written notice of such deficiency within seven (7) days of receipt of the notice from such federal or state entity.

(g) BUYER shall use commercially reasonable efforts to unload the Products from such trucks within a time period mutually agreed upon with SELLER for each Delivery Point, taking into account SELLER’s past practices.

(h) BUYER shall use commercially reasonable efforts to provide a safe weighing and unloading environment, and SELLER and its designees agree to adhere to BUYER’s yard safety requirements while on BUYER’s property.

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7.	Default; Limitation of Damages:

(a) A party shall be in default under this Contract if such party fails to comply with its obligations under this Contract in any material respect after written notice thereof (i) within a period of fifteen (15) days after such notice if compliance is commercially practicable within fifteen (15) days, or (ii) within a reasonable period after such written notice if compliance is not commercially practicable within fifteen (15) days and such party begins to comply within fifteen (15) days.

(b) In the event of a default in payment for delivered Pulpwood, SELLER’s remedy shall be limited to the unpaid contract price, together with such incidental damages, if any, as allowed by section 2-710 of the Uniform Commercial Code; provided, however, that (i) in the event BUYER fails to make any weekly payment when due hereunder and shall not have cured such failure within one (1) week of notice of such failure, SELLER may, during the continuation of any such failure, suspend deliveries of Pulpwood hereunder and (ii) if BUYER continues not to cure such failure within two (2) weeks of SELLER’s suspension of deliveries pursuant to subsection (i) herein, SELLER may terminate this Contract by written notice to BUYER. SELLER shall have no obligation to deliver at any later time any volume of Pulpwood related to suspended deliveries.

(c) Except as otherwise set forth herein, in the event of any default other than as set out in paragraph 7(b) above, the non-defaulting party’s damages shall be limited to the difference between the market or cover price and the unpaid contract price for the Wood as to which the other party is in default.

(d) SELLER acknowledges and agrees that BUYER would be damaged irreparably in the event SELLER failed to perform in particular under paragraphs 3 (Volumes), paragraph 14 (Management Obligations) and paragraph 23 (Sale of SELLER’S Rights in Timberlands) of this Contract and such nonperformance remained uncured after the time period set forth in paragraph 7(a). Accordingly, SELLER agrees that BUYER shall be entitled to enforce specifically such provisions of this Contract that provide for continued delivery of Products under the terms of the Contract in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which BUYER may be entitled at law or in equity, including incidental and consequential damages.

8.	Payment:

Payments by BUYER to SELLER for Products shall be made in U.S. funds weekly no later than ten (10) days after delivery by SELLER and receipt and acceptance by BUYER (“Due Date”). Each calendar week shall begin on Tuesday at the opening for business at the Delivery Point (or whenever thereafter first opened for business) and shall end at the close of business of the Delivery Point on Monday of each week (or whenever previously closed for business for that week). All payments shall be made on or before the Due Date by initiating a wire or electronic transfer to an account designated by SELLER in time for the payment to be received by SELLER’S bank on or before the close of business of SELLER’S bank on the Due Date. Should the Due Date fall on a day in which SELLER’S bank is closed, the Due Date shall be extended until the next business day SELLER’S bank is open for business. SELLER shall have access to detailed delivery and payment information similar to such information provided to other suppliers of BUYER. SELLER shall have the right to change its payment account by giving ten (10) days notice to BUYER.

9.	Termination/Partial Termination:

(a) The parties may terminate this Contract by mutual consent.

(b) Notwithstanding anything herein to the contrary, it is understood and agreed that BUYER’S Pulpwood usage requirements would be greatly diminished in the event of (i) a closing of a Transferred Mill

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or an operating line within a Transferred Mill, (ii) a change in the species of Pulpwood used by BUYER at a Transferred Mill, (iii) the sale of a Transferred Mill, or (iv) a material decrease in BUYER’S requirements for Pulpwood as a result of a material change of manufacturing process (each of the foregoing, a “Buyer Change Event”, and the amount of reduction in Pulpwood usage resulting from a Buyer Change Event, a “Wood Reduction”). If a Buyer Change Event occurs and BUYER has not redirected the Wood Reduction amount to another Delivery Point within thirty (30) days of such Buyer Change Event, BUYER or SELLER may, at its option and upon at least sixty (60) days prior written notice to the other party, terminate its rights and obligations under this Contract as it relates to all or a portion of the Wood Reduction, and BUYER and SELLER shall be released from all future obligations hereunder for such portion of the Wood Reduction, provided, however, that SELLER shall have no termination right with respect to a Wood Reduction that SELLER refused to allow to be redirected under this paragraph. In the event of a Buyer Change Event, BUYER may redirect the Wood Reduction amount to another Delivery Point with the prior written consent of SELLER, which consent shall not be unreasonably withheld.

(c) It is mutually understood and agreed that in the event of a Buyer Change Event, BUYER shall treat SELLER as a preferred supplier, such that BUYER shall not reduce its demand for Products from SELLER by more, on a percentage basis, than it reduces its demand for Products from other sources, and BUYER will use its best efforts to reduce its demand for Products from SELLER by less, on a percentage basis, than it reduces its demand for Products from other sources.

10.	Assignment:

(a) Except as otherwise provided herein, neither party may assign this Contract without the prior written consent of the other party. Upon any assignment permitted hereunder (i) all of the terms and provisions of this Contract binding upon, or inuring to the benefit of, the assigning party shall be binding upon, and inure to the benefit of, its successor or assign, provided, however, the assignee shall assume in writing the obligations of the assigning party, and (ii) the assigning party shall be released from all further obligations hereunder, and the other party shall thereafter look only to such assignee for performance under this Contract.

(b) Notwithstanding the foregoing, the following assignments are permitted:

(i)	SELLER may assign this Contract in the event SELLER Transfers all or substantially all of the Timberlands then owned by SELLER in a single transaction to a single transferee who shall as part of such transaction (1) assume all of SELLER’S obligations under this Contract and (2) have the financial and operational resources and capacity to meet the obligations of SELLER under this Contract.

(ii)	SELLER may assign this Contract in the event SELLER designates an Affiliate of SELLER to serve as Manager/Operator of the Timberlands provided (1) such Affiliate assumes and agrees to become jointly and severally liable, with SELLER, for all of SELLER’s obligations under this Contract or (2) such Affiliate and SELLER enter into such separate agreements reasonably satisfactory to BUYER as shall be necessary to provide that (x) such Affiliate serving as Manager/Operator agrees to supply Pulpwood to BUYER and (y) SELLER agrees to provide such Affiliate with stumpage sufficient to permit such Affiliate to meet its obligations to supply Pulpwood with the result that BUYER shall be able to continue to purchase Product in the volumes, from the Timberlands and at the prices contemplated by this Contract.

(iii)

For so long as the aggregate cumulative Transfers from the Timberlands measured from the date hereof does not exceed 50,000 acres (the “Transfer Threshold”), SELLER may Transfer a portion of the Timberlands below such amount in accordance with the provisions of this

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Contract. If the aggregate cumulative amount of Transfers from the Timberlands measured from the date hereof exceeds the Transfer Threshold or SELLER proposes to transfer in excess of 50,000 acres in a single transaction to a single purchaser, SELLER may Transfer such additional portions of the Timberlands only if SELLER either (1) certifies to BUYER in a manner reasonably acceptable to BUYER that such Transfer does not impair its ability to perform its obligations under this Contract, or (2) SELLER assigns a portion of this Contract in connection with such Transfer to a transferee with the financial and operational resources and capacity to meet the obligations of SELLER under this Contract and assumes in writing all of SELLER’s duties and obligations hereunder arising after such Transfer.

(iv)	SELLER may Transfer (1) any portion of the Timberlands clear-cut of harvestable Pulpwood and unable to regenerate harvestable Pulpwood for the remaining term of the Contract and (2) any Long Term Lease that expires by its terms before the date it is included in the Annual Harvest Plan.

(v)	In the event of a Buyer Change Event resulting from the sale of a Transferred Mill, BUYER may transfer all or substantially all of its rights and obligations under this Contract relative to the related Wood Reduction, together with the ownership of a Transferred Mill, provided such transferee (“New Buyer”) (x) has the financial and operational resources and capacity to operate the Transferred Mill and to meet the obligations of BUYER hereunder and (y) assumes in writing all of BUYER’S duties and obligations hereunder arising after such Transfer. Upon such assumption in writing by such New Buyer of BUYER’S duties and obligations hereunder relative to the Wood Reduction applicable to the Transferred Mill being sold, BUYER shall be released from all such future obligations hereunder, and SELLER shall thereafter look only to such New Buyer for such future performance under this Contract. BUYER shall provide SELLER with written notice of any such proposed transfer not less than sixty (60) days prior to the transfer, which notice shall include reasonably detailed information concerning the financial capacity and experience of the New Buyer, and shall provide such other information as SELLER may reasonably request. SELLER shall make any objection that such transfer does not comply herewith not later than twenty (20) days after SELLER’S receipt request of such notice.

11.	Independent Contractor Status:

No relationship of employer-employee or master and servant is intended, nor shall it be construed, to exist between BUYER and any other party, or between BUYER and any servant, agent, employee or supplier of any other party, by reason of this Contract. SELLER shall select and pay its own servants, agents, employees, and suppliers and neither SELLER, its servants, agents, employees nor its suppliers, shall be subject to any orders, supervision or control of BUYER.

12.	Indemnity:

(a) BUYER shall indemnify, defend and hold harmless SELLER and its assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (collectively, “Seller Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind, by third parties, related to or arising out of any bodily injury to, or death of, any person, or any physical damage to tangible property, to the extent that such injury or damage results, directly or indirectly, from BUYER’S or its agents or subcontractors’ operations, performance or nonperformance under this Contract.

(b) SELLER shall indemnify, defend and hold harmless BUYER and its assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants

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(collectively, “Buyer Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind, by third parties, related to or arising out of any bodily injury to, or death of, any person, or any physical damage to tangible property, to the extent that such injury or damage results, directly or indirectly, from SELLER’S or its agents or subcontractors’ operations, performance or nonperformance under this Contract

(c) In the event either party is entitled to be indemnified by the other, at the indemnitee’s request, the indemnitor shall afford a complete defense of any such claim, demand, cause of action or suit and shall bear all attorneys’ fees, costs of preparation and maintenance of the defense, all court costs and expert, discovery and investigative fees, and any associated appeal costs, to the end that the indemnitee shall incur no cost whatsoever as a result of such claim, demand, cause of action or suit, or ensuring compliance with this indemnity provision. The indemnitee expressly reserves the right to be represented by counsel of its own selection, at indemnitor’s expense. The exercise of indemnitee’s right to select its own attorneys will in no way detract from or release indemnitor from its obligation to indemnify and hold seller harmless hereunder.

13.	Attorneys’ Fees and Costs:

In the event that any suit, action or other proceeding is instituted, pursuant to paragraph 21, by any of the parties hereto to enforce or interpret any of the terms or provisions of this Contract, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to reimbursement from the other party for its reasonable attorneys’ fees, court costs and litigation expenses therein.

14.	Management Obligation:

SELLER shall conduct harvesting activities for the Timberlands in accordance with applicable state best management practices for water quality protection in forestry (“BMP’s”) in a manner that meets the minimum requirements of the Sustainable Forestry Initiative Standard (“SFI”), or such other third-party certification program as is mutually approved in writing from time to time by BUYER and SELLER. SELLER shall use logging professionals trained in accordance with the applicable SFI SIC standards. Compliance with this paragraph shall be evidenced in all respects by a certificate verifying compliance with the agreed-upon certification system, including its wood sourcing provisions.

15.	Insurance:

(a) Each party shall, throughout the term of this Contract, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions, worker’s compensation, employer’s liability and general liability insurance (including contractual liability) to protect its own business and property interests, provided that each party may self-insure in accordance with applicable industry standards.

(b) SELLER shall provide to BUYER acceptable evidence of all insurance required hereunder, and evidence of all renewals or replacements shall be provided at least fifteen (15) days prior to the expiration. SELLER shall require its insurance agent or broker to provide written notice to BUYER immediately upon receipt of any notice of cancellation or non-renewal of any required coverages by the insurers.

(c) If SELLER assigns this Contract, in whole or in part, in accordance with paragraph 10, BUYER may, at its option, amend the terms of this paragraph 15, only to the extent such amendment applies solely to such assignee and not to SELLER, provided, however that such amended terms are substantially similar to the coverage requirements imposed generally in BUYER’S then current pulpwood supply agreements. For purposes of this sub-paragraph 15(c) only, the term “SELLER” shall refer solely to [SELLER] Company and not its successors or assigns.

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16.	Warranty and Taxes:

SELLER warrants to BUYER, as of each delivery of Wood hereunder, that (a) it owns and is delivering good and marketable title to the Wood; and (b) it is legally entitled to sell the Wood delivered and that all Wood is free from all liens and encumbrances. Unless otherwise required by applicable state law, BUYER shall pay, or cause to be paid, all severance taxes upon or incident to the production and delivery of Wood hereunder which will or may constitute a lien thereon or on any products manufactured therefrom. SELLER will indemnify and save harmless BUYER from any and all claims and actions covering loss costs, expenses (including attorney and legal fees), and damages of every kind and description which may be brought or made against BUYER on account of or in any manner arising out of any title to the Timberlands.

17.	Compliance with Laws, Rules and Regulations:

Each party covenants and agrees that it will secure and keep in effect all necessary licenses and permits incident to its operations in the performance of this Contract, and that all Wood sold and delivered hereunder will be purchased, produced, delivered and unloaded in compliance with all applicable state and federal laws, rules and regulations. Either party will, upon the reasonable request of the other party and solely to the extent practicable, provide the other party with evidence, reasonably satisfactory to the requesting party, of such compliance with such state or federal laws, rules and regulations.

18.	Force Majeure:

(a) In the event that either BUYER or SELLER shall be prevented from performing its respective obligations hereunder by reason of fire, flood, riots, civil commotion, war, labor strikes or work stoppages, contingencies of transportation, embargoes or any cause or causes (whether or not of a similar nature) beyond the reasonable control of such party, or an act of God (each of the foregoing a “Force Majeure Event”), such party shall not be held in breach hereof, but shall be excused for such nonperformance to the extent and during such time that such Force Majeure Event exists. Each party shall use its commercially reasonable efforts to minimize the duration and consequences of any failure or delay in delivery or acceptance of delivery resulting from a Force Majeure Event and shall give notice of the occurrence of a Force Majeure Event as soon as commercially practicable after the occurrence thereof, which notice shall include the time when the party affected by such Force Majeure Event is no longer anticipated to be affected thereby.

(b) Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure Event pursuant to which a delay in SELLER’S performance is excused hereunder, or for any other reason deliveries from SELLER are reduced to the extent the BUYER cannot maintain its scheduled Wood inventory at any of the Transferred Mills, BUYER shall, upon notice to SELLER, have the right to obtain Wood, or substitutes therefor (in either case “Substitute Products”), from sources other than SELLER until such time as SELLER is again able to commence the delivery of Wood to BUYER. After SELLER gives notice to BUYER that it is again able to commence delivery of Wood to BUYER pursuant to the terms of this Contract, BUYER shall notify SELLER of any commitments for Substitute Products that BUYER has entered into. BUYER shall not be required to accept delivery from SELLER of the amount by which the delivery was reduced until such time as BUYER has accepted delivery of all Substitute Products contracted by BUYER, provided that no such contract for Substitute Products shall be for a term longer than two (2) months without consent of SELLER, which consent shall not be unreasonably withheld, conditioned or delayed. BUYER’S obligation to accept Wood hereunder (and SELLER’S obligation to deliver such Wood) shall be reduced, at BUYER’S election, by the quantity of all such Substitute Products.

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(c) Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure Event pursuant to which BUYER cannot accept the quantity of Wood provided for herein, BUYER shall promptly so notify SELLER, and SELLER shall thereafter have the right to contract for the sale of any such Wood BUYER is unable to accept. Upon notice from BUYER to SELLER that BUYER is again able to accept delivery of such Wood, SELLER will notify BUYER of any commitments for the sale of Wood that SELLER has entered into and SELLER shall not be required to again deliver such Wood to BUYER until SELLER has delivered all Wood contracted by SELLER, provided that no such Contract shall be entered into for a term longer than two (2) months without the written consent of BUYER, which consent shall not be unreasonably withheld, conditioned or delayed. SELLER’S obligation to deliver Wood hereunder (and BUYER’S obligation to accept such Wood) shall be reduced, at SELLER’S election, by the quantity of all such Wood contracted by SELLER to alternate buyers.

(d) If a Force Majeure Event prevents operation of a Transferred Mill or any portion thereof, BUYER will use its best efforts, within sixty (60) days of such event or as soon thereafter as reasonably practicable, to notify SELLER of whether BUYER intends to continue operations of the Tranferred Mill and the anticipated date such operations will begin. In the event BUYER has not reassigned some or all of the Wood Reduction, as defined in paragraph 9(b), applicable to a Transferred Mill to another location, then, within six (6) months after the shutdown of such Transferred Mill or portion thereof, either BUYER or SELLER may terminate this Contract with respect to the portion of the Wood Reduction that has not been reassigned upon thirty (30) days written notice.

(e) Notwithstanding anything herein to the contrary, a “Force Majeure Event” shall not include (i) adverse financial or market conditions, (ii) a party’s financial inability to perform, or (iii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

19.	Succession:

Wherever the word SELLER or BUYER occurs in this Contract, it shall be deemed to refer to its successors and, when assignable, to the permitted assigns of such party, as the case may be.

20.	Notices:

All notices, requests, claims, demands, waivers and other communications under this Contract shall be in writing and shall be deemed given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a courier service that is nationally recognized in the United States and, in each case, addressed to a party at the following address for such party:

if to SELLER, to

[SELLER] Company
33663 West Way South Federal Way, WA 98003

Attention:	[—]
Facsimile:	[—]

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with a copy to:

[SELLER] Company
33663 West Way South Federal Way, WA 98003

Attention:	General Counsel
Legal Department M/S CH 2J28
Facsimile:	[—]

if to BUYER, to

International Paper Company
International Place Towers, 6400 Poplar
Memphis, TN 38197

Attention:	Vice President
Facsimile:	[—]

with a copy to:

International Paper
International Place Towers
6400 Poplar
Memphis, TN 38197

Attention:	Legal Department
Facsimile:	[—]

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this paragraph 20.

21.	Dispute Resolution:

(a) Any issue, dispute or controversy arising pursuant to this Contract (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of BUYER and of SELLER shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) Business Days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Contract until both parties’ responsible senior management have had at least five (5) Business Days to resolve the Dispute following its referral to them.

(b) If the Dispute cannot be resolved by senior management, either party may, at its option, provide written notice of its intent to arbitrate. Arbitration shall be according to the rules of the American Arbitration Association (the “AAA”), except as herein modified by the parties or otherwise as agreed to by the parties. Within ten (10) days of receipt of such notice of intent to arbitrate, each party will select an arbitrator, and notify the other party of its selection. Within fifteen (15) days after such notice, the respective arbitrators shall select a third arbitrator as the Chairman of the panel. All such arbitrators shall have experience in the business of producing, procuring and selling forest products, preferably in the state in which the Wood was or is to be delivered. A hearing by the arbitration panel must be held within thirty (30) days after the selection of the Chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the parties, and judgment may be entered thereon by any court having jurisdiction.

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(c) Notwithstanding the above, in the event arbitration is a result of the parties’ inability to agree upon quarterly pricing pursuant to paragraph 5, the following process will be followed:

(i) Within fifteen (15) days following the appointment of the panel, each party will submit to the panel the price that such party desires to apply to the Products involved and any materials such party wishes to submit supporting the use of the proposed fair market price. This documentation shall be kept confidential by the panel with respect to any third party.

(ii) Within fifteen (15) days following the submission of the prices by each party, the panel will choose between the two submitted prices based upon the panel’s determination of the price that better reflects the fair market price for the subject Products. If only one proposed price is submitted, the panel will choose such price.

(iii) The panel will deliver the decision in writing to each of the parties within three (3) days following the date of its determination and shall assess the costs of the arbitration and reasonable attorney fees against the party whose prices was not chosen or who did not submit a price.

(d) Other than as set forth in paragraph 21(c), each party shall bear its own cost of presenting its case, and each party shall bear one-half of the cost incurred by the panel, the mediation, or an alternative dispute resolution procedure, as the case may be.

(e) Except as otherwise described in paragraph 7 or actions brought to enforce an arbitral award or the provisions of this paragraph 21, the dispute resolution process set out herein shall be the sole mechanism for dispute resolution.

22.	Confidentiality:

(a) It is recognized that neither party may disclose to any other party the terms of this Contract or any other confidential or proprietary information with which the parties come into contact by virtue of entering into this Contract, provided, however, that the (i) the existence of this Contract and such other agreements as are disclosed herein, (ii) identification of the parties to this Contract, (iii) identification of the real property subject to this Contract, and (iv) identification of the time period of this Contract, shall not be considered confidential information for purposes of this paragraph 22. The parties agree to maintain the confidentiality of such confidential and proprietary information and to use such information solely for the use, sale and pricing of Wood under this Contract, and to use their diligent efforts to prevent the disclosure of such information (other than information which is a matter of public knowledge or which has been filed as public information with any government authority) to third parties without prior written consent of the affected party, unless disclosure is required by law.

(b) Notwithstanding anything to the contrary herein, any party may make any such disclosure necessary in connection with a legal action to enforce its rights hereunder, to the extent permitted by this Contract. Any party may make any such disclosure necessary to a prospective purchaser of the Transferred Mills or all or any portion of the Timberlands provided such prospective purchaser enters into a confidentiality agreement requiring it to use its diligent efforts to prevent the disclosure of such information (other than information which is a matter of public knowledge or which has been filed as public information with any government authority) to third parties without prior written consent of BUYER unless disclosure is required by law.

(c) No party shall, without prior notice to and consultation with the other party, issue any press release or otherwise make any public announcements pertaining to this Contract and the transactions contemplated hereby, subject to any applicable disclosure requirements mandated by law or by any regulatory agency under which any party is subject.

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23.	Sale of SELLER’S Rights in Timberlands:

It is mutually understood and agreed that the Wood contemplated to be delivered by SELLER to BUYER will be supplied from the Timberlands. In the event of any Transfer of the Timberlands beyond an aggregate cumulative amount of 50,000 acres from the date hereof, the parties shall cooperate and work in good faith to facilitate the partial assignment and assumption of this Contract or the entry into a new pulpwood supply agreement substantially identical hereto or such other assurances by SELLER acceptable to BUYER that SELLER shall be able to continue to meet its obligations under this Contract, including such arrangements contemplated by paragraph 10. In the event SELLER wishes to supply wood hereunder from a source other than the Timberlands, SELLER must obtain the prior consent of BUYER.

24.	Complete Contract:

This Contract, including any exhibits, schedules, attachments, purchase orders or addendums hereto constitute the entire contractual relationship between the parties relating to the purchase of Wood by BUYER from SELLER, all previous negotiations, contracts and representations having been merged herein. This Contract may be amended only by a written instrument signed by both parties hereto.

25.	Governing Law:

This Contract shall be construed and enforced in accordance with the laws of New York without regard to the principles of conflict of laws thereof.

26.	Recordation

Neither party shall file or record a copy of this Contract, or a memorandum or notice thereof, in the land records of any county or parish in which any portion of the Timberlands is situated, or in any other county or parish in which SELLER owns or will own property. SELLER shall have the right to sell, convey or encumber any of SELLER’s property, including the Timberlands, in accordance with the terms of this Contract.

27.	Right to Access and Audit

Each party shall have the right to audit the other party’s compliance with the terms of this Contract, including but not limited to the terms of paragraphs 3, 4, 5, 6 and 15, by notifying the other party of its exercise of such right within six (6) months after the end of the Harvest Year for which the requesting party intends to exercise such right. Each party will provide the other reasonable access during normal business hours to all records and other information necessary to complete such audit as are commercially reasonable.

28.	Further Assurances

SELLER and BUYER covenant to cooperate with one another in all reasonable respects necessary to consummate and give effect to the transactions contemplated by this Contract (including executing and delivering such instruments or other writings, and sharing of payment, delivery and other information, in each case as may reasonably requested by the other party), and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.

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29.	Electronic Transaction

BUYER and SELLER agree that, at their option, they may facilitate the transactions contemplated by this Contract by electronically transmitting and receiving data. For the mutual benefit of the parties, it is agreed that all such electronically transmitted data shall be legally valid and enforceable.

30.	Severability

If any term or provision of this Contract shall be held to be invalid or unenforceable, the remainder of this Contract shall not be affected thereby and each term of this Contract shall be valid and enforceable to the fullest extent permitted by law and said invalid or unenforceable term or provision shall be substituted by a term or provision as near in substance as may be valid and enforceable.

31.	Counterparts

This Contract may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Contract may be executed by facsimile transmission, with the intention that such facsimile signature and delivery shall have the same effect as an original signature and actual delivery.

32.	Captions

The captions and headings in this Contract are for convenience only and shall not be construed as a part of this Contract.

(The remainder of this page is left blank intentionally)

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IN WITNESS WHEREOF, the parties have executed or caused this Contract to be executed by persons authorized to sign on their respective behalf, all as of the day and date first above set out.

“BUYER”

INTERNATIONAL PAPER COMPANY, a New York corporation

By:

Name:

Title:

“SELLER”

[SELLER] COMPANY,

a Washington company

By:

Name:

Schedule 1

Pulpwood Volume

Schedule 2

Pulpwood Specifications

Pulpwood Supply Agreement

Schedule 3

F2M Data

Pulpwood Supply Agreement

Schedule 4

Freight Adjustment Table

Pulpwood Supply Agreement

Exhibit A

The Arkansas/Oklahoma Timberlands Block

Pulpwood Supply Agreement

Exhibit B

The North Louisiana Timberlands Block

Pulpwood Supply Agreement

Exhibit C

The Pine Hill Timberlands Block

EXHIBIT G-2

                     SAWMILL

FORM OF RESIDUAL CHIP PURCHASE AGREEMENT

International Paper Company, a New York Corporation (“Buyer”), and                                         , a Washington company, (“Seller”) enter into and execute this                      Sawmill Residual Chip Purchase Agreement (“Agreement”) effective as of             ,     , 2008 (the “Effective Date”) and extending until                 , 2023 (the “Ending Date”).

Pursuant to a Purchase Agreement dated as of [—], 2008 (the “Purchase Agreement”), Seller will sell to Buyer certain assets and certain equity interests for the purchase price and the assumption of certain liabilities;

Seller produces residual chips at the                      sawmill and plywood mill complex owned by Seller (“Sawmill”).

Buyer utilizes Chips (hereinafter defined) and Fiber Fuel (hereinafter defined) in the manufacturing of pulp and paper products at the pulp and paper mill (the “Paper Mill”) set forth on Annex A hereto.

Seller undertakes and agrees to produce, sell, and deliver to Buyer, and Buyer undertakes and agrees to purchase and/or accept from Seller, those certain quantities of residual softwood chips (herein called “Chips”) and those certain quantities of bark/wood fuel or hog fuel (hereinafter “Fiber Fuel”) as are more particularly set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Purchase Agreement.

The parties therefore agree as follows:

1. TERM: Unless sooner terminated as provided in paragraph 17, the Term of this Agreement shall commence on the Effective Date and extend for fifteen (15) years, ending on the Ending Date.

2. SCOPE OF WORK- CHIPS: The Chips shall be of such species and quality as are set forth below.

(a) Acceptable Species. The acceptable species will be set forth in the specifications described in EXHIBIT A. All other species shall be considered as non-acceptable.

(b) Chip Production. Seller, recognizing that Buyer seeks the highest level of Chip quality possible, agrees that:

(i) Seller’s chipping and screening equipment will be maintained and operated in a good and workmanlike manner, and that

(ii) Seller will use reasonable commercial efforts to ensure that Chips will be free from contamination such as char, rocks, tramp metal, plastic or other extraneous matter.

(c)	Moisture Content. Seller agrees that all Chips, except plywood Chips or Chips produced from wood that has been stored at a wet yard, sold hereunder shall be produced from green wood that has not been previously kiln or air-dried and such Chips will be delivered to Buyer containing only their natural moisture content.

(d)	Chip Specifications. Chips must conform to the current specifications that apply for the Paper Mill (the “Chip Specifications”) as described in EXHIBIT A. The Chip Specifications will identify a range of acceptable size and thickness for individual Chips, and shall not materially differ from the specifications in place for the Paper Mill during the 2007 calendar year. In addition, the Chip Specifications will specify the requirements to determine whether a load meets minimum requirements of acceptability.

(e)	Change in Chip Specifications. Buyer may propose to modify Chip Specifications upon sixty (60) days advance written notice to Seller. Buyer shall not modify the specifications to set higher standards for Seller than for any other suppliers of comparable products to the applicable delivery points. Seller will make a good faith effort to implement any proposed Chip Specification change that does not require a capital expenditure. In the event the parties are unable to agree on a Chip Specification change, Buyer may continue to accept Chips in accordance with the then current Specifications or the parties may mutually agree to terminate this Agreement.

(f)	Quality Testing. Buyer’s acceptance shall be conditioned upon testing a representative sample from various loads of delivered chips using a chip classifier and a chip sample collection process meeting generally accepted industry standards.

(g)	Test Results. If the results of such tests do not conform with the Buyer’s quality requirements described herein, including the Chip Specifications, Buyer reserves the right, at its sole option:

(i) To reject all of a shipment which does not conform to such quality requirements and to defer acceptance of all further deliveries by Seller until such time as Buyer is adequately assured of Seller’s compliance with Buyer’s quality standards; or

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(ii) To accept, with Seller’s consent, such non-conforming chips as “fuel chips”, and compensate Seller at the then current market price Buyer pays for such fuel chips.

Buyer’s rejection of non-conforming Chips may be either (i) by refusing to allow the Chips to be unloaded at Buyer’s Paper Mill; or (ii) if the non-conformity was not apparent to Buyer until after unloading, by Buyer’s subsequent notice and claim against Seller, provided that Buyer shall only reject Chips within a reasonable time after the Chips are unloaded at Buyer’s delivery point (not to exceed twenty-four (24) hours after delivery) and only if such Chips are non-conforming due to contamination. In the event Buyer rejects any or all Chips not meeting Buyer’s specifications, Buyer may reload, or cause to be reloaded the rejected Chips onto trucks or rail cars, and the Chips shall be returned to Seller’s Sawmill or to such other place as reasonably instructed by Seller, provided, however, that the disposition of any rejected Chips shall be at Seller’s sole cost, risk and expense. In any case, Seller shall be responsible for all shipments rejected in accordance with the terms of this Agreement. Buyer’s test records for all rejected shipments shall be furnished to Seller within forty-eight (48) hours after delivery. Chips rejected by Buyer for failure to meet Chip specifications shall not be included in calculating whether Seller has met its Committed Volume requirement.

3. SCOPE OF WORK- FIBER FUEL: The Fiber Fuel shall be of such species and quality as are set forth below.

(a) Acceptable Fiber Fuel. Fiber Fuel shall consist of dried wood material, including wood shavings, bark and trim waste, but shall not include cross ties, telephone poles, pressure treated or painted wood.

(b) The Fiber Fuel will be free from bricks plastics, nails, chemicals, rock, soil, cinders, fly ash, metal, cutoffs and other debris.

4. CHIP AND FIBER FUEL VOLUMES:

(a) Buyer covenants and agrees to purchase and accept from Seller and Seller covenants and agrees to sell to Buyer, other than Chips committed to other third parties under Seller’s other existing chip supply agreements in effect as of March 14, 2008 (the “Existing Contracts”), the Committed Volume as set forth on Schedule 1. The “Committed Volume” shall be equal to, with respect to each Sawmill, the lesser of (i) the total actual annual volume of Chips produced at such Sawmill (other than Chips committed to other third parties under the Existing Contracts) and (ii) the Maximum Committed Volume, as set forth in Schedule 1. The Chips will be purchased on a weekly basis pursuant to a standard purchase order (a “Purchase Order”) issued by Buyer at the price and on the payment terms hereinafter provided. Seller will notify Buyer in writing prior to October 1 of each year of the Chip volume that it anticipates producing in the next calendar year. In the event that Seller’s Chip production in any given year is less

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than the Maximum Committed Volume, Seller agrees not to, to the extent permitted under the Existing Contracts, reduce the amount of Chips sold to Buyer on a greater percentage basis than it reduces the amount of Chips sold to third parties.

(b) Buyer shall have a right of first offer to purchase (i) all or part of the volume of Chips above the Maximum Committed Volume (the “Excess Chip Volume”) for any year set forth in Schedule 1 and (ii) any Fiber Fuel produced at the Sawmill during the term of this Agreement (the “Fiber Volume”). Seller agrees to provide Buyer with prompt written notice of any Excess Chip Volume or Fiber Volume from time to time as such amounts become available or it becomes readily apparent that such amounts will become available. Upon receipt of such notice, Buyer shall have fifteen (15) days to inform Seller in writing of the volume of the Excess Chip Volume or Fiber Volume desired and the price offered by Buyer for such volume. Upon receipt of Buyer’s offer, Seller shall have fifteen (15) days to inform Buyer of its acceptance or rejection of Buyer’s offer.

5. DEFAULT; LIMITATION OF DAMAGES:

(a) A party shall be in default under this Agreement if such party fails to comply with its obligations under this Agreement in any material respect after written notice thereof (i) within a period of fifteen (15) days after such notice if compliance is commercially practicable within fifteen (15) days, or (ii) within a reasonable period after such written notice if compliance is not commercially practicable within fifteen (15) days and such party begins to comply within fifteen (15) days.

(b) In the event of a default in payment for delivered Chips or Fiber Fuel, Seller’s remedy shall be limited to the unpaid contract price, together with such incidental damages, if any, as allowed by section 2-710 of the Uniform Commercial Code; provided, however, that (i) in the event Buyer fails to make any weekly payment when due hereunder and shall not have cured such failure within one (1) week of notice of such failure, Seller may, during the continuation of any such failure, suspend deliveries of Chips or Fiber Fuel hereunder and (ii) if Buyer continues not to cure such failure within two (2) weeks of Seller’s suspension of deliveries, pursuant to subsection (i) herein, Seller may terminate this Contract by written notice to Buyer. Seller shall have no obligation to deliver at any later time any volume of Chips or Fiber Fuel related to suspended deliveries.

(c) Except as otherwise set forth herein, in the event of any default other than as set out in paragraph 5(b) above, the non-defaulting party’s damages shall be limited to the difference between the market or cover price and the unpaid contract price for the Chips or Fiber Fuel as to which the other party is in default.

(d) Seller acknowledges and agrees that Buyer would be damaged irreparably in the event Seller failed to perform in particular under paragraphs 4 (Volumes) and paragraph 10 (Certification) of this Contract and such nonperformance remained uncured after the

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time period set forth in paragraph 5(a). Accordingly, Seller agrees that Buyer shall be entitled to enforce specifically such provisions of this Contract that provide for continued delivery of Chips under the terms of the Contract in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which Buyer may be entitled at law or in equity, including incidental and consequential damages.

6. PRICE: Except as otherwise provided in paragraph 4(b), the price for the Chips (the “Price”) shall be determined as set forth on Schedule 2.

7. PAYMENT:

Payments by Buyer to Seller for Chips or Fiber Fuel shall be made in U.S. funds weekly no later than ten (10) days after delivery by Seller and receipt and acceptance by Buyer (“Due Date”). Each calendar week shall begin on Tuesday at the opening for business at the Delivery Point (or whenever thereafter first opened for business) and shall end at the close of business of the Delivery Point on Monday of each week (or whenever previously closed for business for that week). All payments shall be made on or before the Due Date by initiating a wire or electronic transfer to an account designated by Seller in time for the payment to be received by Seller’s bank on or before the close of business of Seller’s bank on the Due Date. Should the Due Date fall on a day in which Seller’s bank is closed, the Due Date shall be extended until the next business day Seller’s bank is open for business. Seller shall have access to detailed delivery and payment information similar to such information provided to other suppliers of Buyer. Seller shall have the right to change its payment account by giving ten (10) days notice to Buyer.

8. DELIVERY AND UNLOADING:

Form of Paragraph 8 for Southern Mills (Valliant, Pine Hill, and Red River):

[Seller shall deliver the Chips to Buyer’s carrier at the Sawmill. Seller agrees to make Chips available for loading at such times during normal business hours as designated by Buyer and communicated to Seller. Seller is responsible for loading the Chips and shall bear all costs and risks associated therewith. Title to and risk of loss of the Chips shall pass from Seller to Buyer upon the Chips being loaded onto Buyer’s carrier at the Sawmill, except that title to and risk of loss of any non-conforming chips that are rejected shall revert to the Seller immediately upon rejection. When Seller is loading the Chips pursuant to this Agreement, Seller agrees to furnish, to the extent necessary for loading, a sufficient number of capable personnel and safe and operationally sound loading equipment, provided that Buyer’s carrier shall use commercially reasonable efforts to comply with Seller’s customary loading practice. Buyer shall use its commercially reasonable efforts to ensure that Buyer’s carrier is available at the Sawmill to accept deliveries of Chips at those times designated by Buyer and communicated to Seller and at such other times communicated by Seller to Buyer as

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may be necessary, in Seller’s reasonable judgment, to avoid the excessive accumulation of Chips based on the storage capacity of the Chip handling equipment, the Chip bins and available ground storage at the Sawmill. The Buyer shall not be responsible for chip handling, loading or storage costs for chips stockpiled for any reason in normal storage locations near the Sawmill, including chip bins and available ground storage, on pads or otherwise. Buyer shall be responsible for and shall bear all costs associated with making Chip transportation arrangements, ensuring that Buyer’s carrier is available at the Sawmill to accept deliveries of Chips and transport Chips from the Sawmill. If, through no fault of Seller, Buyer’s carrier is not available at the designated times to accept deliveries of Chips, and in Seller’s reasonable determination, such unavailability of transportation has the potential to adversely impact Seller’s operations, Seller shall provide Buyer with not less than twenty-four (24) hours written notice of such potential adverse impact. If after such notice to Buyer, Seller reasonably determines that it is still exposed to a potential adverse impact because of the unavailability of Buyer’s transportation carrier and that it must arrange for transportation of Chips to Buyer’s Paper Mill in order to avoid or mitigate the potential adverse impact, it shall be entitled to do so. In such case, Buyer will be responsible to Seller for the commercially reasonable transportation expenses incurred by Seller. If the non availability of Buyer’s transportation carrier results in a reduction of production, or the incurrence of extraordinary costs, at the Sawmill, Buyer shall be responsible for commercially reasonable expenses incurred by Seller to make up for the reduced production or such costs. Buyer and Seller shall mutually agree upon the terms for delivery, transportation and unloading of any Fiber Fuel purchased pursuant to this Agreement. ]

Form of Paragraph 8 for Western Mills (Albany and Springfield):

[Seller agrees to deliver the Chips during normal business hours, or at such other times as mutually agreed to between Buyer and Seller. Transportation of the Chips from Seller’s Sawmill to Buyer’s Paper Mill may be by truck or rail, as determined by the operational capability and demands of Seller’s Sawmill and Buyer’s Paper Mill, and as mutually agreed to between Buyer and Seller. Seller shall be responsible for the cost of truck transportation and is responsible for loading the Chips and/or Fiber Fuel, whether on to trucks or rail, and shall bear all costs and risks associated therewith. Buyer is responsible for provision of sufficient railcars and the cost of rail transportation. If shipment of the Chips is by rail, Seller shall use its commercially reasonable efforts to properly load the railcars to maximize the total allowable carload weight prescribed by the railroad(s) participating in the movement of Chips to Buyer’s Paper Mill. Notwithstanding the foregoing, for truck delivered Chips, title to and risk of loss of the Chips shall pass from Seller to Buyer upon the Chips being unloaded at Buyer’s Paper Mill. Title to and risk of loss of any non-conforming chips that are rejected shall revert to the Seller immediately upon rejection. Buyer may request that Seller deliver Chips to mills other than the Paper Mill (“Other Paper Mills”). Seller will deliver Chips to Other Paper Mills and Buyer agrees to provide supplemental truck transportation, if needed. In

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addition, the delivered price for Chips will be adjusted according to the freight matrix in Schedule 3 to account for differences in freight cost between Buyer’s Paper Mill and Other Paper Mills. Buyer and Seller shall mutually agree upon the term for delivery, transportation and unloading of any Fiber Fuel purchased pursuant to this Agreement]

9. WEIGHING: All Chips and Fiber Fuel delivered by truck shall be weighed by Buyer, or its designee, which data shall be recorded by the weigher on scale or weight tickets and a copy of each ticket shall be given or transmitted to Seller or Seller’s designated representative. Each load of Chips or Fiber Fuel must be identified by giving the weigher at the specified delivery point the authorization card which includes the Purchase Order information. Additional information required by the parties or by state laws shall also be included on the scale ticket. Manual scale tickets may be used according to the procedures agreed to by the parties. If scales for weighing railcars are not operational at Buyer’s Paper Mill, Buyer and Seller shall mutually agree upon an acceptable method for estimating railcar weights. If a federal or state entity provides written notice to Buyer of a deficiency with respect to Buyer’s weighing process, Buyer shall provide Seller with written notice of such deficiency within seven (7) days of receipt of the notice from such federal or state entity. At the Paper Mills located in Oregon, green ton weight shall be converted to bone dry ton weight using an agreed upon process for sampling frequency and conversion calculation.

10. CERTIFICATION: Seller shall conduct harvesting activities for its wholly-owned wood fiber in accordance with applicable state best management practices (“BMPs”) for water quality protection in forestry in a manner that meets the minimum requirement of SFI, or such other third-party certification program as is mutually approved in writing from time to time by Buyer and Seller. Seller shall use logging professionals trained in accordance with the applicable SFI SIC standards, and shall endeavor to work with its third-party wood suppliers to seek independent certification of their woodlands to an appropriate program such as the American Tree Farm system. Compliance with this paragraph shall be evidenced in all respects by a certificate verifying compliance with the agreed-upon certification system, including its wood sourcing provisions.

11. INSURANCE: Each party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions, worker’s compensation, employer’s liability and general liability insurance (including contractual liability) to protect its own business and property interests, provided that each party may self-insure in accordance with applicable industry standards.

12. INDEMNITY: Buyer shall indemnify, defend and hold harmless the Seller and its assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (collectively, “Seller Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind, by third

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parties, related to or arising out of any bodily injury to, or death of, any person, or any physical damage to tangible property, to the extent that such injury or damage results from the negligent or intentionally wrongful act or omission of Buyer; except to the extent such injury or damage also results in part from the negligent or intentionally wrongful act or omission of any Seller Indemnitee.

Seller shall indemnify, defend and hold harmless the Buyer and its assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (collectively, “Buyer Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind, by third parties, related to or arising out of any bodily injury to, or death of, any person, or any physical damage to tangible property, to the extent that such injury or damage results from the negligent or intentionally wrongful act or omission of Seller; except to the extent such injury or damage also results in part from the negligent or intentionally wrongful act or omission of any Buyer Indemnitee.

In the event either party is entitled to be indemnified by the other, at the indemnitee’s request, the indemnitor shall afford a complete defense of any such claim, demand, cause of action or suit and shall bear all attorneys’ fees, costs of preparation and maintenance of the defense, all court costs and expert, discovery and investigative fees, and any associated appeal costs, to the end that the indemnitee shall incur no cost whatsoever as a result of such claim, demand, cause of action or suit, or ensuring compliance with this indemnity provision. The indemnitee expressly reserves the right to be represented by counsel of its own selection, at indemnitor’s expense. The exercise of indemnitee’s right to select its own attorneys will in no way detract from or release indemnitor from its obligation to indemnify and hold seller harmless hereunder.

13. ASSIGNMENTS/TRANSFER OF INTEREST; CHIP REDUCTIONS:

(a) Except as otherwise provided in subparagraphs 13(b) and 13(c), no party may assign this Agreement without the written consent of the other party hereto and upon any such approved assignment, all of the terms and provisions of this Agreement binding upon, or inuring to the benefit of, the assigning party shall be binding upon, and inure to the benefit of its successor or assign, whether so expressed in the Assignment or not; provided, however, in any case the assignee shall assume in writing the obligations of the assigning party, and such assignment and assumption shall constitute a novation of the Agreement, and the assigning party shall be released from all further obligations hereunder to the extent assigned, and the other party shall thereafter look only to such assignee for performance under this Agreement.

(b) Seller understands and agrees that Buyer is entering into this Agreement in reliance on Seller selling the specified volume of Chips in paragraph 4 to Buyer in accordance with this Agreement, and that if Seller transfers its ownership of                      or its ownership interest in any entity that directly or indirectly

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owns                      (collectively “Ownership Interest”), it may cause the Buyer irreparable harm if this Agreement is not assigned to or assumed by the transferee as part of such sale or other transfer. Accordingly, in the event Seller desires to sell                      or transfer its Ownership Interest with respect to                     , Seller shall give Buyer thirty (30) days written notice of the proposed transfer and offer to assign this Agreement to the buyer of                      or the Ownership Interest therein, and Buyer may, at its discretion and upon fifteen (15) days written notice, require such assignment by Seller of this Agreement to such transferee and the assumption by such transferee of the obligations hereunder relating to                     .

(c) Buyer understands and agrees that Seller is entering into this Agreement in reliance on Buyer buying the specified volume of Chips in paragraph 4 from Seller in accordance with this Agreement, and that if Buyer transfers ownership of the Paper Mill, or its ownership interest in any entity that directly or indirectly owns the Paper Mill (collectively “Ownership Interest”), it may cause the Seller irreparable harm if this Agreement is not assigned to or assumed by the transferee as part of such sale or other transfer. Accordingly, in the event Buyer desires to sell the Paper Mill or transfer its Ownership Interest with respect to the Paper Mill, Buyer shall give Seller thirty (30) days written notice of the proposed transfer and offer to assign this Agreement to the buyer of the Paper Mill or the Ownership Interest therein, and Seller may, at its discretion and upon fifteen (15) days written notice, require such assignment by Buyer of this Agreement to such transferee and the assumption by such transferee of the obligations hereunder relating to this Agreement.

(d) Notwithstanding anything herein to the contrary, it is understood and agreed that Buyer’s Chip usage requirements would be greatly diminished and/or affected (a “Chip Requirement Reduction”) in the event of (i) a closing of the Paper Mill, (ii) a change in the type of product produced by Buyer at the Paper Mill, or (iii) a material decrease in Buyer’s requirements for Chips as a result of a change in manufacturing process or any temporary or permanent reduction or cessation of some or all operations at the Paper Mill, (which events are individually and collectively referred to herein as a “Paper Mill Change Event”). Buyer must notify Seller of a Paper Mill Change Event as early as is reasonably practicable given business, legal, and other applicable constraints. Upon Seller’s receipt of such notice, Buyer or Seller may, upon sixty (60) days prior written notice to the other party, (x) terminate all of its rights and obligations under this Agreement with respect to a permanent closure of the Paper Mill, or (y) reduce its obligations to purchase Chips under this Agreement as a result of, and in proportion to, such Chip Requirement Reduction resulting from a change of manufacturing process or any temporary or permanent reduction or cessation of some or all operations or change in the type of product produced at the Paper Mill. In the event Buyer or Seller elects to terminate all of its rights and obligations under this Agreement as a result of a permanent closure of the Paper Mill, Buyer and Seller shall be released from all future obligations hereunder.

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(e) Notwithstanding anything herein to the contrary, it is understood and agreed that Seller’s Chip production would be greatly diminished and/or affected (a “Chip Production Reduction”) in the event of (i) a closing of                     , (ii) a change in the type of product produced by Seller at                     , or (iii) a material decrease in Seller’s production of Chips as a result of a change of manufacturing process or any temporary or permanent reduction or cessation of some or all operations at                      (which events are individually and collectively referred to herein as a “Sawmill Change Event”). Seller must notify Buyer of a Sawmill Change Event as early as is reasonably practicable given business, legal, and other applicable constraints. Upon Buyer’s receipt of notice, Buyer or Seller may, upon sixty (60) days prior written notice to the other party, (x) terminate its rights and obligations under this Agreement with respect to a permanent closure of                     , or (y) reduce its obligations to produce Chips under this Agreement as a result of, and in proportion to, such Chip Production Reduction resulting from a change in manufacturing process or any temporary or permanent reduction or cessation of some or all operations or change in the type of product produced at                     . In the event Buyer or Seller elects to terminate all of its rights and obligations under this Agreement as a result of a permanent closure of                     , Buyer and Seller shall be released from all future obligations hereunder.

(f) It is mutually understood and agreed that in the event of any reduction in Buyer’s Chip demand, Buyer shall treat Seller as a preferred supplier, such that Buyer shall not reduce its demand for Chips from Seller by more, on a percentage basis, than it reduces its demand for Chips from other sources, and Buyer will use its best efforts to reduce its demand for Chips from Seller by less, on a percentage basis, than it reduces its demand for Chips from other sources. In the event of reduction in Seller’s Chip supply, to the extent permitted under the Existing Contracts, Seller shall not reduce its supply of Chips to Buyer by more, on a percentage basis, than it reduces its supply of Chips to other sources and Seller will use its best efforts to reduce its supply of Chips to Buyer by less, on a percentage basis, than it reduces its supply of Chips to other sources.

14. INDEPENDENT CONTRACTOR STATUS: No relationship of employer-employee or master and servant is intended, nor shall it be construed, to exist between Seller and Buyer, or between Buyer and any servant, agent, employee and/or supplier of Seller. Seller shall select and pay its own servants, agents, employees and/or suppliers and neither Seller nor its servants, agents, employees, or suppliers shall be subject to any orders, supervision or control of Buyer.

15. ATTORNEYS’ FEES AND COSTS: In the event that any suit, action or other proceeding is instituted by either of the parties hereto to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to reimbursement from the other party for its reasonable attorneys’ fees, court costs and litigation expenses therein, as well as in connection with any appeal from such suit, action or other proceedings.

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16. WARRANTY AND TAXES: Seller fully warrants title and merchantability of all Chips to be sold under this Agreement. Seller further agrees to pay, or cause to be paid, all severance taxes or other levies upon or incident to the production and delivery of Chips hereunder which will or may constitute a lien thereon or on any products manufactured therefrom.

17. TERMINATION:

(a) Termination with cause: Either party may terminate this agreement based on a material violation or breach by the other party of any of the terms, conditions or covenants hereof that is not cured within thirty (30) days after written notice specifying such violation or breach is given to the defaulting party, including the failure of Seller or Buyer to offer to assign this Agreement to any proposed buyer or other transferee according to the process described in subparagraph 13(b) or 13(c).

(b) Either party may terminate in the event of a Force Majeure event in accordance with paragraph 22.

18. COMPLIANCE WITH LAWS, RULES AND REGULATIONS: Each party covenants and agrees that it will secure and keep in effect all necessary licenses and permits incident to its operations in the performance of this Agreement, and that all Chips sold and delivered hereunder will be purchased, produced, delivered and unloaded in compliance with all applicable state and federal laws, rules and regulations. Either party will, upon the reasonable request of the other party and solely to the extent practicable, provide the other party with evidence, reasonably satisfactory to the requesting party, of such compliance with such state or federal laws, rules and regulations.

19. ELECTRONIC TRANSACTIONS: Buyer and Seller agree that, at their option, they may facilitate the transactions contemplated by this Agreement by electronically transmitting and receiving data. For the mutual benefit of the parties, it is agreed that all such electronically transmitted data shall be legally valid and enforceable.

20. FURTHER ASSURANCES: Seller and Buyer covenant to cooperate with one another in all reasonable respects necessary to consummate and give effect to the transactions contemplated by this Agreement (including executing and delivering such instruments or other writings and sharing of payment, delivery and other information, in each case as the other party may reasonably request), and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.

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21. NOTICES:

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a courier service that is nationally recognized in the United States and, in each case, addressed to a party at the following address for such party:

if to Seller, to

[SELLER] Company
33663 West Way South
Federal Way, WA 98003
Attention:	[—]
Facsimile:	[—]

with a copy to:

[SELLER] Company
33663 West Way South
Federal Way, WA 98003
Attention:	General Counsel
Legal Department M/S CH 2J28
Facsimile:	[—]

if to Purchaser, to

[—]
[—]
[—]
Attention:	[—]
Facsimile:	[—]

with a copy to:

[—]
[—]
[—]
Attention:	[—]
Facsimile:	[—]

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this paragraph 21.

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22. FORCE MAJEURE: In the event that either Buyer or Seller shall be prevented from performing its respective obligations hereunder by reason of fire, flood, riots, civil commotion, war, labor strikes or work stoppages, contingencies of transportation, embargoes or any cause or causes (whether or not of a similar nature) beyond the reasonable control of such party, or an act of God (each of the foregoing a “Force Majeure Event”), such party shall not be held in breach hereof, but shall be excused for such nonperformance to the extent and during such time that such Force Majeure Event exists. Each party shall use its commercially reasonable efforts to minimize the duration and consequences of any failure or delay in delivery or acceptance of delivery resulting from a Force Majeure Event and shall give notice of the occurrence of a Force Majeure Event as soon as commercially practicable after the occurrence thereof, which notice shall include the time when the party affected by such Force Majeure Event is no longer anticipated to be affected thereby. The party unable to obtain performance by reason of force majeure shall be free to deal with third parties, provided it acts in a manner not inconsistent with its obligations under this Agreement and only for as long as the affected party is unable to perform.

23. SUCCESSION: Wherever the word Seller or Buyer occurs in this Agreement, it shall be held to bind and inure to the benefit of the heirs, legal representatives, successors and, when assignable pursuant to paragraph 13, to the assigns of Seller or the successors and assigns of Buyer, as the case may be.

24. CONFIDENTIALITY:

(a) It is recognized that neither party may disclose to any other party the terms of this Agreement or any other confidential or proprietary information with which the parties come into contact by virtue of entering into this Agreement. The parties agree to maintain the confidentiality of such confidential and proprietary information and to use such information solely for the use, sale and pricing of Chips and Fiber Fuel under this Agreement, and to use their diligent efforts to prevent the disclosure of such information (other than information which is a matter of public knowledge or which has been filed as public information with any government authority) to third parties without prior written consent of the affected party, unless disclosure is required by law.

(b) Notwithstanding anything to the contrary herein, any party may make any such disclosure necessary in connection with a legal action to enforce its rights hereunder, to the extent permitted by this Agreement. Any party may make any such disclosure necessary to a prospective purchaser of the mills provided such prospective purchaser enters into a confidentiality agreement requiring it to use its diligent efforts to prevent the disclosure of such information (other than information which is a matter of public knowledge or which has been filed as public information with any government authority) to third parties without prior written consent of Buyer unless disclosure is required by law.

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(c) No party shall, without prior notice to and consultation with the other party, issue any press release or otherwise make any public announcements pertaining to this Agreement and the transactions contemplated hereby, subject to any applicable disclosure requirements mandated by law or by any regulatory agency under which any party is subject.

25. SEVERABILITY: If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law and said invalid or unenforceable term or provision shall be substituted by a term or provision as near in substance as may be valid and enforceable.

26. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile transmission, with the intention that such facsimile signature and delivery shall have the same effect as an original signature and actual delivery.

27. CAPTIONS: The captions and headings in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

28. GOVERNING LAW: This Agreement shall be construed and enforced in accordance with the laws of New York without regard to the principles of conflict of laws thereof.

29. COMPLETE AGREEMENT: This Agreement, all Purchase Orders and/or addenda, including any schedules or exhibits thereto, shall constitute the entire contractual relationship between the parties relating to the purchase, cutting, converting or transporting of Chips from Seller. This Agreement shall supercede all previous negotiations, agreements and representations between Seller and Buyer. This Agreement may be amended only by a written instrument signed by both Seller and Buyer.

30. DISPUTE RESOLUTION:

(a) Any issue, dispute or controversy arising pursuant to this Agreement (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of Buyer and of Seller shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) business days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties’ responsible senior management have had at least five (5) business days to resolve the Dispute following its referral to them.

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(b) If the Dispute cannot be resolved by senior management, either party may, at its option, provide written notice of its intent to arbitrate. Arbitration shall be according to the rules of the American Arbitration Association (the “AAA”), except as herein modified by the parties or otherwise as agreed to by the parties. Within ten (10) days of receipt of such notice of intent to arbitrate, each party will select an arbitrator, and notify the other party of its selection. Within fifteen (15) days after such notice, the respective arbitrators shall select a third arbitrator as the Chairman of the panel. All such arbitrators shall have experience in the business of producing, procuring and selling forest products, preferably in the state in which the Chips or Fiber Fuel was or is to be delivered. A hearing by the arbitration panel must be held within thirty (30) days after the selection of the Chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the parties, and judgment may be entered thereon by any court having jurisdiction.

(c) Notwithstanding the above, in the event arbitration is a result of the parties’ inability to agree upon quarterly pricing pursuant to paragraph 5, the following process will be followed:

(i) Within fifteen (15) days following the appointment of the panel, each party will submit to the panel the price that such party desires to apply to the Products involved and any materials such party wishes to submit supporting the use of the proposed fair market price. This documentation shall be kept confidential by the panel with respect to any third party.

(ii) Within fifteen (15) days following the submission of the prices by each party, the panel will choose between the two submitted prices based upon the panel’s determination of the price that better reflects the actual fair market price for the subject Products. If only one proposed price is submitted, the panel will choose such price.

(iii) The panel will deliver the decision in writing to each of the parties within three (3) days following the date of its determination and shall assess the costs of the arbitration and reasonable attorney fees against the party whose prices was not chosen or who did not submit a price.

(d) Other than as set forth in paragraph 30(c), each party shall bear its own cost of presenting its case, and each party shall bear one-half of the cost incurred by the panel, the mediation, or an alternative dispute resolution procedure, as the case may be.

(e) Except as otherwise described in paragraph 5 or actions brought to enforce an arbitral award or the provisions of this paragraph 30, the dispute resolution process set out herein shall be the sole mechanism for dispute resolution.

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[The Remainder of This Page Intentionally Left Blank.]

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The parties have executed this Agreement on the date first stated above.

[SELLER]	INTERNATIONAL PAPER

(Signature)	(Signature)

(Name – typed or printed)	(Name – typed or printed)

(Title)	(Title)

(Date)	(Date)

SIGNATURE PAGE

RESIDUAL CHIP PURCHASE AGREEMENT

CHIP PURCHASE AGREEMENT

ANNEX A

PAPER MILLS

RESIDUAL CHIP PURCHASE AGREEMENT

EXHIBIT A

CHIP SPECIFICATIONS

RESIDUAL CHIP PURCHASE AGREEMENT

SCHEDULE 1- CHIP VOLUMES

SCHEDULE 2 (Southern Mills)

PRICE

RESIDUAL CHIP PURCHASE AGREEMENT

SCHEDULE 2 (Western Mills)

PRICE

Schedule 3 — Freight Adjustment Table — U.S. West Chips

Schedule 4 — Standard Freight Table — U.S. West Chips